                                                                  EXHIBIT 4.38



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                           OIL & GAS REVOLVING CREDIT

                                      AND

                              TERM LOAN AGREEMENT

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                           GMAC COMMERCIAL CREDIT LLC
                           (AS A LENDER AND AS AGENT)

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                                      WITH

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                           TRANSTEXAS GAS CORPORATION
                                   (BORROWER)

                                      AND

                         GALVESTON BAY PIPELINE COMPANY

                                      AND

                      GALVESTON BAY PROCESSING CORPORATION
                                  (GUARANTORS)

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                              as of March 15, 2000

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                           OIL & GAS REVOLVING CREDIT
                            AND TERM LOAN AGREEMENT


         Oil & Gas Revolving Credit and Term Loan Agreement dated as of March 15, 2000 among TRANSTEXAS GAS CORPORATION, a corporation organized under the laws of the State of Delaware ("Borrower"), the Guarantors (as hereafter defined) which are now or which become a party hereto, the financial institutions which are now or which become a party hereto (collectively, the "Lenders" and individually a "Lender") and GMAC COMMERCIAL CREDIT LLC ("GMACCC"), a limited liability company organized under the laws of the State of New York, as agent for the Lenders (GMACCC, in such capacity, the "Agent").

         IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Lenders and Agent hereby agree as follows:

I.       DEFINITIONS.

         1.1. Accounting Terms. As used in this Agreement, the Note, or any certificate, report or Ancillary Document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP applied in preparation of the audited financial statements of Borrower for the fiscal year ended January 31, 1999.

         1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

              "Accounts" means "accounts," as that term is defined in
Article 9 of the Uniform Commercial Code as in effect in the State of New York, together with the proceeds and products thereof.

              "Adjusted Consolidated Net Income" of any Person for any period means the net income (loss) of such Person and its consolidated Subsidiaries for such period, determined in accordance with GAAP, excluding (without duplication) (i) all extraordinary gains (but not losses), (ii) the net income, if positive, of any other Person, other than a consolidated Subsidiary, in which such Person or any of its consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a consolidated Subsidiary of such Person during such period, (iii) the net income, if positive, of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, and (iv) the net income, if positive, of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Subsidiary.

              "Adjusted Consolidated Tangible Assets" means (without duplication), as of the date of determination, (A) the sum of (i) discounted future net cash flows from proved oil and gas reserves of Borrower and its Subsidiaries, calculated in accordance with SEC guidelines (before any state or federal income tax), as estimated in a Proved Reserve Report as of a date no earlier than Borrower's most recent fiscal year end (or, if such Proved Reserve Report is unavailable, or if the date of determination is after the end of the first fiscal quarter of the most recent fiscal year of Borrower, as estimated by Borrower engineers on the same basis as of a date no earlier than the end of the most recent fiscal quarter, which estimates shall be confirmed in writing by a report by nationally recognized independent petroleum engineers in accordance with SEC guidelines in the event of a Material Change), (ii) the Net Working Capital of Borrower on a date no earlier than the date of Borrower's latest consolidated annual or quarterly financial statements, and (iii) with respect to all other tangible assets (which are deemed to include mineral lease-hold interests) of Borrower and its Subsidiaries, the net book value of such other tangible assets on a date no earlier than the date of Borrower's latest consolidated annual or quarterly financial statements, minus (B) minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Tangible Assets, any gas balancing liabilities of Borrower and its Subsidiaries. In addition to, but without duplication of the foregoing, for purposes of this definition, "Adjusted Consolidated Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (1) any Permitted Investment, on or before the date of the transaction giving rise to the need to calculate Adjusted Consolidated Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such investment, becomes a Subsidiary of Borrower, (2) the acquisition, on or before the Assets Transaction Date (by merger, consolidation, or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Investments, and (3) any sales or other dispositions of assets (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date. For purposes of calculating the ratio of Borrower's Adjusted Consolidated Tangible Assets to total consolidated Debt of Borrower and its Subsidiaries, Debt of a Subsidiary that is not a wholly-owned Subsidiary of Borrower (which Debt is non-recourse to Borrower or any of its other Subsidiaries or any of their assets) shall be included only to the extent of Borrower's pro rata ownership interest in such Subsidiary.

              "Adjusted Net Assets" of a Guarantor means the lesser of (a) the amount by which the Guarantor's property, at a fair valuation, exceeds the sum of its debts (including unliquidated or contingent debts), (b) the amount by which the present fair salable value of the Guarantor's assets exceeds the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured, (c) the amount by which the Guarantor's assets exceed the maximum amount that would constitute unreasonably small capital for its business, or (d) the amount by which the Guarantor's assets exceed the amount that such Guarantor should reasonably retain to pay its debts (including unliquidated or contingent debts) as they mature.

              "Advances" means and includes the Revolving Advances, Swingline Loans and the Term Loan.

              "Advance Rates" means the advance rates with respect to Eligible Hydrocarbon Reserves set forth in the definition of Borrowing Base.

              "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person, or (ii) any director or controlling shareholder of such other Person or




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(iii) any officer of such specified Person or such other Person. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) without limiting the foregoing, the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (regardless of whether presently exercisable).

              "Affiliate Transaction" means, with respect to any Person, any transaction or series of related transactions with any Affiliate of such Person (including, without limitation: (i) the sale, lease, transfer or other disposition of properties, assets or securities to such Affiliate, (ii) the purchase or lease of any property, assets or securities from such Affiliate
(iii) an Investment in such Affiliate and (iv) entering into or amending any contract or agreement with or for the benefit of any such Affiliate.

              "Agent" has the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

              "Agent Reserve Update Report" has the meaning set forth in
Section 2.1 hereof.

              "Alternate Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) 1/2 of 1% plus the Federal Funds Rate in effect on such day.

              "Ancillary Documents" means the Security Documents, the Notes and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by Borrower or any Subsidiary and delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

              "Asset Sale" means any direct or indirect conveyance, sale, transfer or other disposition, in one transaction or a series of related transactions, of any of the properties, businesses or assets of Borrower or any Subsidiary of Borrower, whether owned on the Closing Date or thereafter acquired; provided, however, that "Asset Sale" shall not include (i) any disposition of Inventory in the ordinary course of business or Receivables in accordance with the Receivables Facility, (ii) any pledge or disposition of assets (if such pledge or disposition would otherwise constitute an Asset Sale) to the extent and only to the extent that it results in the creation of a Permitted Lien (other than the creation of a Permitted Lien in connection with a Drilling Production Payment or a Drilling Program, which in either case shall be treated as an Asset Sale hereunder), (iii) any issuance or disposition of securities that is made pursuant to and in accordance with the Plan of Reorganization or a Plan Order, or (iv) the Davis Transactions.

              "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, or, in the event that such rate of interest is not reasonably determinable, discounted at the rate of interest of 15%) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and


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Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

              "Bank" shall mean The Bank of New York and any successor thereto.

              "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee of the board of directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

              "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

              "Bondholder Lenders" shall have the meaning set forth in Section 8.1(k).

              "Borrower" means TransTexas Gas Corporation, a Delaware corporation, and all permitted successors and assigns.

              "Borrower Entity(ies)" means, individually or collectively, Borrower and each of its Subsidiaries.

              "Borrower's Account" has the meaning set forth in Section 2.9.

              "Borrowing Base" means, as of any date of determination, an amount equal to (x) fifty percent (50%) of (i) the PV10 of Eligible Hydrocarbon Reserves as per the most recent Proved Reserves Report, minus (ii) the then outstanding balance of Production Payments relating to wells comprising part of the most recent Proved Reserves Report or, if more recent, the latest Borrowing Base Certificate minus (y) such reserves as Agent may deem proper and necessary from time to time, in each case without duplication.

              "Borrowing Base Certificate" means a certificate duly executed by an authorized officer of Borrower appropriately completed and in substantially the form of Exhibit 1.2(A).

              "Business Day" means any day other than a day on which commercial banks in New York are authorized or required by law to close.

              "Capital Expenditures" of a Person means expenditures (whether paid in cash or accrued as a liability) by such Person or any of its Subsidiaries that, in conformity with GAAP, are or would be included in "capital expenditures," "additions to property, plant, or equipment" or comparable items in the consolidated financial statements of such Person consistent with prior accounting practices.

              "Capital Lease" as applied to any Person, means any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

              "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations, or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into corporate stock), warrants




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or options to purchase any of the foregoing, including without limitation, each class of common stock and preferred stock of such Person, if such Person is a corporation, and each general or limited partnership interest or other equity interest of such Person, if such Person is a partnership.

              "Capitalized Lease Obligation" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

              "Cash Equivalents" means (a) Dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any Eligible Institution, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any Eligible Institution, (e) commercial paper rated "P-1," "A-1" or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, and in each case maturing within one year after the date of acquisition, (f) shares of money market funds that invest solely in Dollars and securities of the types described in clauses (a) through (e) above, (g) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (c) above or an Eligible Institution, provided, however, that such deposits and certificates support bonds, letters of credit and other similar types of obligations incurred are in the ordinary course of business, (h) deposits, including deposits denominated in foreign currency, with any Eligible Institution; provided, however, that all such deposits do not exceed $10 million in the aggregate at any one time, and
(i) demand or fully insured time deposits used in the ordinary course of business with commercial banks insured by the Federal Deposit Insurance Corporation.

              "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

              "Change of Control" means the occurrence of the following event: during any period of three consecutive years or less beginning at or after 11:59 p.m., New York, New York time on the Closing Date, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors (a) whose election by such Board of Directors during such period or whose nomination by such Board of Directors, for election by the stockholders of Borrower during such period, was made or approved by a vote of not less than 60% of the directors of Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election during such period was previously so approved, or (b) in the case of the Class B Director, elected during such period by the holders of the Class B Common Stock voting separately as a class in such election) cease for any reason to constitute a majority of the Board of Directors of Borrower then in office.

              "Charges" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license,


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withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower or any of its Affiliates.

              "Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of Borrower.

              "Class B Director" means the Person elected to the Board of Directors of Borrower by the holders of the Class B Common Stock voting separately as a class in such election.

              "Closing Date" means the date upon which the conditions precedent set forth in Article VIII have been satisfied.

              "Code" means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

              "Collateral" means and includes all property and interests in property of Borrower and its Subsidiaries, now owned or hereafter acquired, upon which a Lien is created in favor of Agent, for its benefit and for the pro rata benefit of the Lenders in accordance with the Security Documents.

              "Commitment" of any Lender means its obligation to make Advances in the amount set forth below such Lender's name on the signature page hereof, as same may be adjusted upon any assignment by a Lender pursuant to Sections 17.3(b) and 17.16 hereof.

              "Commitment Percentage" of any Lender means the quotient of such Lender's Commitment divided by the aggregate Commitments, as same may be adjusted upon any assignment by a Lender pursuant to Sections 17.3(b) and 17.16 hereof.

              "Commitment Transfer Supplement" means a document in the form of
Exhibit 17.3 hereto, properly completed, by which the Purchasing Lender purchases the interest of a Lender under this Agreement.

              "Confirmation Order" means the order pursuant to Section 1129 of the Bankruptcy Code confirming Borrower's Plan of Reorganization entered by the court in the Borrower's case on February 7, 2000.

              "Consents" means all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Body and other third parties, domestic or foreign, necessary to carry on Borrower's business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

              "Consolidated Coverage Ratio" means for any period, the ratio of
(i) the sum of Consolidated EBITDA of Borrower for such period, plus the net proceeds received by Borrower



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and its consolidated Subsidiaries in respect of Indebtedness for borrowed money
(other than Indebtedness under this Agreement or the Receivables Facility ) incurred during such period, plus, without duplication, the net proceeds received by Borrower and its consolidated Subsidiaries from asset sales (other than sales of Inventory and Hydrocarbons in the ordinary course of business) consummated during such period, to (ii) the sum of Consolidated Interest
Expense of Borrower for such period, plus Capital Expenditures of Borrower during such period, plus required principal payments by Borrower and its consolidated Subsidiaries on Indebtedness for borrowed money (other than Indebtedness under this Agreement or the Receivables Facility) during such period, plus cash dividends.

              "Consolidated EBITDA" of any Person for any period, unless otherwise defined herein, means (a) the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provision for income taxes for such period, for such Person and its consolidated Subsidiaries, (ii) depreciation, depletion, and amortization of such Person and its consolidated Subsidiaries for such period, and (iii) Consolidated Fixed Charges of such Person for such period, determined in each case, on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP.

              "Consolidated Fixed Charge Coverage Ratio" on any date (the "Transaction Date") means, with respect to any Person, the ratio, on a pro forma basis, of (i) the aggregate amount of Consolidated EBITDA of such Person (attributable to continuing operations and businesses and exclusive of the amounts attributable to operations and businesses discontinued or disposed of, on a pro forma basis as if such operations and businesses were discontinued or disposed of on the first day of the Reference Period) for the Reference Period to (ii) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to discontinued operations and businesses on a pro forma basis as if such operations and businesses were discontinued or disposed of on the first day of the Reference Period, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, however, that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (a) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period (b) the incurrence of any Debt or issuance of Disqualified Capital Stock during the Reference Period or subsequent thereto and on or prior to the Transaction Date shall be assumed to have occurred on the first day of such Reference Period, (c) Consolidated Interest Expense attributable to any Debt (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to a Swap Obligation (that remains in effect for the 12-month period after the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used, and (d) if Borrower or any Subsidiary of Borrower has repaid, repurchased, defeased or otherwise discharged any Debt or Disqualified Capital Stock since the beginning of the period measured by the four full fiscal quarters ended immediately before the Transaction Date or if any Debt is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Debt incurred under any revolving credit facility unless such Debt has been permanently repaid and has not been replaced) on the Transaction Date, EBITDA and Consolidated Fixed Charges for such




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period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Borrower or such Subsidiary has not earned the interest income which has actually accrued during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Debt.

              "Consolidated Fixed Charges" of any Person for any period means (without duplication) the sum of (i) Consolidated Interest Expense of such Person for such period, (ii) dividend requirements of such Person and its consolidated Subsidiaries (whether in cash or otherwise (except dividends payable solely in shares of Qualified Capital Stock)) with respect to Preferred Stock paid, accrued, or scheduled to be paid or accrued during such period, in each case to the extent attributable to such period and excluding items eliminated in consolidation, (iii) one-third of the Consolidated Operating Lease Obligations for such period, and (iv) fees paid, accrued, or scheduled to be paid or accrued during such period by such Person and its Subsidiaries in respect of performance bonds or other guarantees of payment. For purposes of clause (ii) above, dividend requirements shall be increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is such dividend requirements and the denominator of which is 1 minus the applicable actual combined effective Federal, state, local and foreign income tax rate of such Person and its Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Fixed Charges.

              "Consolidated Interest Expense" of any Person means, for any period, the aggregate interest (without duplication), whether expensed or capitalized, paid, accrued, or scheduled to be paid or accrued during such period in respect of all Debt of such Person and its consolidated Subsidiaries (including (i) amortization of deferred financing costs and original issue discount and non-cash interest payments or accruals, (ii) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, and (iii) all commissions, discounts, other fees, and charges owed with respect to letters of credit and banker's acceptance financing and costs associated with Swap Obligations, in each case to the extent attributable to such period determined on a consolidated basis in accordance with GAAP). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and
(y) Consolidated Interest Expense attributable to any Debt represented by the guarantee by such Person or a Subsidiary of such Person other than with respect to Debt of such Person or a Subsidiary of such Person shall be deemed to be the interest expense attributable to the item guaranteed.

              "Consolidated Net Income" of any Person for any period means the net income (loss) of such Person and its consolidated Subsidiaries for such period, determined in accordance with GAAP, plus asset impairment charges, less (without duplication) (i) all extraordinary, unusual and nonrecurring gains (but not losses), (ii) the net income, if positive, of any other Person, other than a consolidated Subsidiary, in which such Person or any of its consolidated subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a consolidated Subsidiary of such Person during such period, but not in excess of such Person's pro rata share of such other Person's aggregate net




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income earned during such period or earned during the immediately preceding period and not distributed during such period, (iii) the net income, if positive, of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, and (iv) the net income, if positive, of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Subsidiary.

              "Consolidated Operating Lease Obligations" means, for any period, the aggregate amount of all obligations for rent paid or accrued under all Operating Leases of Borrower and its Subsidiaries as lessee (net of sublease income), all as determined on a consolidated basis in conformity with GAAP.

              "Contract Rate" means, as applicable, the Revolving Interest Rate and the Term Loan Rate.

              "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

              "Coverage Shortfall" has the meaning set forth in Section 2.1 hereof.

              "Davis Transactions" shall mean the transfer and conveyance by Borrower of certain properties to Davis Petroleum Corp. and any related transactions, all as approved by the Order of the Bankruptcy Court dated November 30, 1999, in case No. 99-21550-C-11, in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division

                  "Debt" means, with respect to any Person, without duplication
(i) all liabilities contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property acquired by such Person or services received by such Person (other than long-term service or supply contracts which require minimum periodic payments), (c) evidenced by bankers' acceptances or similar instruments issued or accepted by banks or Swap Obligations, (d) for the payment of money relating to a Capitalized Lease Obligation, and (e) the Attributable Debt associated with any Sale and Leaseback Transaction; (ii) reimbursement obligations of such Person with respect to letters of credit; (iii) all liabilities of others of the kind described in the preceding clause (i) or (ii) that such Person has guaranteed or that is otherwise its legal liability (to the extent of such guaranty or other legal liability) other than for endorsements, with recourse, of negotiable instruments in the ordinary course of business; (iv) all obligations secured by a Lien (other than Permitted Liens, except to the extent the obligations secured by such Permitted Liens are otherwise included in clause
(i), (ii) or (iii) of this definition and are obligations of such Person) to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, regardless of whether the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability (but, if such obligations are not assumed by such Person or are not otherwise such Person's legal liability, the amount of such Debt shall be deemed to be limited to the fair market value of such property or




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assets determined as of the end of the preceding fiscal quarter); and (v) any and all deferrals, renewals, extensions, refinancings, and refundings (whether direct or indirect) of, or amendments, modifications, or supplements to, any liability of the kind described in any of the preceding clauses (i) through
(iv) regardless of whether between or among the same parties; provided, however, that, notwithstanding the foregoing, "Debt" shall include obligations related to Drilling Production Payments, whether denominated as Dollar-Denominated Production Payments or Volumetric Production Payments, but shall not include Dollar-Denominated Production Payments or Volumetric Production Payments related to Drilling Programs.

              "Dedication Percentage" means:

              (a) fifty percent (50%) from 9:00 a.m. on March 1, 2000 until 9:00 a.m., Texas time, on September 1, 2000;

              (b) sixty-two percent (62%) from 9:00 a.m., Texas time, on September 1 until 9:00 a.m., Texas time, on March 1, 2001; and

              (c) seventy percent (70%) from and after 9:00 a.m., Texas time, on March 1, 2001.

              "Default" means an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

              "Default Rate" has the meaning set forth in Section 3.1 hereof.

              "Defaulting Lender" has the meaning set forth in Section 2.14(a) hereof.

              "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person or its Subsidiaries that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its Subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, on or prior to the maturity date of the Indenture Notes.

              "Documents" means, collectively, this Agreement and the Ancillary Documents.

              "Dollars" and the sign "$" means lawful money of the United States of America.

              "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

              "Drilling Production Payment" means a Dollar-Denominated Production Payment or a Volumetric Production Payment conveyed to a third party in accordance with the provisions of Sections 6.2 and 6.3.

              "Drilling Program" means any current or future arrangement between Borrower or any Subsidiary of Borrower and another Person pursuant to which (i) such Person agrees, or has, prior to the Closing Date, agreed, to drill, or perform operations to enhance recovery from, a well or wells on mineral interests, owned by Borrower or such Subsidiary and (ii) Borrower or such Subsidiary agrees, or has, prior to the Closing Date, agreed, to convey or assign to such Person an interest in such well or wells in accordance with clause (l)(1) of the definition of "Permitted Liens."

              "Effective Date" means the effective date of the Final Order approving the Plan of Reorganization.

              "Eligible Hydrocarbon Reserves" means Hydrocarbon Reserves of
Borrower: (a) in which Borrower has defensible and indefeasible title and as to which Agent has a first priority perfected lien and security interest (subject only to Permitted Prior Liens described in clauses (a), (g) and (h) of the definition of Permitted Prior Liens), and as to which only Permitted Liens exist, and (b) which are set forth in the most recent Proved Reserves Report delivered to Agent or such other reserve report prepared by an independent petroleum reserve engineer acceptable to Agent and as adjusted in the most recent Borrowing Base Certificate.

              "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million and that is rated "A" (or higher) according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Group at the time as of which any investment or rollover therein is made.

              "Environmental Complaint" has the meaning set forth in Section 5.9(c) hereof.

              "Environmental Laws" means, if and to the extent applicable under the circumstances at the time in question, all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

              "Equipment" means and includes, as to any Person, all of such Person's now owned or hereafter acquired Vehicles, drilling rigs, workover rigs, fracture stimulation equipment, well site compressors, rolling stock and related equipment and other assets accounted for as equipment by such Person on its financial statements, all proceeds thereof (from insurance or otherwise), and all documents of title, books, records, ledger cards, files, correspondence, and computer files, tapes, disks and related data processing software that at any time evidence or contain information relating to the foregoing.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

              "ERISA Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any member of the Controlled Group or any such ERISA Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

              "Event of Default" means the occurrence and continuance of any of the events set forth in Article X hereof.

              "Excess Cash Flow" means with respect to any period, the sum of
(i) Consolidated Net Income of Borrower and its consolidated Subsidiaries, plus
(ii) all depletion, depreciation, amortization and non cash dividends of Borrower and its consolidated Subsidiaries minus (iii) principal payments of any term loan debt (including (x) Production Payments during such period and (y) mandatory repayments of Revolving Advances resulting from a Coverage Shortfall during such period which amounts could not be reborrowed by Borrower during such Period) for such period minus (iv) Capital Expenditures of Borrower and its consolidated subsidiaries for such period (excluding the financed portions thereof).

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

              "Exchange Assets" means assets acquired by Borrower or any Subsidiary of Borrower in exchange for assets of Borrower or such Subsidiary, respectively, in connection with an Asset Sale, which acquired assets include proved reserves with a value that, together with the cash or Cash Equivalents received therefor by Borrower or any of its Subsidiaries, is equal to or greater than the value of the proved reserves included in the assets disposed of by Borrower or such Subsidiary in connection with such Asset Sale; provided, however, that during any fiscal year Borrower or any of its Subsidiaries can collectively acquire assets (other than proved reserves, cash or Cash Equivalents) with a fair market value of up to $20 million in exchange for assets of Borrower or such Subsidiaries that include proved reserves, and such assets acquired by Borrower or such Subsidiaries shall constitute "Exchange Assets" hereunder.

              "Existing DIP Facility" has the meaning set forth in Section 2.11(a) of this Agreement.

              "Existing Agreements" means the Services Agreement.

              "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

              "Final Order" shall mean an order of the Bankruptcy Court that is in effect and is not stayed, and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Agent, or in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari, reargument or rehearing has been denied, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

              "First Lien Debt" means any Debt or other obligation secured by a Lien described in one or more of clauses (a) through (o) of this definition, including, in each case, any refinancings thereof:

              (a) pledges of assets or deposits of cash or Cash Equivalents to secure (1) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit in support of such bonds) in an aggregate amount not in excess of 5% of the SEC PV10 indicated on Borrower's most recent Reserve Report at the time such pledges or deposits are made, (2) appeal or supercedes bonds (or to secure reimbursement obligations or letters of credit in support of such bonds) in an amount not to exceed $10 million at any one time outstanding, or (3) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation, property insurance and liability insurance;

                  (b) Liens encumbering customary initial deposits and margin deposits of cash or Cash Equivalents securing Swap Obligations or Permitted Hedging Transactions and Liens encumbering contract rights under Permitted Hedging Transactions;

                  (c) Liens granted on Equipment to the extent granted to secure Debt incurred pursuant to Section 6.3 hereof;

                  (d) Liens granted in connection with the Presale of Gas, provided, however, that all of the proceeds from such Presale of Gas shall be applied to repay the outstanding Obligations;

                  (e) Liens created on or Production Payments granted with respect to undivided interests in, acreage drilled or to be drilled pursuant to Drilling Programs, on Hydrocarbons produced therefrom and on the proceeds of such Hydrocarbons to secure or to provide provision for payment of the Borrower's obligations under such Drilling Programs, provided, however, that (1) the number of wells included in such program commenced in any fiscal year does not exceed 30 per fiscal year (plus the number of wells included in programs commenced in prior years but not yet completed), (2) such obligations are limited to a percentage of production from such wells, (3) such Liens survive only until the Person to whom such Lien was granted has received production with a value equal to the costs, expenses and fees related to property and services provided or paid for by such Person plus an agreed-upon interest component, and (4) such Liens secure obligations that are nonrecourse to each of Borrower or its Subsidiaries;

                  (f) any extension, renewal, or replacement of Liens created or existing pursuant to any of clauses (a) through (e) or (g) through (i) of this definition, provided, however, that such Liens would have otherwise been permitted under such clauses, and provided further, that the Liens permitted by this clause (i) do not secure any additional Debt or encumber any additional property;

                  (g) Liens constituting or securing (1) Royalty Payment Obligations referred to in clause (iii) of the definition of such term and (2) Drilling Production Payments or;

                  (h) Liens on the proceeds of any property securing First Lien Debt or on deposit accounts containing only such proceeds and which at no time contains or contained proceeds of Receivables;

                  (i) Liens (including extensions and renewals thereof) on real or personal property, acquired after the Closing Date ("New Property"); provided, however, that (1) such Lien is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of improvements or construction) of New Property subject thereto and such Lien is created prior to or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such New Property, (2) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost including costs and fees related to the financing thereof, and (3) any such Lien shall not extend to or cover any property or assets other than such item of New Property, any improvements on such New Property and any throughput, capacity or similar agreements related to the operation of such New Property.

              "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

              "Galveston Bay Pipeline" means Galveston Bay Pipeline Company, a subsidiary of Borrower.

              "Galveston Bay Processing" means Galveston Bay Processing Corporation, a subsidiary of Borrower.

              "GB Facility Asset Sale" means:

              (a) With respect to Galveston Bay Pipeline, the sale of all or substantially all of the assets (but which assets shall be exclusive of Inventory and Receivables) of Galveston Bay Pipeline other than a Sale and Leaseback Transaction resulting in a Capital Lease which constitutes, as to Galveston Bay Pipeline, a GB Financing Document; and

              (b) With respect to Galveston Bay Processing, the sale of all or substantially all of the assets (but which assets shall be exclusive of Inventory and Receivables) of Galveston Bay Processing other than a Sale and Leaseback Transaction resulting in a Capital Lease which constitutes, as to Galveston Bay Processing, a GB Financing Document.

              "GB Facility Financing" means:

              (a) With respect to Galveston Bay Pipeline, (i) the incurrence of Debt by, including the renewal or extension of Debt previously incurred by, Galveston Bay Pipeline that is secured by a mortgage or deed of trust constituting, with respect to Galveston Bay Pipeline, a GB Financing Document, (ii) a Sale and Leaseback Transaction resulting in a Capital Lease which constitutes, as to Galveston Bay Pipeline, a GB Financing Document; and

              (b) With respect to Galveston Bay Processing, (i) the incurrence of Debt by, including the renewal or extension of Debt previously incurred by, Galveston Bay Processing that is secured by a mortgage or deed of trust constituting, with respect to Galveston Bay Processing, a GB Financing Document, (ii) a Sale and Leaseback Transaction resulting in a Capital Lease which constitutes, as to Galveston Bay Pipeline, a GB Financing Document.

              "GB Financing Beneficiary" means, with respect to a GB Financing Documents, the mortgagee, beneficiary, secured party or lessor thereunder, as the case may be.

              "GB Financing Document" means:

              (a) With respect to Galveston Bay Pipeline, (i) a mortgage or deed of trust pursuant to which Galveston Bay Pipeline encumbers all or substantially all of its rights, titles and interests in and to all or substantially all of the GB Pipeline Facility for the purpose of securing Debt of Galveston Bay Processing, or (ii) a Capital Lease to which Galveston Bay Pipeline is party as lessee executed by Galveston Bay Pipeline in connection with the closing of a Sale and Leaseback transaction pursuant to which all or substantially all of Galveston Bay Pipeline's rights, titles and interests in and to all or substantially all of the GB Pipeline Facility are conveyed and concurrently leased back by Galveston Bay Pipeline; and

              (b) With respect to Galveston Bay Processing, (i) a mortgage or deed of trust pursuant to which Galveston Bay Processing encumbers all or substantially all of its rights, titles and interests in and to all or substantially all of the GB Processing Facility for the purpose of securing Debt of Galveston Bay Processing, or (ii) a Capital Lease to which Galveston Bay Processing is party as lessee executed by Galveston Bay Processing in connection with the closing of a Sale and Leaseback transaction pursuant to which all or substantially all of Galveston Bay Processing's rights, titles and interests in and to all or substantially all of the GB Processing Facility are conveyed and concurrently leased back by Galveston Bay Processing.

              "GB Nondisturbance and Attornment Agreement" means a nondisturbance and attornment agreement in recordable form, duly executed and acknowledged by the appropriate GB financing Beneficiary for the benefit of Borrower and of Agent, relative to GB/TransTexas Pipeline Agreement or a GB/TransTexas Processing Agreement, as the case may be, and to such appropriate GB Financing Beneficiary's GB Financing Document, and containing provisions, with respect to each GB/TransTexas Pipeline Agreement or GB/TransTexas Processing Agreement in question, comparable in substance to the provisions contained in the Jefferies Nondisturbance and Attornment Agreement.

              "GB Pipeline Facility" means the dual 16 inch O.D. (gas) and 8 inch O.D. (oil) transmission pipelines, co-owned, as of the date of this Agreement, by Galveston Bay Pipeline and Davis Petroleum Pipeline L.L.C., that extend from Lot 12, Block 139 of the San Leon Townsite, Amos Edwards League Survey, Abstract 10, Galveston County, Texas, to the Eagle Point Platform (co-owned, as of the date of this Agreement, by Borrower and Davis Petroleum Corp.) in State Tract 331, Galveston Bay, Texas, including the real property, interests in real property, and the personal property, plant and equipment associated with such pipelines.

              "GB Processing Facility" means the property, plant and equipment comprising the hydrocarbon processing facility owned and operated by Galveston Bay Processing at Winnie, Texas (including the real property and interests in real property, situated in Winnie, Jefferson County, Texas, associated with such facility).

              "GB/TransTexas Processing Agreement" means each of (a) the Amended Natural Gas Treating and Condensate Handling Agreement, dated March 16, 2000, between Borrower and Galveston Bay Processing, as amended, and (b) each other agreement in effect at the time in question between Borrower and Galveston Bay Processing relating to the processing of Hydrocarbons by Galveston Bay Processing at the GB Processing Facility.

              "GB/TransTexas Pipeline Agreement" means each of (a) the Amended Transportation Agreement dated as of March 16, 2000, between Borrower and Galveston Bay Pipeline, as amended, and (b) each other agreement in effect at the time in question between Borrower and Galveston Bay Pipeline relating to the transportation of Hydrocarbons by Galveston Bay Pipeline through the GB Pipeline Facility.

              "Gillespie Price Method" shall have the meaning set forth in the definition of Valuation Amount.

              "GMACCC" has the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

              "Governmental Body" means any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

              "Guarantor" means (i) each Material Subsidiary of Borrower joining in the execution of this Agreement for the purposes of evidencing its Guaranty and of agreeing to be bound by the terms of this Agreement, (ii) each Material Subsidiary of Borrower that becomes (or is required to become) a guarantor of the Obligations of Borrower under this Agreement in accordance with Article XVI, and (iii) each Material Subsidiary of Borrower executing a joinder agreement in which such Material Subsidiary agrees to become and be a guarantor of the Obligations and to be bound by the terms of this Agreement.

              "Guaranty" means the guaranty of the Obligations made by each Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders as provided in Article XVI of this Agreement.

              "Hazardous Discharge" has the meaning set forth in Section 5.10(d) hereof.

              "Hazardous Substance" means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

              "Hazardous Wastes" means all waste materials subject to regulation under RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

              "Headquarters Facility" means the real property (including the improvements thereon, the fixtures, other than trade fixtures, affixed or attached thereto, and the personal property used in connection with the operation thereof) owned by Borrower and located at 1300 North Sam Houston Parkway East, Houston, Texas.

              "Hedging Subsidiary" means a Subsidiary of Borrower engaged solely in the business of facilitating Permitted Hedging Transactions with Borrower or any of its subsidiaries.

              "Hedging Transaction" means non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by Borrower or any of its Subsidiaries as part of its normal business operations as a risk management strategy or hedge against adverse changes in market conditions in the oil and natural gas industry.

              "Hydrocarbon Reserves" means and includes, as to any Person, any and all of such Person's now owned or hereafter acquired Hydrocarbon reserves in place.

              "Hydrocarbons" means oil, natural gas, condensate and natural gas liquids, each as such terms are used in the Proved Reserves Report.

              "Indenture" means the Indenture dated as of the date hereof by Borrower, as Issuer, and Firstar Bank, N.A., as Trustee, pursuant to which the Indenture Notes were issued as the same may be amended, supplemented or modified from time to time.

              "Indenture Notes" means the $200,000,000 of Senior Secured Notes due 2004 issued pursuant to the Indenture.

              "Insurance Proceeds" means the interest in and to all proceeds (net of costs of collection, including attorney's fees) which now or hereafter may be paid under any insurance policies now or hereafter obtained by or on behalf of Borrower or any Guarantor in connection with any assets thereof, together with interest payable thereon and the right to collect and receive the same, including, without limitation, proceeds of casualty insurance, title insurance, business interruption insurance and any other insurance now or hereafter maintained with respect to such assets.

              "Intercreditor Agreement" means the intercreditor agreement dated as of the date hereof by and among Agent, the Trustee, Receivables Lender and Borrower.

              "Interest Rate or Currency Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars, puts and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates.

              "Inventory" means and includes all of Borrower's, and each of Borrower's Subsidiaries', now owned or hereafter acquired inventory (as such term is defined in the Uniform Commercial Code), including, without limitation, casing, drill pipe and other supplies accounted for as inventory by Borrower on its consolidated financial statements (excluding any Hydrocarbons), all proceeds thereof (from insurance or otherwise), and all documents of title, books, records, ledger cards, files, correspondence, and computer files, tapes, disks and related data processing software that at any time evidence or contain information relating to the foregoing.

              "Investment" by any Person in any other Person means (without duplication) (a) the acquisition (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities issued by such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person and (without duplication) any amount committed to be advanced, loaned or extended to such other Person; (c) the entering into of any guarantee (other than any Guaranty hereunder) of, or other credit support or contingent obligation with respect to, Debt or other liability of such other Person; (d) the entering into of any Swap Obligation with such other Person; or (e) the making of any capital contribution by such Person to such other Person.

              "Investment Grade Rating" means, with respect to any Person or issue of debt securities or preferred stock, a rating in one of the four highest letter rating categories (without regard to "+" or "-" or other modifiers) by any rating agency or if any such rating agency has ceased using letter rating categories or the four highest of such letter rating categories are not considered to represent "investment grade" ratings, then the comparable "investment grade" ratings (as designated by any such rating agency).

              "Jefferies" means Jefferies Analytical Trading Group, Inc.

              "Jefferies Nondisturbance and Attornment Agreement" means the Nondisturbance and Attornment Agreement dated on or about March 15, 2000, among Jefferies, Borrower, Galveston Bay Processing, Agent and the Trustee, as amended.

              "Junior Preferred Stock" means Borrower's junior preferred stock, $1.00 par value.

              "Lender" and "Lenders" has the meaning ascribed to such term in the preamble to this Agreement, and shall include each Person which is a permitted Participant, successor or assign of any Lender.

              "Lien" means any mortgage, deed of trust, lien, pledge, charge, security interest, collateral assignment or other encumbrance for security purposes of any kind, regardless of whether filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

              "Loan Year" means each period of 12 consecutive months commencing on the Closing Date and ending on the day prior to each anniversary thereof.

              "M&M Claims" means Liens of mechanics and materialmen on the Collateral.

              "Material Adverse Effect" means a material adverse effect on (i) the condition, operations, assets, business or prospects of the Borrower or any Guarantor, (ii) Borrower's ability to pay the Obligations in accordance with the terms thereof, (iii) the value of the Collateral, or the Liens on the Collateral or the priority of such Liens, or (iv) the practical realization of the benefits of Agent's and Lenders' rights and remedies under this Agreement and the Ancillary Documents.

              "Material Change" means an increase or decrease of more than 10% since the then most recent Proved Reserve Report in the discounted future net cash flows (excluding changes that result from changes in prices) from proved oil and gas reserves of Borrower and its consolidated Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation: (i) any acquisitions since the then most recent Proved Reserve Report of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports have been prepared by such independent petroleum engineers within 12 months of the acquisition, (ii) any reserves added since the then most recent Proved Reserve Report attributable to the drilling or recompletion of wells not included in previous reserve estimates, and (iii) any disposition of properties existing on the date of then most recent Proved Reserve Report that have been disposed of.

              "Material Subsidiary" means, at any particular time, any Subsidiary that, together with its Subsidiaries, owns assets valued at $100,000 or more.

              "Maximum Loan Amount" means $52,500,000 less repayments of the Term Loan.

              "Maximum Revolving Advance Amount" shall mean $30,000,000 (inclusive of outstanding Swingline Loans).

              "Maximum Swingline Loan Amount" means at any time the lesser of
(i) $1,500,000 and (ii) the Maximum Revolving Advance Amount at such time less the outstanding balance of Revolving Advances at such time.

              "Mortgage" means each mortgage, deed of trust, trust deed, deed to secure debt, assignment, assignment of production, security agreement, financing statement or similar document, however styled, executed by Borrower, or any other Person, in favor of Agent for the ratable benefit of Agent and Lenders primarily for the purpose of creating or granting a Lien on Real Property and/or Hydrocarbons, or any interests therein, to secure all or any part of the Obligations.

              "Multiemployer Plan" means a "multiemployer plan" as defined in Sections 3(37) and 4001 (a)(3) of ERISA.

              "Net Cash Proceeds" means an amount equal to the aggregate amount of cash received by Borrower and its Subsidiaries in respect of an Asset Sale, less the sum of (i) all reasonable out-of-pocket fees, commissions, and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by Borrower) of income, franchise, sales and other applicable taxes to be paid, payable or accrued by Borrower or any Subsidiary of Borrower (in each case as estimated in good faith by Borrower or such Subsidiary without giving effect to tax attributes unrelated to such Asset
Sale) in connection with such Asset Sale, and (ii) the aggregate amount of cash so received which is used to retire any then existing Debt of Borrower or its Subsidiaries (other than the Obligations), as the case may be, which is required by the terms of such Debt to be repaid in connection with such Asset Sale.

              "Net GB Financing Proceeds" means an amount equal to the aggregate amount of cash received by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, in respect of a GB Facility Financing to which Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, is a party, less the sum of (i) all reasonable out-of-pocket fees, commissions, and other expenses incurred in connection with such GB Facility Financing, including the amount (estimated in good faith by Borrower) of income, franchise, sales and other applicable taxes to be paid, payable or accrued by Borrower or by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be (in each case as estimated in good faith by Borrower or by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, without giving effect to tax attributes unrelated to such GB Facility Financing), in connection with such GB Facility Financing, (ii) the aggregate amount of cash so received which is used to retire any then existing Debt of Galveston Bay Pipeline or Galveston Bay Processing (other than the Obligations), as the case may be, which is required by the terms of such Debt to be repaid in connection with such GB Facility Financing, (iii) the aggregate amount of cash so received which is used to retire any then existing Debt (other than the Obligations) that is secured by assets of Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, and (iv) the aggregate amount of cash so received which is used to retire indebtedness of Borrower in respect of Allowed Priority Tax Claims under the Plan, Allowed Claims of prepetition secured creditors in class 2 under the Plan, and Allowed Claims of prepetition secured creditors in classes 5 and 6B under the Plan.

              "Net Proceeds" means (a) in the case of any sale by a Person of Qualified Capital Stock, the aggregate net cash proceeds received by such Person from the sale of Qualified Capital Stock (other than to a Subsidiary) after payment of reasonable out-of-pocket expenses, commissions and discounts incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding securities or Debt of such Person for or into shares of Qualified Capital Stock of such Person, the net book value of such outstanding securities as adjusted on the books of such Person or Debt of such Person to the extent recorded in accordance with GAAP, in each case, on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Debt or securities to such Person upon such exchange, exercise, conversion or surrender and less (i) any and all payments made to the holders of such Debt or securities and (ii) all other expenses incurred by such Person in connection therewith, in each case, in so far as such payments or expenses are incident to such exchange, exercise, conversion, or surrender).

              "Net Working Capital" of any Person means (i) all current assets of such Person and its consolidated Subsidiaries, minus (ii) all current liabilities of such Person and its consolidated Subsidiaries other than the current portion of long term debt, each item to be determined in conformity with GAAP.

              "Net Worth" of any Person means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of such Person and its Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts included therein attributable to Disqualified Capital Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock (not otherwise deducted from stockholder's equity), and the principal amount of any promissory notes receivable from the sale of the Capital Stock of such Person or any of its Subsidiaries, each item to be determined in conformity with GAAP.

              "New Property" has the meaning specified in clause (s) in the definition of the term "Permitted Liens" set forth in Section 1.2.

              "Nominee" means any Person who has or holds any right, title or interest in any oil and gas or mineral lease as a nominee for Borrower or any of its Subsidiaries.

              "Nominee Property" means any property, lease, interest or other asset with respect to which any Person has or holds any right, title or interest as a Nominee.

              "Non-Officer Affiliate" means, as to any specified Person, any Affiliate of such Person that is not an Officer Affiliate of such Person.

              "Note" or "Notes" means, individually or collectively, the Term Note, the Revolving Credit Note and the Swingline Note.

              "NYMEX Spot Price Method" has the meaning set forth in the definition "Valuation Amount".

              "Obligations" means and includes any and all of Borrower's Debt and/or liabilities to Agent or the Lenders, of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, arising under or out of or in connection with this Agreement, the Ancillary Documents or under any other agreement between Agent or the Lenders and Borrower delivered or given in connection therewith or herewith and all obligations of Borrower to Agent or the Lenders to perform acts or refrain from taking any action hereunder or thereunder.

              "Officer Affiliate" means, as to any specified Person, any other Person who is an Affiliate of such specified Person by reason of such other Person's inclusion within the class of Persons described in clause (iii) of the definition of the term "Affiliate" set forth in this Section 1.2, whether or not such other Person is included within either or both of the classes of Persons described in clauses (i) and (ii) of the definition of the term "Affiliate" set forth in this Section 1.2, and any Affiliate of such other Person (other than Borrower and Borrower's Subsidiaries).

              "Operating Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease or a lease of a mineral interest.

              "Overadvance" means the amount by which the sum of the outstanding balance of Revolving Advances and Swingline Loans exceeds the lesser of (x) the Maximum Revolving Advance Amount or (y) the Borrowing Base.

              "Parent" of any Person means a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

              "Participant" has the meaning set forth in Section 15.3(b) of this Agreement.

              "Payment Office" means initially 1290 Avenue of the Americas, New York, New York 10104; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and each Lender to be the Payment Office.

              "Permitted Hedging Transactions" means non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by Borrower or its Subsidiaries as part of their normal business operations as a risk-management strategy or hedge against adverse changes in the prices of natural gas, condensate, or oil; provided, however, that such transactions do not, on a monthly basis, relate to more than 90% of Borrower Entities' average net hydrocarbon production (mcfe) per month for the most recent 3-month period measured at the time of such incurrence; and, provided, further, that, at the time of such transaction (i) the counterparty to any such transaction is an Eligible Institution or a Person that has an Investment Grade Rating, or (ii) such counterparty's obligation pursuant to such transaction is unconditionally guaranteed in full by, or secured by a letter of credit issued by, an Eligible Institution or a Person that has an Investment Grade Rating.

              "Permitted Investment" means, when used with reference to Borrower and its Subsidiaries:

              (i) trade credit extended to Persons in the ordinary course of business;

              (ii) purchases of Cash Equivalents;

              (iii) Investments by Borrower or its wholly owned Subsidiaries in wholly owned Subsidiaries of Borrower;

              (iv) Swap Obligations;

              (v) the receipt of Capital Stock in lieu of cash in connection with the settlement of litigation;

              (vi) advances to officers and employees in connection with the performance of their duties in the ordinary course of business in an amount not to exceed $500,000 in the aggregate outstanding at any time;

              (vii) margin deposits in connection with Permitted Hedging Transactions;

              (viii) Investments and expenditures made in the ordinary course of business by Borrower and its Subsidiaries, and of a nature that, at the time of expenditure, is customary in the oil and gas business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil or gas through agreements, transactions, interests or arrangements which permit a Person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including, without limitation, (a) ownership interests in oil and gas properties or gathering systems and (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties; provided, however, that in the case of any joint venture engaged in processing, gathering, marketing or transporting oil or gas, (1) all Debt of such joint venture that would not otherwise constitute Debt of one of Borrower Entities shall be deemed Debt of Borrower in proportion to its direct or indirect ownership interest in such joint venture, and (2) such joint venture shall be reasonably anticipated, at the time of Investment, to enhance the value of the reserves of Borrower Entities or marketability of production from such reserves;

              (ix) the Guaranty and any guaranty by Borrower or any Subsidiary of Borrower that is permitted under Section 6.3(e);

              (x) deposits permitted by the definition of Permitted Liens or any extension, renewal, or replacement of any of them,

              (xi) an Investment in Capital Stock resulting from an Asset Sale pursuant to Section 6.2,

              (xii) any Guaranty by Borrower of the obligations of any wholly owned Subsidiary of Borrower to the extent such obligations so guaranteed (A) do not constitute Debt unless and only to the extent such Debt is otherwise permitted under Section 6.3, and (B) except to the extent such obligations constitute Debt otherwise permitted under Section 6.3, such obligations are of the type customarily incurred by such wholly owned Subsidiary in favor of third parties in the ordinary course of conducting its Related Business, or

              (xiii) other Investments, provided, however, that such Investments do not exceed $1 million in the aggregate at any time.

              "Permitted Liens" means:

                  (a) Liens imposed by Governmental Bodies for taxes, assessments, or other Charges (i) not yet due or (ii) which are being contested in good faith and by appropriate proceedings, if (1) adequate reserves with respect thereto are maintained on the books of any of the Borrower Entities in accordance with GAAP and (2) such Liens (other than with respect to Permitted Prior Liens) do not prime the Liens of Agent on the Collateral;

                  (b) statutory Liens of landlords, carriers. warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business, provided, however, that (1) the underlying obligations are not overdue for a period of more than 45 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any of Borrower Entities in accordance with GAAP;

                  (c) pledges of assets or deposits of cash or Cash Equivalents to secure (1) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit in support of such bonds) in an aggregate amount not in excess of 5% of the PV10 indicated on Borrower's most recent Proved Reserve Report at the time such pledges or deposits are made, (2) appeal or supercedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds) in an amount not to exceed $10 million at any one time outstanding, or (3) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation, property insurance and liability insurance;

                  (d) Liens encumbering customary initial deposits and margin deposits securing Swap Obligations or Permitted Hedging Transactions and Liens encumbering contract rights under Permitted Hedging Transactions;

                  (e) pledges of assets to secure margin obligations, settlement obligations, reimbursement obligations or letters of credit in connection with Permitted Hedging Transactions; provided, however, that, at the time such pledge is made (or, if such pledge secures future Permitted Hedging Transactions, at the time any such Permitted Hedging Transaction is entered into), the maximum aggregate exposure under such Permitted Hedging Transactions does not exceed the greater of (1) $10 million or (2) 5% of the PV10 indicated on Borrower's then most recent Proved Reserves Report;

                  (f) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by any of Borrower or any of its Subsidiaries) or materially interfere with the ordinary conduct of the business of any of Borrower or any of its Subsidiaries;

                  (g) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

                  (h) (1) Liens securing Debt or other obligations not in excess of $3 million, (2) Liens existing on the Closing Date, and (3) Liens existing on the Closing Date encumbering assets owned by Galveston Bay Processing or Galveston Bay Pipeline or created after the Closing Date to secure a GB Facility Financing;

                  (i) Liens securing (1) Allowed Priority Tax Claims under the Plan, (2) Allowed Claims in classes 2, 5, 6A or 6B under the Plan, (3) Debt incurred pursuant to Section 6.3(j), or (4) refinancing Debt incurred pursuant to Section 6.3(f) with respect to Liens described in subsections (1), (2) or
(3) of this clause (i);

                  (j) Liens granted on (1) Equipment to the extent granted to secure Debt incurred pursuant to Section 6.3 or (2) Inventory, Receivables or Hydrocarbons which are subordinated to the Liens in favor of Agent (or subordinated to the Liens of the Receivables Lender under the Receivables Facility) in a manner satisfactory to Agent under this Agreement and GMACCC under the Receivables Facility, as the case may be;

                  (k)      Liens granted in connection with the Presale of Gas;

                  (l) Liens created on or Production Payments granted with respect to undivided interests in, acreage drilled or to be drilled pursuant to Drilling Programs, on Hydrocarbons produced therefrom and on the proceeds of such Hydrocarbons to secure or to provide provision for payment of the Borrowed Obligations under such Drilling Programs, provided, however, that (1) the number of wells included in such program commenced in any fiscal year does not exceed 30 per fiscal year (plus the number of wells included in programs commenced in prior years but not yet completed), (2) such obligations are limited to a percentage of production from such wells, (3) such Liens survive only until the Person to whom such Lien was granted has received production with a value equal to the costs, expenses and fees related to property and services provided or paid for by such Person plus an agreed-upon interest component, and (4) such Liens secure obligations that are nonrecourse to each of Borrower or its Subsidiaries;

                  (m) Liens on the assets of any entity existing at the time such assets are acquired by any of Borrower Entities, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (1) are not created, incurred or assumed in contemplation of such assets being acquired by any of Borrower Entities and (2) do not extend to any other assets of any of Borrower or its Subsidiaries;

                  (n) any extension, renewal, or replacement of Liens created pursuant to any of clauses (a) through (g), (h) 3, (k) through (m), or
(q) through (s) of this definition, provided, however, that such Liens would have otherwise been permitted under such clauses, and provided further, that the Liens permitted by this clause (n) do not secure any additional Debt or encumber any additional property;

                  (o) Liens constituting or securing (1) Royalty Payment Obligations and (2) Drilling Production Payments;

                  (p) Liens on the assets of any of the Borrower Entities in favor of another Borrower Entity;

                  (q) Liens on the proceeds of any property subject to a Permitted Lien (other than Net GB Financing Proceeds that are received directly by Borrower or that are distributed to the Company by Galveston Bay Pipeline or Galveston Bay Property, as the case may be) or on deposit accounts containing any such proceeds;

                  (r) Liens on the proceeds of any property that is not Collateral;

                  (s) Liens (including extensions and renewals thereof) on real or personal property, acquired after the Closing Date ("New Property"); provided, however, that (1) such Lien is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of improvements or construction) of New Property subject thereto and such Lien is created prior to or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such New Property, (2) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost including costs and fees related to the financing thereof, and (3) any such Lien shall not extend to or cover any property or assets other than such item of New Property, any improvements on such New Property and any throughput, capacity or similar agreements related to the operation of such New Property;

                  (t) Liens securing obligations under the Indenture and the Indenture Notes, provided that such Liens are expressly subordinated to the Liens securing the Obligations;

                  (u)      Liens under the Security Documents;

                  (v)      Liens securing the Receivables Facility; and

                  (w) Liens (including extensions and renewals thereof) on the Headquarters Facility, provided, however, that (1) such Liens are created solely for the purpose of securing Debt Incurred by Borrower concurrently with the creation of such Liens, (2) the principal amount of the Debt secured by such Liens at the time of Incurrence does not exceed 100% of the Appraised Value of the Headquarters Facility as determined by an Appraisal dated not more than six (6) months prior to the date on which such Liens are created, and (3) any such Lien shall not extend to or cover any property or assets other than the Headquarters Facility and any leases and rents derived from the ownership and operation of the Headquarters Facility.

                  "Permitted Prior Liens" means:

                  (a) Liens imposed by Governmental Bodies for taxes, assessments, or other Charges consisting of ad valorem taxes, severance taxes and well usage taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of any of the Borrower Entities in accordance with GAAP;

                  (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business, provided, however, that (1) the underlying obligations are not overdue for a period of more than 45 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any of Borrower Entities in accordance with GAAP; provided, further, that (except with respect to Mechanics or Materialmens liens) no further action must be taken by the holders of such liens in order to obtain priority over the liens of Agent or the Collateral;

                  (c) pledges or deposits of cash or Cash Equivalents to secure (1) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit in support of such bonds) in an aggregate amount not in excess of 5% of the PV10 indicated on Borrower's most recent Proved Reserve Report at the time such pledges or deposits are made, (2) appeal or supercedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds) in an amount not to exceed $10 million at any one time outstanding, or (3) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation, property insurance and liability insurance;

                  (d) Liens encumbering customary initial deposits and margin deposits of cash or Cash Equivalents securing Swap Obligations or Permitted Hedging Transactions and Liens encumbering contract rights under Permitted Hedging Transactions;

                  (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by any of Borrower or any of its Subsidiaries) or materially interfere with the ordinary conduct of the business of any of Borrower or any of its Subsidiaries;

                  (f) Liens securing Allowed Priority Tax Claims, Allowed Claims under Classes 2 and 5 under the Plan and other Liens given priority under the Plan and existing on the Closing Date;

                  (g) Liens on the assets of any entity existing at the time such assets are acquired by any of the Borrower Entities, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens
(1) are not created, incurred or assumed in contemplation of such assets being acquired by any of Borrower Entities and (2) do not extend to any other assets of any of Borrower or its Subsidiaries;

                  (h) Liens constituting or securing Royalty Payment Obligations to the extent such Liens exist and are perfected at the time the Collateral is acquired by Borrower and such acquisition occurs after the date hereof;

                  (i) Liens on the proceeds of any property subject to a Permitted Prior Lien to the extent the holder of such Lien has done all acts necessary to maintain its priority claim to such proceeds;

                  (j) Liens on the proceeds of any property that is not Collateral;

                  (k) Liens (including extensions and renewals thereof) on real or personal property, acquired after the Closing Date ("New Property"); provided, however, that (1) such Lien is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of improvements or construction) of New Property subject thereto and such Lien is created prior to or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such New Property, (2) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost including costs and fees related to the financing thereof, and (3) any such Lien shall not extend to or cover any property or assets other than such item of New Property, any improvements on such New Property and any throughput, capacity or similar agreements related to the operation of such New Property and (4) the holder of such Lien has done all acts necessary to maintain its priority claim with respect to such Lien;

                  (l)      Liens securing the Receivables Facility;

                  (m) Liens with respect to which Agent has released or subordinated the Lien of the Security Documents in accordance with the terms of this Agreement; and

                  (n) any extension, renewal, or replacement of Permitted Prior Liens, provided, however, that such Liens would have otherwise been Permitted Prior Liens, and provided further, that the Liens described by this clause (n) do not secure any additional Debt or encumber any additional property and the holder of such Lien has done all acts necessary to maintain its priority claim with respect to such Lien.

                  "Person" means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

                  "Plan of Reorganization" or "Plan" means Borrower's Second Amended Modified and Restated Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated January 25, 2000, in Case No. 99-21550-C-11, in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.

                  "Preferred Stock" means, with respect to any Person, any class or classes (however designated) of Capital Stock of such Person that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person over shares of Capital Stock of any other class of such corporation.

                  "Prepayment Date" has the meaning set forth in Section 13.1 hereof.

                  "Presale of Gas" means any advance payment agreement or other arrangement pursuant to which Borrower or any Guarantor, having received full payment of the purchase price for a specified quantity of Hydrocarbons prior to the first scheduled date of delivery, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons to the purchaser of such Hydrocarbons pursuant to and during the term of such agreement or arrangement; provided, however, that the term "Presale of Gas" shall not include (i) any such agreement or other arrangement covering deliveries of Hydrocarbons for a period not exceeding three calendar months and pursuant to which Borrower or such Guarantor has received full payment of the purchase price within 120 days of the last scheduled date of delivery, (ii) a transaction to the extent and only to the extent that it results in the creation of any Permitted Lien under clauses (l) or (o) of the definition of "Permitted Liens," (iii) Permitted Hedging Transactions, or (iv) an Asset Sale involving Hydrocarbon Reserves.

                  "Prime Rate" means the prime commercial lending rate of the Bank as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by the Bank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers of the Bank.

                  "Production Payments" means Dollar Denominated Production Payments and Volumetric Production Payments.

                  "Pro Forma Balance Sheet" has the meaning set forth in
Section 4.5(a) hereof.

                  "Pro Forma Financial Statements" has the meaning set forth in
Section 4.5(b) hereof.

                  "Projections" has the meaning set forth in Section 4.5(b) hereof.

                  "Proved Reserves Report" means a report prepared by an independent petroleum reserve engineer acceptable to Agent with respect to proved Hydrocarbon Reserves.

                  "Purchasing Lender" has the meaning set forth in Section 15.3 hereof.

                  "PV10" means the Valuation Amount at a 10% discount rate.

                  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

                  "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., as same may be amended from time to time.

                  "Real Property" means all of Borrower's right, title and interest in and to the owned and leased real property.

                  "Receivables" means and includes, as to any Person, any and all of such Person's now owned or hereafter acquired Accounts, all products and proceeds thereof, and all books, records, ledger cards, files, correspondence, and computer files, tapes, disks or software that at any time evidence or contain information relating to such Person's Accounts.

                  "Receivables Facility" means that certain Third Amended and Restated Accounts Receivables Management Agreement and Security Agreement dated as of the date hereof by and between GMACCC and Borrower.

                  "Receivables Lender" means GMACCC, as the lender under the Receivables Facility.

                  "Reference Period" with regard to any Person means the four full fiscal quarters of such Person ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of this Agreement.

                  "Refinancing Debt" has the meaning specified in Section 6.3.

                  "Related Business" means (i) the exploration for, acquisition of, development of, production, transportation, gathering, and processing (in connection with natural gas and natural gas liquids only) of, crude oil, natural gas, condensate, and natural gas liquids; provided, however, that the Related Business shall not include any refining or distilling of Hydrocarbons other than processing and fractionating natural gas and natural gas liquids,
(ii) the drilling and energy services business and pipeline services business,
(iii) owning and operating a Hedging Subsidiary, or (iv) owning or operating facilities designed for separation, dehydration, treatment, stabilization, processing or storage of Hydrocarbons and related operations.

                  "Release" has the meaning set forth in Section 4.7(c)(i) hereof.

                  "Release Request" means a written request of Borrower in the form of an officer's certificate delivered pursuant to Section 6.15.

                  "Reportable Event" means a reportable event described in
Section 4043(b) of ERISA or of the regulations promulgated thereunder.

                  "Required Lenders" means Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the Advances and if no Advances are outstanding then Lenders holding sixty-six and two thirds percent (66 2/3%) of the aggregate Commitments.

                  "Restricted Investment" means any direct or indirect Investment by Borrower or any Subsidiary of Borrower other than a Permitted Investment.

                  "Restricted Payment" means, with respect to any Person, (i) any Restricted Investment, (ii) any dividend or other distribution on shares of Capital Stock of such Person or any Subsidiary of such Person, (iii) any payment on account of the purchase, redemption, or other acquisition or retirement for value of any shares of Capital Stock of such Person, and (iv) any defeasance, redemption, repurchase, or other acquisition or retirement for value, or any payment in respect of any amendment in anticipation of or in connection with any such retirement, acquisition, or defeasance, in whole or in part, of any Subordinated Debt, directly or indirectly, of such Person or a Subsidiary of such Person prior to the scheduled maturity or prior to any scheduled repayment of principal in respect of such Subordinated Debt; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution, or other payment on shares of Capital Stock of a Person solely in shares of Qualified Capital Stock of such Person that is at least as junior in ranking as the Capital Stock on which such dividend, distribution, or other payment is to be made, (ii) any defeasance, redemption, repurchase or other acquisition or retirement for value of Capital Stock of a Person payable in or from any combination of (A) shares of Qualified Capital Stock of such Person and (B) the Net Proceeds of a concurrent sale of Qualified Capital Stock of such Person, in each case to the extent such Qualified Capital Stock is at least as junior in ranking as the Capital Stock retired, (iii) any dividends made pursuant to the certificates of designation of the Senior Preferred Stock and the Junior Preferred Stock, (iv) any dividend, distribution, or other payment to Borrower from any of its Subsidiaries, (v) any defeasance, redemption, repurchase, or other acquisition or retirement for value, in whole or in part, of any Subordinated Debt of such Person payable in or from any combination of (A) shares of Qualified Capital Stock of such Person and (B) the Net Proceeds of a concurrent sale of Qualified Capital Stock, or both, (vi) any payments or distributions made pursuant to and in accordance with the Plan, or (vii) the redemption, purchase, retirement or other acquisition of any Debt, including any premium paid thereon, with the proceeds of any refinancing Debt permitted to be incurred pursuant to Section 6.3(f).

                  "Revolving Advances" means Advances made pursuant to Section
2.1 hereof.

                  "Revolving Credit Note" means, collectively, the promissory notes in favor of each Lender referred to in Section 2.1 hereof.

                  "Revolving Interest Rate" means an interest rate per annum equal to 13 1/2% per annum.

                  "Royalty Payment Obligations" means (i) royalties, overriding royalties (including those granted in connection with Drilling Programs), revenue interests, net revenue interests, net profit interests, and reversionary interests, (ii) the interests of others in pooling or unitization agreements, production sales contracts and operating agreements, (iii) Liens arising under, in connection with or related to farm-out, farm-in, joint operating, pooling, unitization or area of mutual interest agreements or other similar or customary arrangements, agreements or interests, and (iv) similar burdens on the property of Borrower or any Subsidiary of Borrower; each as incurred in the ordinary course of business and to the extent such burdens are limited in recourse to (x) the properties subject to such interests or agreements, (y) the Hydrocarbons produced from such properties, and (z) the proceeds of such Hydrocarbons.

                  "Sale and Leaseback Transaction" means an arrangement relating to property owned on the Closing Date or thereafter acquired whereby Borrower or a Subsidiary of Borrower transfers such property to a Person and leases it back from such Person.

                  "SEC" means the Securities and Exchange Commission.

                  "SEC Method" has the meaning set forth in the definition "Valuation Amount".

                  "Security Agreement" means each Security and Pledge Agreement, dated as of the Closing Date, between Borrower and the Agent for its benefit and for the ratable benefit of Lenders, as same may be amended from time to time.

                  "Security Documents" means each Mortgage, each Security Agreement and all other security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments and other agreements or conveyances at any time delivered to Agent to secure all or any part of the Obligations of Borrower pursuant to this Agreement, any one or more of the Security Documents, and/or the Notes.

                  "Security Interests" means the Liens on the Collateral created by the Security Documents in favor of the Agent for the benefit of the Lenders.

                  "Senior Preferred Stock" means Borrower's senior preferred stock, $1.00 par value.

                  "Settlement Date" has the meaning set forth in Section 2.11(c)(ii).

                  "Subordinated Debt" means Debt which is subordinated and junior in right of payment to the Obligations in a manner satisfactory to Agent.

                  "Subsidiary" with respect to any Person, means (i) a corporation with respect to which such Person or its Subsidiaries owns, directly or indirectly, at least fifty percent of such corporation's Capital Stock with voting power, under ordinary circumstances, to elect directors, or
(ii) a partnership in which such Person or a subsidiary of such Person is, at the time, a general partner of such partnership and has more than 50% of the total voting power of partnership interests entitled (without regard to the occurrence of any contingency) to vote in the election of managers thereof, or
(iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) more than a fifty percent ownership interest, or
(y) the power to elect or direct the election of a majority of the directors or other governing body of such other Person; provided, however, that a joint venture an investment in which would constitute a Permitted Investment under clause (ix) of the definition thereof shall not be deemed a Subsidiary.

                  "Swap Obligation" of any Person means any Interest Rate or Currency Agreement entered into with one or more financial institutions or one or more futures exchanges in the ordinary course of business and not for purposes of speculation that is designed to protect such Person against fluctuations in (x) interest rates with respect to Debt incurred and which shall have a notional amount no greater than 105% of the principal amount of the Debt being hedged thereby, or (y) currency exchange rate fluctuations.

                  "Swingline Lender" means GMACCC, or if GMACCC shall resign as Swingline Lender, another Lender selected by Agent and reasonably acceptable to Borrower.

                  "Swingline Loan" means each advance made by Swingline Lender pursuant to Section 2.5.

                  "Swingline Note" means the promissory note of Borrower in form and substance acceptable to Agent, issued to evidence the Swingline Loan.

                  "TCW/Southern" means Southern Producer Services, L.P., TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P. and TCW DR VI Investment Partnership, L.P., together with their successors and assigns as owners of the TCW/Southern Production Payment.

                  "TCW/Southern Mandatory Offered Wells" means all of the following wells that are drilled during the period beginning one day prior to the date hereof and ending on and including March 31, 2001:

                           (a)      each well not already subject to the
TCW/Southern Production Payment that either (i) has a bottom hole location that is within 1500 feet of any lands and depths that are at such time subject to the TCW/Southern Production Payment, or (ii) penetrates a geological reservoir in communication with a zone either produced or able to be produced from any well that is at such time subject to the TCW/Southern Production Payment, provided that with respect to the Obenhaus No. 1 Gas Unit in Wharton County, Texas, any TCW/Southern Mandatory Offered Wells shall be limited to wells located on such unit, and

                           (b)      each other well with its bottom hole
location in State Tracts 308, 329, 330, 331, 332, 351, 352 and 353 in Galveston County, Texas, the adjacent acreage in the City of San Leon, Texas that was originally made subject to the TCW/Southern Production Payment, and any other acreage that is now or hereafter included in any production unit with any of the foregoing acreage.

References herein to each well described in the foregoing paragraph (a) shall include the associated drilling unit of at least 80 acres, and references herein to each well described in the foregoing paragraph (b) shall include the associated drilling unit of at least 160 acres.

                  "TCW/Southern Order" means the Order of the Bankruptcy Court dated February 2, 2000, in case No. 99-21550-C-11, in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division, approving the TCW/Southern Production Payment Transaction.

                  "TCW/Southern Production Payment" means the Drilling Production Payment conveyed as contemplated by the TCW/Southern Order and as part of the TCW/Southern Production Payment Transaction by Borrower to TCW/Southern pursuant to that certain Production Payment Conveyance dated on or about the date hereof as from time to time supplemented and amended.

                  "Term" means the Closing Date through March 14, 2005, as same may be extended in accordance with the provisions of Section 13.1 hereof.

                  "Term Loan" means the Advances made pursuant to Section 2.4 hereof.

                  "Term Loan Rate" means an interest rate per annum equal to 14%.

                  "Term Note" means, collectively, the promissory notes in favor of each Lender referred to in Section 2.5 hereof.

                  "Termination Event" means (i) a Reportable Event with respect to any ERISA Plan or Multiemployer Plan; (ii) the withdrawal of either Borrower or any member of the Controlled Group from a ERISA Plan or Multiemployer Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a ERISA Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a ERISA Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to
Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of either Borrower or any member of the Controlled Group from a Multiemployer Plan.

                  "Transactions" has the meaning set forth in Section 4.5 hereof.

                  "Trustee" means Firstar Bank, N.A., as the Trustee under the Indenture.

                  "Undrawn Availability" at a particular date means an amount equal to (a) the lesser of (i) the Borrowing Base or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances (other than the Term Loan) plus (ii) fees and expenses for which Borrower is liable but which have not been paid or charged to Borrower's Account plus (iii) any Coverage Shortfall.

                  "Valuation Amount" means, as of the date of calculation, the value of future revenues from proved Hydrocarbon Reserves calculated on one of the following price assumptions (i) the trailing twelve month average of prices for oil, condensate and gas as calculated at the end of the month immediately preceding the date of calculation (the "SEC Method"), (ii) the closing NYMEX spot price (as adjusted) for the prompt month for oil, condensate and gas as of the date of calculation held constant ("NYMEX Spot Price Method"), or (iii) the price of oil, condensate and gas for projected reserves as and when extracted during the next five (5) years employed by the engineering firm of Cawley, Gillespie & Associates in its report dated as of November 1, 1999, as updated and adjusted in a manner acceptable to Agent (the "Gillespie Price Method"); provided, however, with respect to Oil & Gas Reserves which are subject to either hedging or purchase contracts with fixed prices, the applicable contract price shall be utilized in determining the Valuation Amount. For purposes of calculating the Borrowing Base on the Closing Date, the Gillespie Price Method shall be utilized. In connection with subsequent determinations of the Valuation Amount, the Borrower shall utilize whichever of the foregoing methods Agent determines in its sole and absolute discretion is appropriate under the circumstances; provided; that, unless Agent gives ten days notice to the Borrower to the contrary, the SEC Method shall be presumed to be appropriate (subject to the above proviso).

                  "Vehicles" means all trucks, automobiles, trailers and other vehicles covered by a certificate of title.

                  "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

                  "Voting Stock" means Capital Stock of a Person having generally the right to vote in the election of directors of such Person.

                  "Week" means the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

                  "Weighted Average Life" means, as of the date of determination, with respect to any debt instrument, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such debt instrument multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

         1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York shall have the meaning given therein unless otherwise defined herein.

         1.4. Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements to which Agent is a party, including, without limitation, references to any of the Ancillary Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.


II.      ADVANCES, PAYMENTS.

         2.1. Revolving Advances. Subject to the terms and conditions set forth in this Agreement (including, without limitation, the provision of Section 7.16 regarding the rights of Bondholder Lenders and their tranferees who elect to refuse to make Advances after the Closing Date), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time not greater than such Lender's Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount or (y) the Borrowing Base. Notwithstanding the foregoing, if at any time (a) the PV10 of proved developed Hydrocarbon Reserves, excluding Hydrocarbon Reserves attributable to wells subject to Production Payments, to the extent of the Dedication Percentage applicable to the Hydrocarbon Reserves at such wells (so that, for example, if the Dedication Percentage is 70%, only 30% of the Hydrocarbon Reserves attributable to Borrower's interest in such wells shall be included in the calculation of the PV10 and Hydrocarbon Reserves for purposes of this test), shall be less than 100% of the sum of outstanding Advances or (b) the PV10 of total proved developed producing reserves (including wells subject to Production Payments, but excluding any PV10 attributable to the interest of the entity to whom the Production Payments are owed) shall be less than 100% of the sum of outstanding Advances, then the amount of such difference (a "Coverage Shortfall") shall be due and owing upon the date required for delivery of the next scheduled Borrowing Base Certificate, if such Borrowing Base Certificate indicates the existence of a Coverage Shortfall. Agent may, in its discretion and at Borrower's expense, require the independent engineer which prepared the most recent Proved Reserves Report to redetermine the Borrowing Base more often than specified herein if there is a decrease in Hydrocarbon prices or production rates to a sustained low level or other market factors arising that may adversely affect the value of the Collateral and, if such independent engineer fails to do so in a timely manner, Agent may retain a second independent engineer of its own choosing to redetermine the Borrowing Base (each such update an "Agent Reserve Update Report"). The Revolving Advances shall be evidenced by secured promissory notes (collectively, the "Revolving Credit Note") substantially in the form attached hereto as Exhibit 2.1 executed in favor of each Lender in accordance with such Lender's Commitment. Upon the request of any Lender whose Commitment may increase upon any upward adjustment in such Lender's Commitment in accordance with the terms hereof, Borrower hereof agrees to deliver replacement Notes to such Lenders.

         2.2. Procedure for Borrowing Revolving Advances. Borrower shall notify Agent prior to 12:00 p.m. (New York City time) on a Business Day of its request to incur, effective three (3) Business Days after receipt by Agent of such notification (the "Advance Effective Date"), a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, which, with respect to such deemed Advances, shall be the Advance Effective Date, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable. To the extent the Obligations outstanding after giving effect to any such deemed request results in an Overadvance, such Overadvance may be charged, at the option of Agent, to the Receivables Facility in an amount not to exceed the availability thereunder, and such amount shall be deemed an obligation of Borrower under the Receivables Facility. Agent and Lenders will not make any Advance pursuant to any notice from Borrower unless Agent has received the most recent Borrowing Base Certificate required pursuant to Section 9.2 hereof.

         2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower's Account on Agent's books. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions of this Agreement. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2 hereof shall, with respect to requested Revolving Advances to the extent the Lenders make such Revolving Advances, be made available to Borrower on the Advance Effective Date by way of credit to Borrower's operating account at Bank, or such other bank as Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested, be disbursed to Agent on the Advance Effective Date to be applied to the outstanding Obligations giving rise to such deemed request.

         2.4. Term Loan. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a Term Loan to Borrower in the sum equal to such Lender's Commitment Percentage of $22,500,000. The Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable in twenty (20) equal consecutive quarterly installments of $56,250 each, commencing July 1, 2000 and on the first day of each October, January, April and July thereafter with a final installment of the unpaid principal balance of the Term Loan at the end of the Term. The Term Loan shall be subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement and shall be evidenced by and subject to the terms and conditions set forth in secured promissory notes (collectively, the "Term Note") attached hereto as Exhibit 2.4 executed in favor of each Lender in accordance with such Lender's Commitment.

         2.5. Swingline Loans.

                           (i)      Agent, in its sole and absolute discretion,
may convert any request by Borrower for a Revolving Advance in excess of the Borrowing Base into a request for an Advance under the Swingline Loan. Aggregate outstanding Swingline Loans shall not exceed, at any time, the Maximum Swingline Loan Amount. Borrower shall repay the aggregate principal balance of each Swingline Loan within five (5) Business Days after the creation thereof. Agent agrees to notify Lenders of each Lender's share of the obligation to make a Revolving Advance to repay the Swingline Loan (or portion thereof).

                           (ii)     Each of the Lenders hereby unconditionally
and irrevocably agrees to fund to Agent for the benefit of Swingline Lender, in lawful money of the United States and in same day funds, not later than 12:00 p.m. New York City time on the Business Day immediately following the Business Day of such Lender's receipt of notice from Agent, such Lender's share of a Revolving Advance (which Revolving Advance shall be deemed to be requested by Borrower) in the principal amount of such portion of the Swingline Loan which is required to be paid to Swingline Lender under this Section 2.5 (regardless of whether the conditions precedent thereto set forth in this Agreement are then satisfied and whether or not Borrower has provided a notice of borrowing under Section 2.2 and whether or not any Default or Event of Default exists or all or any of the Advances have been accelerated, but subject to the other provisions of this Section 2.5). The proceeds of any such Revolving Advance shall be immediately paid over to Agent for the benefit of Swingline Lender for application to the Swingline Loan.

                           (iii)    In the event that an Event of Default shall
occur and either (i) such Event of Default is of the type described in Section
10.7 hereof or (ii) no further Revolving Advances are being made under this Agreement, so long as any such Event of Default is continuing, then, each of the Lenders (other than Swingline Lender) shall be deemed to have irrevocably, unconditionally and immediately purchased from Swingline Lender such Lender's pro rata share of the Swingline Loan outstanding as of the date of the occurrence of such Event of Default. Each Lender shall effect such purchase by making available an amount equal to its participation on the date of such purchase in Dollars in immediately available funds to Agent for the benefit of Swingline Lender. In the event any Lender fails to make available to Swingline Lender when due the amount of such Lender's participation in the Swingline Loan, Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate. Each such purchase by a Lender shall be made without recourse to Swingline Lender, without representation or warranty of any kind, and shall be effected and evidenced pursuant to documents reasonably acceptable to Swingline Lender. The obligations of the Lenders under this Section 2.5 shall be absolute, irrevocable and unconditional, shall be made under all circumstances and shall not be affected, reduced or impaired for any reason whatsoever.

         2.6. Maximum Advances. Except as otherwise provided herein, the aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Borrowing Base.

         2.7. Repayment of Advances.

                  (a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.4 hereof and in the Term Note. Swingline Loans shall be due and payable as provided in Section
2.5 hereof and in the Swingline Note.

                  (b) All payments of principal, interest and other amounts payable hereunder, or under any of the related agreements shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York Time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower's Account or by making Advances or charging the Receivables Facility as provided in Section 2.2 hereof.

                  (c) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any Ancillary Documents, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

         2.8. Repayment of Excess Advances. The aggregate balance of any type Advances outstanding at any time in excess of the maximum amount of such Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

         2.9. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account ("Borrower's Account") in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower and each Lender a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lenders and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower's specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Agent with respect to the Borrower's Account shall be prima facie evidence of the amounts of Advances and other charges thereto and of payments applicable thereto.

         2.10. Additional Payments. Any sums expended by Agent or any Lender due to Borrower's failure to perform or comply with its obligations under this Agreement or any Ancillary Document including, without limitation, Borrower's obligations under Section 5.1 hereof, may be charged to Borrower's Account as a Revolving Advance and added to the Obligations.

         2.11. Manner of Borrowing and Payment.

                  (a) Each borrowing of Revolving Advances and Swingline Loans shall be advanced according to the Commitment Percentages of the Lenders. The Term Loan shall be advanced according to the Commitment Percentages of the Lenders. Notwithstanding the foregoing, in accordance with the Plan of Reorganization, $20,000,000 of outstanding Debt of Borrower to Credit Suisse First Boston Management Corporation, as administrative agent for itself and certain other financial institutions under that certain Credit Agreement dated April 27, 1999 (the "Existing DIP Facility") shall be assumed and made part of the Advances made on of the Closing Date.

                  (b) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Credit Notes, shall be applied to the Revolving Advances pro rata according to the Commitment Percentages of the Lenders. Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Term Notes, shall be applied to the Term Loan pro rata according to the Commitment Percentages of the Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

                  (c) (i) Notwithstanding anything to the contrary contained in Sections 2.11(a) and (b) hereof (but subject to the provisions of Section 7.16), commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent only after Agent has received each Lender's Commitment Percentage of the Revolving Advance requested by Borrower and each payment by Borrower on account of Revolving Advances shall be applied first to those Swingline Loans or Revolving Advances made by Agent. Each of the Lenders hereby unconditionally and irrevocably agrees to fund to Agent, in lawful money of the United States and in same day funds, not later than 12:00 p.m. New York City time on the Business Day immediately following the Business Day of such Lender's receipt of notice from Agent, such Lender's Commitment Percentage of a Revolving Advance request by Borrower.

                      (ii) All regularly scheduled payments of principal or interest on Advances, if received prior to 1:00 p.m., New York time, shall be remitted the same day to the Lenders in the amount of each Lender's pro rata share, and if such payments are received after 1:00 p.m., New York time, Agent shall remit to each Lender its pro rata share of such payment on the next Business Day. With respect to all other payments, on the second (2nd) Business Day of each calendar week, or more frequently as aggregate cumulative payments in excess of $1,000,000 are received with respect to the Advances (other than Swing Line Loan) (each, a "Settlement Date"), Agent will advise each Lender by telephone, or telecopy of the amount of such Lender's Commitment Percentage of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Advance. Provided that such Lender has made all payments required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Ancillary Documents as of such Settlement Date, Agent will pay to each Lender with funds in an amount equal to its Commitment Percentage of the amount of such repayment. Such payments shall be made by wire transfer to such Lender's account not later than 1:00 p.m. (2:00 p.m. New York time) on the next Business Day following each Settlement Date.

                           (iii)    Each Lender shall be entitled to earn
interest at the applicable Contract Rate on outstanding Advances which it has funded and until such Lender has received its share of any repayment of such Advances, such Lender shall receive interest at the Contract Rate.

                           (iv)     Promptly following the first day of each
month, Agent shall submit to each Lender a detailed certificate with respect to all payments received from or on behalf of Borrower and Advances made by each Lender and/or Agent during the immediately preceding month. Such certificate of Agent shall be conclusive in the absence of manifest error.

                  (d) If any Lender or Participant (a "benefited Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender's Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         2.12. Mandatory Prepayment from Excess Cash Flow. Borrower shall prepay the outstanding amount of the Term Loan in an amount equal to 50% of Excess Cash Flow for each fiscal year commencing with fiscal year 2001, payable upon delivery of the financial statements to Agent referred to in and required by Section 9.7 for such fiscal year but in any event not later than one hundred five (105) days after the end of each such fiscal year, which amount shall be applied to the outstanding principal installments on the Term Loan in the inverse order of the maturities thereof. In the event that the financial statement is not so delivered, then a calculation based upon estimated amounts shall be made by Agent upon which calculation Borrower shall make the prepayment required by this Section 2.12, subject to adjustment when the financial statement is delivered to Agent as required hereby. The calculation made by Agent shall not be deemed a waiver of any rights Agent or Lenders may have as a result of the failure by Borrower to deliver such financial statement.

         2.13. Use of Proceeds. All Advances (other than Swingline Loans) shall be made in accordance with the Commitment Percentage of the Lenders and Borrower shall apply the proceeds of such Advances to (i) to fund distributions under, and comply with certain requirements of, the Plan of Reorganization and (ii) to provide for its working capital needs.

         2.14. Defaulting Lender.

                  (a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a "Lender Default"), all rights and obligations hereunder of such Lender (a "Defaulting Lender") as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.14 while such Lender Default remains in effect.

                  (b) Advances shall be incurred pro rata from Lenders which are not Defaulting Lenders (the "Non-Defaulting Lenders") based on their respective Commitment Percentages applied to the total amount of the Requested Advance, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender's Commitment Percentage of all Advances then outstanding.

                  (c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Ancillary Documents. All amendments, waivers and other modifications of this Agreement and the Ancillary Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

                  (d) Other than as expressly set forth in this Section 2.14, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.14 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Ancillary Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

                  (e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

III.     INTEREST AND FEES.

         3.1. Interest. Interest on Advances shall be payable in arrears on the last day of each month. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to the applicable Contract Rate. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the applicable Contract Rate plus two (2%) percent per annum (the "Default Rate"), provided, however, upon the occurrence of an Event of Default described in Section 10.5, the Default Rate shall not be imposed until thirty (30) days from the occurrence of such Event of Default, assuming such Event of Default is continuing as of the end of such thirty (30) day period.

         3.2. (a) Structuring Fee. Upon the execution of this Agreement, Borrower shall pay to Agent a structuring fee of $573,750. The structuring fee shall be earned in full on the Closing Date and shall not be subject to rebate or proration for any reason whatsoever.

                  (b) Origination Fee. Upon the execution of this Agreement, Borrower shall pay to Agent an origination fee equal to (i) $300,000 with respect to Revolving Advances and (ii) $225,000 with respect to the Term Loan. The origination fee shall be earned in full on the Closing Date and shall not be subject to rebate or proration for any reason whatsoever.

                  (c) Facility Fee. If, for any quarter during the Term, the average daily unpaid balance of the Revolving Advances for each day of such quarter does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Agent for the ratable benefit of the Lenders a fee at a rate equal to one quarter of one percent (.25%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance (the "Unused Portion"); provided, however, the facility fee on GMACC's Commitment Percentage of Unused Portion shall equal three-eighths of one percent (3/8%). Such fee shall be payable to Agent in arrears on the last day of each quarter and on the last day of the Term.

                  (d) Administration Fee. Upon the execution of this Agreement and on each anniversary date hereof, Borrower shall pay Agent, for its own account and not for the benefit of Lenders, an administration fee of $48,000. Except as set forth in Section 14.3(b) hereof, the administration fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

         3.3. Collateral Monitoring Fee. Subject to Section 5.10 of this Agreement and as set forth below, Borrower shall pay to Agent on the first day of each month following any month in which Agent performs any collateral monitoring - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which monitoring is undertaken by Agent or for Agent's benefit - a collateral monitoring fee in an amount per day equal to Agent's then standard rates and commissions for each person employed to perform such monitoring plus all costs and disbursements incurred by Agent in the performance of such examination or analysis; provided, however, the maximum aggregate amount that Agent may charge for the foregoing collateral monitoring fee during any calendar year, commencing with calendar year 2000, shall equal $25,000 provided that there shall be no such maximum amount during any calendar year in which an Event of Default has occurred or if the results of any field examination are deemed unsatisfactory in Agent's reasonable discretion.

         3.4. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 365/6 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

         3.5. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that Agent or any Lender has received interest and other charges hereunder in excess of the highest rate permissible hereto, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, the Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

         3.6. Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.6, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

                  (a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Ancillary Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

                  (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

                  (c) impose on Agent or any Lender any other condition with respect to this Agreement, any Ancillary Documents; and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

                  (d) If Lenders are owed such additional amount or amounts at any one time pursuant to this Section 3.6 in excess of three-fourths of one percent (3/4 of 1%) of the average daily balance of Advances for the preceding 30 days, then the Borrower shall have the right to terminate this Agreement, subject to the terms and provisions of Section 13.1 of this Agreement; provided, however, (i) no such termination shall be effective until Borrower has paid all of the Obligations (except as set forth in clause (ii) below) in immediately available funds and (ii) Borrower shall not be obligated to pay to Lenders any early termination fee described in
Section 13.1 of this Agreement.

         3.7.     Capital Adequacy.

                  (a) In the event that Agent or any Lender shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.7, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent's and each Lender's policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.7 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

                  (b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.7(a) hereof when delivered to Borrower shall be conclusive absent manifest error.

                  (c) If Agent or any Lender is owed such additional amounts or amounts at any one time pursuant to Section 3.7(a) hereof in excess of three-fourths of one percent (3/4 of 1%) of the average daily balance of Advances for the preceding 30 days, then the Borrower shall have the right to terminate this Agreement, subject to the terms and provisions of Section 13.1 of this Agreement; provided, however, (i) no such termination shall be effective until Borrower has paid all of the Obligations (except as set forth in clause (ii) below) in immediately available funds and (ii) Borrower shall not be obligated to pay to Lenders any early termination fee described in
Section 13.1 of this Agreement.


IV.      REPRESENTATIONS AND WARRANTIES.

         Borrower and each Guarantor, represents and warrants as follows:

         4.1. Authority. Borrower and each Guarantor has full power, authority and legal right to enter into this Agreement and the Ancillary Documents to which it is a party and to perform all Obligations hereunder and thereunder. The execution, delivery and performance of this

Agreement and of the Ancillary Documents (a) are within Borrower's and each Guarantor's corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower's or any Guarantor's by-laws, certificate of incorporation or other applicable documents relating to Borrower's or any Guarantor's formation or to the conduct of Borrower's or any Guarantor's business or of any material agreement or undertaking to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Liens upon any asset of Borrower or any Guarantor under the provisions of any material agreement, charter document, instrument, by-law, or other instrument to which Borrower or any Guarantor is a party or by which it or its property may be bound.

         4.2. Formation and Qualification. (a) Each of Borrower and each Guarantor is duly incorporated and in good standing under the laws of the state of its incorporation and is qualified to do business and is in good standing in every other state or jurisdiction in which qualification and good standing are necessary for Borrower and each Guarantor to conduct its business and own its property except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. Borrower has delivered to Agent true and complete copies of its and each of its Guarantor's certificate of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto.

              (b) The only Material Subsidiaries of Borrower are listed on
Schedule 4.2(b).


         4.3. Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the Ancillary Documents shall be true at the time of Borrower's execution of this Agreement and the Ancillary Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

         4.4. Tax Returns. Borrower's and each Guarantor's federal tax identification number is set forth on Schedule 4.4. Borrower and each Guarantor have filed all federal, state and local tax returns and other reports they are required by law to file and, giving effect to the Plan and the Confirmation Order, have paid all taxes, assessments, fees and other governmental charges that are due and payable. Except as listed on Schedule 4.4, Federal, state and local income tax returns of Borrower and each Guarantor have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all years prior to and including the year ending July 31, 1999. The provision for taxes on the books of Borrower and each Guarantor are adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books or the books of any of its Subsidiaries. Other than with respect to prepetition taxes no tax Lien has been filed and, to the knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

         4.5. Financial Statements.

              (a) The pro forma balance sheet of Borrower and its Subsidiaries on a consolidated basis (the "Pro Forma Balance Sheet") furnished to Agent on the Closing Date (i) reflects the consummation of the transactions contemplated by the Plan of Reorganization and under this Agreement (the "Transactions"), (ii) is accurate, complete and correct, (iii) fairly reflects the financial condition of Borrower and its Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions, and (iv) has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet of Borrower and its Subsidiaries on a consolidated basis has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrower. All financial statements referred to in this subsection 4.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

              (b) The twelve-month cash flow projections of Borrower and its Subsidiaries on a consolidated basis and its projected balance sheets as of the Closing Date, copies of which are annexed hereto as Exhibit 4.5(b) (the "Projections") were prepared under the supervision of the Chief Financial Officer of Borrower, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrower's judgment, based on present circumstances, of the expected conditions and course of action for the projected period. The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the "Pro Forma Financial Statements".

         4.6. Corporate Name. Neither Borrower nor any Guarantor has been known by any other corporate name in the past five years except as set forth on
Schedule 4.6, nor has Borrower or any Guarantor been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

         4.7. O.S.H.A. and Environmental Compliance.

              (a) Except as disclosed on Schedule 4.7, each of Borrower and each of its Subsidiaries has duly complied in all material respects with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the applicable provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there are no outstanding citations, notices or orders of material non-compliance issued to Borrower or any of its Subsidiaries or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

              (b) Except as disclosed on Schedule 4.7, each of Borrower and each of its Subsidiaries has been issued or has made application for all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

              (c) Except as disclosed on Schedule 4.7, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as "Releases") of a reportable quantity of Hazardous Substances at, upon, under or within any Real Property or any premises leased by Borrower or any of its Subsidiaries other than as are in compliance in all material respects with all applicable Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Borrower or any of its Subsidiaries; (iii) neither the Real Property nor any premises leased by Borrower or any of its Subsidiaries has ever been used by Borrower or any Subsidiary of Borrower or, to Borrower's knowledge, by any other Person as a treatment, storage or disposal facility of

Hazardous Waste in violation of any applicable Environmental Laws; and (iv) no Hazardous Substances are present on the Real Property or any other premises leased by Borrower or any of its Subsidiaries, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the Related Businesses of Borrower or any of its Subsidiaries or of its tenants.

         4.8. Solvency; No Litigation, Violation, Debt or Default.

              (a) Upon the Effective Date, Borrower and each of its Subsidiaries will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its business and all businesses in which it is about to engage, and
(i) upon the Effective Date, the fair present saleable value of the assets, calculated on a going concern basis, of Borrower and its Subsidiaries on a consolidated basis is in excess of the amount of the liabilities of Borrower and its Subsidiaries on a consolidated basis and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

              (b) Neither Borrower nor any Guarantor has (i) any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, except as disclosed on
Schedule 4.8(b)(i) and (ii) Debt other than the Obligations and indebtedness contemplated in the Plan of Reorganization, except as disclosed on Schedule 4.8(b)(ii).

              (c) Neither Borrower nor any Guarantor is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect on Borrower or such Guarantor, nor is Borrower or any Guarantor in violation of any order of any court, Governmental Body or arbitration board or tribunal.

              (d) Neither Borrower nor any member of the Controlled Group maintains or contributes to any ERISA Plan other than those listed on Schedule 4.8(d) hereto. Except as set forth in Schedule 4.8(d), (i) no ERISA Plan has incurred any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each ERISA Plan, (ii) each ERISA Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) neither Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no ERISA Plan has been terminated by the plan administrator thereof or by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any ERISA Plan, (v) at this time, the current value of the assets of each ERISA Plan exceeds the present value of the accrued benefits and other liabilities of such ERISA Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any ERISA Plan,
(vii) neither Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, (viii) neither Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any ERISA Plan, has engaged in a "prohibited transaction" described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such ERISA Plan which is subject to ERISA, (ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each ERISA Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR Section 2615.3 has not been waived, (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group, and (xii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

         4.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by Borrower and its Subsidiaries are set forth on Schedule 4.9, are valid and have been duly registered or filed with all appropriate governmental authorities and constitute all of the intellectual property rights which are necessary for the operation of its business; to Borrower's knowledge, there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename, trade secret or license and Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 4.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by Borrower and each Guarantor and all trade secrets used by Borrower and each Guarantor consists of original material or property developed by Borrower or such Guarantor or was lawfully acquired by Borrower or such Guarantor from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

         4.10. Licenses and Permits. Except as set forth in Schedule 4.10, each of Borrower and each of its Subsidiaries (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business except where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

         4.11. Default of Debt. Neither Borrower nor any of its Subsidiaries is in default in the payment of the principal of or interest on any Debt or under any instrument or agreement under or subject to which any Debt has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

         4.12. No Default. Neither Borrower nor any of it Subsidiaries is in default in the payment or performance of any of its contractual obligations the nonpayment or nonperformance of which could reasonably be expected to have a Material Adverse Effect and no Default or Event of Default has occurred and is continuing.

         4.13. No Burdensome Restrictions. Neither Borrower nor any of it Subsidiaries is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of it Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Lien.

         4.14. No Labor Disputes. Neither Borrower nor any of it Subsidiaries is involved in any labor dispute; there are no strikes or walkouts or union organization of any of Borrower's or any Guarantor's employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 4.14 hereto.

         4.15. Margin Regulations. Neither Borrower nor any of it Subsidiaries is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

         4.16. Investment Company Act. Neither Borrower nor any of it Subsidiaries is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

         4.17. Disclosure. No representation or warranty made by Borrower in this Agreement or in any financial statement, report, certificate or any Ancillary Document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

         4.18. Delivery of Indenture Documentation. Agent has received complete copies of the Indenture (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

         4.19. Swaps. Neither Borrower nor any of it Subsidiaries is a party to, nor will it be a party to, any swap agreement whereby Borrower or any such Guarantor has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.

         4.20. Conflicting Agreements; Governmental Approvals. Except as disclosed on Schedule 4.20, no provision of any material mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower or any Guarantor or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Ancillary Documents. Other than the Confirmation Order no approval or consent of any regulatory or administrative commission or authority, or of any other Governmental Body, is necessary to authorize the execution and delivery of this Agreement and that no such approval or consent is necessary to authorize the observance or performance by Borrower of the covenants herein contained.

         4.21. Application of Certain Laws and Regulations. Neither Borrower nor any Subsidiary of Borrower is subject to any statute, rule or regulation which regulates the incurrence of any Debt.

         4.22. Business and Property of Borrower; Title. Upon and after the Closing Date, neither Borrower nor any of it Subsidiaries propose to engage in any business other than a Related Business. On the Closing Date, each of Borrower and each of its Subsidiaries will own all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrower and such Guarantor. Each of the Borrower and its Subsidiaries has good and indefeasible title in fee simple to, or a valid leasehold interest in (subject to exceptions noted in the title opinions delivered to Agent), all its Real Property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.4.

         4.23. Security Interests. As of the Closing Date, the Agent for the ratable benefit of the Lenders shall have a legal, valid and enforceable, first priority (subject to Permitted Prior Liens) perfected security interest in all right, title and interest of the Borrower in the "Collateral" described in the Security Documents.

         4.24. Insurance. The Borrower and its Subsidiaries have with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 4.24, which insurance meets the requirements of Section 5.4 hereof as of the Closing Date.

         4.25. Plan of Reorganization. The Agent has received the Confirmation Orders and the Confirmation Orders have become Final Orders, unless receipt of the Final Order has been waived with the consent of the Required Lenders. All other conditions precedent to the confirmation and effectiveness of the Plan of Reorganization have been satisfied or waived and the Effective Date has occurred.

         4.26. Indenture Qualification. As of the date on which this representation and warranty is made, the offering and issuance of the Indenture Notes pursuant to the Plan of Reorganization are exempt from registration under
Section 5 of the Securities Act and the Indenture is qualified under the Trust Indenture Act of 1939, as amended.

         4.27. Location of Borrower. Borrower's and each Guarantor's chief executive office is located at 1300 North Sam Houston Parkway East, Houston, Texas.

         4.2. Representations, Warranties and Covenants Concerning the Mortgages. Borrower hereby makes all of the additional representations, warranties and covenants set forth on Exhibit 4.27 of this Agreement.


V.       AFFIRMATIVE COVENANTS.

         Borrower and each Guarantor shall, and shall cause each of their respective Subsidiaries to, until payment in full of the Obligations and termination of this Agreement:

         5.1. Payment of Obligations. Duly and punctually pay the principal of and interest on all of the Obligations, including each and every obligation owing under the Notes as the same shall become due and payable under the Notes and in accordance with the terms of this Agreement and pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with the forwarding of Advance proceeds. Agent may, without making demand, charge the account of Borrower for all such fees and expenses.

         5.2. Corporate Existence. Borrower and each Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect their respective corporate existence in accordance with the respective organizational documents of each of them and the rights (charter and statutory) and corporate franchises of Borrower and each Guarantor; provided, however, that neither Borrower nor any Guarantor shall be required to preserve, with respect to itself, any right of franchise, and with respect to any of its Subsidiaries, any such existence, right or franchise, if (a) the Board of Directors of Borrower or such Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower or such Guarantor and (b) the loss thereof is not disadvantageous in any material respect to Agent and Lenders.

         5.3. Payment of Taxes and Other Claims. The Borrower and each Guarantor shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon Borrower or such Guarantor or any of their respective properties and assets; provided, however, that Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves have been established in accordance with GAAP and so long as such taxes (other than ad valorem and severance taxes), assessments or charges do not prime Agent's Lien on the Collateral.

         5.4. Maintenance of Properties and Insurance.

              (a) Each of Borrower and each Guarantor shall cause the properties used or useful to the conduct of their respective businesses to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgement may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

                  (b) Each of Borrower and each Guarantor shall provide, or shall cause to be provided, for itself and each of its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that in its reasonable, good faith opinion, are adequate and appropriate for the conduct of its business and the business of such Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as is customary, in its reasonable, good faith opinion, and adequate and appropriate for the conduct of Borrower's and such Guarantor's business in a prudent manner for companies engaged in a similar business. In addition, all such insurance shall be payable to Agent as loss payee, as its interests may appear, under a "standard" or "Texas" loss payee clause. Without limiting the foregoing, each of Borrower and each Guarantor shall (i) keep all of its physical property insured with hazard insurance on an "all risks" basis, with broad form flood and earthquake coverages, with a full replacement cost endorsement and an "agreed amount" clause in an amount equal to 100% of the full replacement cost of such property, (ii) maintain all such workers' compensation or similar insurance as may be required by law, and (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring on, in or about the properties of Borrower and each Guarantor. Whether or not an Event of Default exists, Agent will make available to Borrower insurance proceeds covering properties subject to the TCW/Southern Production Payment for the purpose of permitting Borrower to use such funds for the repair of such properties and Borrower shall use such funds to diligently repair such properties as promptly as possible. The balance of any proceeds remaining after application to repair shall be remitted to Agent to be applied to the Obligations.

                  All policies of insurance shall provide for at least ten days' prior written cancellation notice to Agent. In the event of failure by Borrower and any Guarantor or provide and maintain insurance as described herein; provided, however, Agent may, at its option, provide such insurance and charge the amount thereof to Borrower and Guarantors. The Borrower and each Guarantor shall furnish Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

                  (c) Borrower and each Guarantor will explore, develop and maintain (or cause to be explored, developed and maintained) the leases, wells, units and acreage to which the mineral interests pertain in a prudent manner, and as may be reasonably necessary for the prudent and economical operation of (and in an effort to maximize the production capacity of) such leases, wells, units and acreage in accordance with reasonable and customary industry standards for similar owners of mineral interests.

                  (d) Borrower and each Guarantor will act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business and investments. Borrower and each Guarantor will keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business, including, without limitation, all wells and equipment necessary or useful in the operation of the Hydrocarbon Reserves.

         5.5. Compliance with Laws; Violations. Borrower will comply in all material respects at all times with all Laws applicable to the Collateral, and shall promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect.

         5.6. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

         5.7. Payment of Debt. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower and each Guarantor shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

         5.8. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.6, 9.11 and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal and recurring year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

         5.9. Environmental Matters. (a) Borrower and each Guarantor shall ensure and shall cause each of its Subsidiaries to ensure that the Real Property remains in compliance in all material respects with all applicable Environmental Laws.

                  (b) Each of Borrower and each Guarantor will do all things necessary to systematically assure and monitor continued compliance in all material respects with all applicable Environmental Laws, including periodic reviews of such compliance.

                  (c) In the event any of Borrower or any Guarantor, gives or receives notice of any material release or threat of release of a reportable quantity of any Hazardous Substances on its Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of material violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions on its Real Property, demand letter or complaint, order, citation, or other written notice with regard to any material Hazardous Discharge or material violation of any Environmental Laws affecting its Real Property or its interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Governmental Body, then Borrower shall within five (5) Business Days, give written notice of same to the Agent detailing facts and circumstances of which Borrower or such Subsidiary is aware giving rise to the Hazardous Discharge or Environmental Complaint and periodically inform Agent of the status of the matter. Such information is to be provided to allow Agent to protect its security interest in the Collateral for the benefit of Lenders and is not intended to create nor shall it create any obligation upon the Agent or any Lender with respect thereto.

                  (d) Each of Borrower and each Guarantor shall respond promptly to any Hazardous Discharge or Environmental Complaint applicable to it and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral to any claim or Lien other than a Permitted Lien.

                  (e) Borrower and each Guarantor shall each jointly and severally defend and indemnify the Agent and each Lender, its officers, directors, employees and agents and hold the Agent and each Lender, its officers, directors, employees and agents harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by the Agent or any Lender, its officers, directors, employees and agents under or on account of any violation by Borrower or any Guarantor of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder other than Permitted Liens, with respect to any Hazardous Discharge, the presence of any Hazardous Substances in violation of applicable Environmental Laws affecting Borrower's or such Guarantor's property, whether or not the same originates or emerges from Borrower's or such Guarantor's property or any contiguous real estate, including any loss of value of the Collateral as a result of the foregoing, except to the extent such loss, liability, damage and expense is directly attributable to any Hazardous Discharge resulting from actions on the part of the Lender, its officers, directors, employees and agents. The obligations of Borrower and each Guarantor under this Section 5.9 shall arise upon the discovery of the presence of any Hazardous Substances in violation of applicable Environmental Laws on Borrower's or such Guarantor's property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. The obligation and the indemnifications hereunder shall survive the termination of this Agreement.

                  (f) For purposes of Section 5.9 and 4.7, all references to Real Property shall be deemed to include all of Borrower's and each Guarantor's right, title and interest in and to its owned and leased premises;

         5.10. Inspections. At all times during normal business hours and upon reasonable notice (unless a Default or Event of Default has occurred or Agent reasonably suspects that a Default or Event of Default has occurred, in which event no prior notice shall be required), Agent shall have the right to
(a) visit and inspect Borrower's and each Guarantor's properties and the Collateral, (b) inspect, audit and make extracts from Borrower's and each Guarantor's relevant books and records, including, but not limited to, management letters prepared by independent accountants, and (c) discuss with Borrower's and each Guarantor's principal officers and independent accountants, the business, assets, liabilities, financial condition results of operations and business prospects of Borrower. Agent may conduct inspections at Borrower's and each Guarantor's properties no more than four (4) times per Loan Year unless an Event of Default has occurred or the results of any audit report are not satisfactory to Agent in its discretion, in which event there shall be no limit on the number of inspection performed. Borrower and each Guarantor will deliver to Agent any instrument necessary for Agent to obtain records from any service bureau maintaining records for such Borrower or Guarantor.

         5.11. Dismissal of Appeals. Borrower shall use commercially reasonable efforts to have dismissed any presently filed and pending appeals to the Confirmation Order, including, without limitation such appeal pending by High River Limited Partnership in the United States District Court, Southern District of Texas and shall immediately make application to have such appeals dismissed on the grounds of mootness.


VI.      NEGATIVE COVENANTS

         Neither Borrower nor any Guarantor shall and neither Borrower nor any Guarantor shall permit any of its Subsidiaries to, until satisfaction in full of the Obligations and termination of this Agreement:

         6.1.     Mergers, Consolidations and Other Fundamental Changes.

                  (a) Consolidate with or merge with or into any other Person, or, directly or indirectly, sell, lease, assign, transfer or convey all or substantially all of its assets (computed on a consolidated basis), to another Person or group of Persons acting in concert, whether in a single transaction or through a series of related transactions, unless:

                      (i) either (x) Borrower or such Guarantor, as the case may be, shall be the continuing Person, or (y) the Person (if other than Borrower) formed by such consolidation or into which Borrower or such Guarantor, as the case may be, is merged or to which all or substantially all of the properties and assets of Borrower or such Guarantor, as the case may be, are transferred as an entirety or substantially as an entirety (Borrower or such Guarantor, as the case may be, or such other Person being hereinafter referred to as the "Surviving Person") shall be a corporation or partnership organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by a joinder agreement supplemental hereto and any supplements to any Security Documents as Agent in its sole discretion may require, executed and delivered to Agent on or prior to the consummation of such transaction, in form satisfactory to the Agent, all the obligations of the Borrower or such Guarantor, as the case may be, under this Agreement and the Ancillary Documents and shall execute such Security Documents as may be necessary to maintain the Lien of Agent on the Collateral of the Surviving Person;

                      (ii) No Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction;

                      (iii) immediately after giving effect to such transaction, on a pro forma basis, (x) the Net Worth of the Surviving Person is at least equal to the Net Worth of such predecessor or transferring entity immediately prior to such transaction, and (y) the Surviving Person immediately after giving effect on a pro forma basis to the Consolidated Fixed Charges of the Surviving Person, (A) the Consolidated Fixed Charge Coverage Ratio of the Surviving Person for the Reference Period is greater than 2.5 to 1, and (B) the Surviving Person's Adjusted Consolidated Tangible Assets are equal to or greater than 150% of the total consolidated principal amount or accreted value, as the case may be, of Debt of the Surviving Person; and

                           (iv) Borrower has delivered to Agent an Officers'
Certificate and an Opinion of Counsel, each stating that such consolidation, merger, assignment, or transfer and such supplemental agreements comply with this Section 6.1(a) and that all conditions precedent herein provided relating to such transaction have been satisfied.

For purposes of this Section 6.1(a), the Consolidated Fixed Charge Coverage Ratio shall be determined on a pro forma consolidated basis (giving effect to such transaction) for the four fiscal quarters immediately preceding such transaction.

                  (b) For purposes of clause (a), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Borrower or any Guarantor, which properties and assets, if held by Borrower or such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower or such Guarantor, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Borrower and such Guarantor.

                  (c) Notwithstanding anything contained in the foregoing to the contrary, any Subsidiary of Borrower or any Guarantor with a Net Worth greater than zero may merge into Borrower or any Guarantor (or a wholly owned Subsidiary of Borrower or any Guarantor) at any time, provided, however, that Borrower shall have delivered to Agent an Officers' Certificate stating that such Subsidiary has a Net Worth greater than zero and such merger does not result in a Default or an Event of Default hereunder.

                  (d) Upon any consolidation or merger, or any transfer of assets in accordance with Section 6.1(a), the Surviving Person formed by such consolidation or into which Borrower or any Guarantor is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Borrower or any Guarantor under this Agreement, the Security Documents and the other Ancillary Documents with the same effect as if such Surviving Person had been named as Borrower or a Guarantor herein. When a Surviving Person duly assumes all of the obligations of Borrower pursuant hereto, the predecessor shall be released from such obligations.

         6.2. Asset Sales. (a) Consummate an Asset Sale unless (x) with respect to Asset Sales by any Guarantor an amount equal to the Net Cash Proceeds therefrom is (A) applied to repay the Obligations in such order as Agent may determine, (B) used to make cash payments in the ordinary course of business and consistent with past practices that are not otherwise prohibited by this Agreement, provided, however, that the aggregate amount so used pursuant to this clause (B) from and after the Closing Date does not exceed $3 million (without duplication of amounts used for Capital Expenditures in accordance with clause (C) of this Section 6.2 below), or (C) used for Capital Expenditures in a Related Business within 180 days after the date of such Asset Sale or used to reimburse Borrower and its Subsidiaries for Capital Expenditures made prior to such Asset Sale, or (y) with respect to proposed Asset Sales by Borrower resulting in Net Cash Proceeds which, when aggregated with the Net Cash Proceeds of all other Asset Sales in the same fiscal year (other than Asset Sales to which Agent has consented hereunder) exceeds $1,000,000 in such fiscal year, such Asset Sale shall not be consummated unless Agent shall have given its prior written consent and Borrower shall deposit with Agent an amount equal to the amount of such Net Cash Proceeds in excess of $1,000,000, to be held as cash collateral for the Obligations. Absent the existence of an Event of Default, Agent shall release such cash collateral in an amount (i) which Borrower certifies to Agent was previously expended by Borrower for Capital Expenditures by Borrower prior to such Asset Sale and such expended amount has not been previously reimbursed to Borrower, or (ii) which represents the imminent expenditure of funds by Borrower for Capital Expenditures in a Related Business within 180 days after the date of such Asset Sale upon the receipt by Agent of proof reasonably satisfactory to Agent of such imminent expenditure of funds.

                  (b) Notwithstanding the foregoing limitations on Asset Sales and restrictions on and requirements for the use of Net Cash Proceeds therefrom, Borrower and Guarantors, as the case may be, may at any time and from time to time, but subject to Subsection 6.2(c) below, effect any of the following transactions, and the Net Cash Proceeds, if any, realized from any of the following transactions shall not be subject to the application requirements of Section 6.2(a):

                           (i) Borrower and Guarantors may engage in Asset
                  Sales incident to and resulting from a transaction expressly permitted under Section 6.1;

                           (ii) Borrower and Guarantors may sell, assign,
                  lease, license, transfer, abandon or otherwise dispose of (a) damaged, worn out, unserviceable or other obsolete property in the ordinary course of business, or (b) other property no longer necessary for the proper conduct of their business;

                           (iii) Borrower and Guarantors may convey, sell,
                  transfer or otherwise dispose of Hydrocarbons or other mineral products in the ordinary course of business; and

                           (iv) Borrower and Guarantors may convey, sell,
                  transfer or otherwise dispose of Drilling Production Payments and interests related to Drilling Programs; provided, however, that an amount equal to the Net Cash Proceeds of each such conveyance, sale, transfer or other disposition shall be used for Capital Expenditures (including without limitation the reimbursement of Borrower and Guarantors for Capital Expenditures already made) or to repay the Obligations.

                  (c) Notwithstanding any other provision of this Section 6.2, Borrower shall not transfer any Collateral included in the Borrowing Base if, after giving effect to such transfer and any repayment of Obligations hereunder, an Overadvance shall exist.

                  (d) Notwithstanding anything to the contrary contained in this Section 6.2, Borrower shall not effect the consummation of, and shall not permit Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, to consummate a GB Facility Asset Sale unless an amount equal to the Net GB Financing Proceeds resulting therefrom is (i) distributed by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, to Borrower and used by Borrower for Capital Expenditures in a Related Business of Borrower, each within 180 days after the date of consummation of such GB Facility Asset Sale, or (ii) to the extent not used in accordance with clause (i) preceding with 180 days after the date of consummation of such GB Facility Asset Sale, applied by Borrower to repay the Obligations.

         6.3. Limitation on Incurrence of Additional Debt. Except as set forth in this Section 6.3, from and after the Closing Date, directly or indirectly, create, incur, assume, guarantee, or otherwise become liable for, contingently or otherwise (to "Incur" or, as appropriate, an "Incurrence"), any Debt, except:

                  (a)      the Obligations and the Guaranty;

                  (b) Debt evidenced by the Indenture and the Indenture Notes; provided, however, the aggregate principal amount outstanding under the Indenture shall not exceed $200,000,000;

                  (c)      Debt outstanding under the Receivables Facility;

                  (d) Debt in an aggregate principal amount outstanding not to exceed at any one time $67.5 million;

                  (e) Subordinated Debt of Borrower solely to any wholly owned Subsidiary of Borrower, or Debt of any wholly owned Subsidiary of Borrower solely to Borrower or to any wholly owned Subsidiary of Borrower; provided, however, that if any Subsidiary holding such Debt, for any reason, is no longer deemed a Subsidiary of Borrower, any outstanding Debt incurred by Borrower or another Subsidiary pursuant to this Section 6.3(b) shall constitute a new incurrence of Debt and be subject to the restrictions of Section 6.3.

                  (f) Debt of Borrower or any Guarantor secured by a Permitted Lien that meets the requirements of clause (c), (d), or (e) of the definition of "Permitted Liens" set forth in Section 1.1;

                  (g)      (1) any guaranty of Debt permitted by clauses (a),
(b), (c), or (k) hereof, which guaranty shall not be included in the determination of the amount of Debt which may be incurred pursuant to (a), (b),
(c), or (k) hereof, or (2) any guarantee by Borrower of the obligations of any wholly owned Subsidiary of Borrower to the extent such obligations so guaranteed (A) do not constitute Debt (unless and only to the extent such Debt is otherwise permitted under this Section 6.3) and (B) except to the extent such obligations constitute Debt otherwise permitted under this Section 6.3, such obligations are of the type customarily Incurred by such wholly owned Subsidiary in favor of third parties in the ordinary course of conducting its Related Business;

                  (h) Borrower and any Guarantor may incur Debt as an extension, renewal, replacement, or refunding of (i) any item of the Debt permitted to be incurred by Section 6.3(k), (ii) Debt existing on the Closing Date that is secured by assets of Galveston Bay Pipeline, up to a maximum principal amount of such Debt so extended, renewed, replaced or refunded under this Section 6.3(h) not to exceed $2,000,000, (iii) Debt existing on the Closing Date (other than this Agreement and the Receivables Facility) that is secured by assets of Galveston Bay Processing, up to a maximum principal amount of such Debt so extended, renewed, replaced or refunded under this Section 6.3(h) not to exceed $10,000,000 or (iv) the Debt permitted to be incurred by this Section 6.3(h) (each such item of Debt is referred to as "Refinancing Debt"), provided, however, that (1) the maximum principal amount of each item of Refinancing Debt (or, if such item of Refinancing Debt is issued with original issue discount, the original issue price of such item of Refinancing Debt) permitted under this clause (g) may not exceed the lesser of (x) the principal amount of the item of Debt being extended, renewed, replaced, or refunded plus reasonable financing fees and other associated reasonable out-of-pocket expenses including consent payments, premium, if any, and related fees, in each case other than those paid to a Affiliate (collectively, "Refinancing Fees"), or (y) if such item of Debt being extended, renewed, replaced, or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount as of the time of the Incurrence of such item of Refinancing Debt plus Refinancing Fees, (2) each item of Refinancing Debt has a Weighted Average Life and a final maturity that is equal to or greater than the related Debt being extended, renewed, replaced, or refunded at the time of such extension, renewal, replacement, or refunding, and (3) each item of Refinancing Debt shall rank with respect to the Obligations to an extent no less favorable in respect thereof to the Lenders than the related Debt being refinanced;

                  (i) Debt represented by trade payables or accrued expenses, in each case incurred on normal, customary terms in the ordinary course of business, not overdue for a period of more than 45 days (or, if overdue for a period of more than 45 days, being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto being maintained on the books of Borrower or any Guarantor in accordance with GAAP) and not constituting any amounts due to banks or other financial institutions;

                  (j)      Swap Obligations of Borrower or any Guarantor;

                  (k) Debt of Borrower or any Guarantor to holders of Allowed Priority Tax Claims under the Plan of Reorganization, to holders of Allowed Claims in classes 2, 5, 6A or 6B under the Plan of Reorganization, or under surety bonds, letters of credit or reimbursement obligations related to or constituting collateral securing Borrower's or any Guarantor's obligations thereunder;

                  (l) letters of credit and reimbursement obligations relating thereto to the extent collateralized by cash or Cash Equivalents;

                  (m)      Debt outstanding on the date hereof and listed on
Schedule 4.8(b)(ii) hereof;

                  (n) Debt secured by a Permitted Lien that meets the requirements of clause (w) of the definition of "Permitted Liens" set forth in
Section 1.2;

                  (o) the Attributable Debt incurred by Borrower in connection with a Sale and Leaseback Transaction of the Headquarters Facility if the aggregate principal amount thereof at the time of incurrence does not exceed 100% of the appraised Value of the Headquarters Facility as determined by an Appraisal dated not more than six (6) months prior to the date on which such Sale and Leaseback Transaction is consummated; and

                  (p) Debt in respect of Drilling Production Payments not to exceed the limitation set forth in Section 7.4 of this Agreement.

                  Debt incurred and Disqualified Capital Stock issued by any Person that is not a Subsidiary of Borrower, which Debt or Disqualified Capital Stock is outstanding at the time such

Person becomes a Subsidiary of, or is merged into, or consolidated with Borrower or one of its Subsidiaries, as the case may be, shall be deemed to have been incurred or issued, as the case may be, at the time such Person becomes a Subsidiary of, or is merged into, or consolidated with Borrower or one of its Subsidiaries.

                  Notwithstanding anything to the contrary contained in this
Section 6.3 or in Section 6.4, Borrower shall not effect the consummation of, and shall not permit Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, to consummate, a GB Facility Financing unless (A) concurrently with the consummation of such GB Facility Financing Borrower shall cause a duly executed and acknowledged GB Consent and Subordination Agreement to be delivered to the Agent and (B) an amount equal to the Net GB Financing Proceeds resulting therefrom is (i) used by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, for Capital Expenditures in a Related Business of such Person within 180 days after the date of consummation of such GB Facility Financing, (ii) distributed by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, to Borrower and used by Borrower for Capital Expenditures in a Related Business of such Borrower, each within 180 days after the date of consummation of such GB Facility Financing, (iii) used, in part, as contemplated in the preceding clause (i), and used, in part, as contemplated in the preceding clause (ii), or (iv) to the extent not used in accordance with clause (i), (ii) or (iii) preceding within 180 days after the date of consummation of such GB Facility Financing, distributed by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, to Borrower and, on the 181st day after the date of consummation of such GB Facility Financing, such amount, if any, distributed to Borrower pursuant to this clause (iv) shall be deemed to be included within the Net Cash Proceeds subject to application pursuant to Section 6.2(a)(x)(A).

                  For the purpose of determining compliance with this Section 6.3, (A) if an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, Borrower, Guarantors or the Subsidiary in question shall have the right to determine in its sole discretion the category to which such Debt applies and shall not be required to include the amount and type of such Debt in more than one of such categories and may elect to apportion such item of Debt between or among any two or more of such categories otherwise applicable, and (B) the amount of any Debt which does not pay interest in cash or which was issued at a discount to face value shall be deemed to be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

         6.4. Creation of Liens. Create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter acquired, except Permitted Liens. For the purpose of determining compliance with this Section 6.4, if a Lien meets the criteria of more than one of the types of Permitted Liens, Borrower, Guarantors or the Subsidiary in question shall have the right to determine in its sole discretion the category of Permitted Lien to which such Lien applies, shall not be required to include such Lien in more than one of such categories, and may elect to apportion such Lien between or among any two or more categories otherwise applicable.

         6.5. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, note, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except pursuant to a Permitted Investment.


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



         6.6. Limitation on Restricted Payments. Directly or indirectly make any Restricted Payment.

         6.7. Nature of Business. Neither Borrower nor any Guarantor shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than a Related Business or such other business activities as are reasonably related or incidental thereto.

         6.8.     Limitation on Transactions with Affiliates.

                  (a) Neither Borrower or any Guarantor shall enter directly or indirectly into, or permit to exist, any Affiliate Transaction with any Officer Affiliate, except for (i) transactions that constitute Permitted Investments under clause (vi) of the definition of the term "Permitted Investments" set forth in Section 1.2, (ii) employee compensation arrangements relating to the full-time employment of Officer Affiliates by Borrower or any of its Subsidiaries, (iii) the Existing Agreements, and (iv) transactions effected pursuant to and in accordance with the terms of the Existing Agreements.

                  (b) Neither Borrower or any Guarantor shall enter directly or indirectly into, or permit to exist, any Affiliate Transaction with any Non-Officer Affiliate, except for (i) transactions made in good faith, the terms of which are (x) fair and reasonable to Borrower or such Subsidiary, as the case may be, (y) at least as favorable as the terms which could be obtained by Borrower or such Guarantor, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not Affiliates and (z) such transaction must first be unanimously approved by the Board of Directors of Borrower or such Guarantor which is the transacting party pursuant to a Board Resolution, as fair and reasonable to Borrower or such Guarantor, as the case may be, and on terms which are at least as favorable as the terms which could be obtained by Borrower or such Guarantor, as the case may be, on an arm's length basis with Persons who are not Affiliates, (ii) transactions between Borrower, any Guarantor and any wholly-owned Subsidiary of Borrower or any Guarantor or transactions between wholly-owned Subsidiaries of Borrower or any Guarantor, (iii) transactions pursuant to the Indenture and related documents, in each case, as amended, and (iv) transactions effected pursuant to and in accordance with the terms and provisions of any court-approved settlement relating to the Debtors' First Amended Objection of Claims of Orion Refining Corporation (TransTexas Claim No. 1187) and TCR Holding Corporation (TransTexas Claim No. 971) filed on February 11, 2000, in the TransTexas Case; and (v) any employee compensation arrangement or ordinary course expense advance.

                  (c) Without limiting the foregoing provisions of Section 6.8(b), with respect to any Affiliate Transaction or series of Affiliate Transactions (other than any Affiliate Transaction described clauses (ii),
(iii), or (iv) of Section 6.8(b)) with an aggregate value in excess of $5 million, Borrower must first obtain a favorable written opinion as to the fairness of such transaction to Borrower or such Subsidiary, as the case may be, from a financial point of view, from a nationally recognized investment banking or "big 5" accounting firm.

         6.9. Subsidiaries. Form any Material Subsidiary unless such Material Subsidiary executes and delivers a joinder to this Agreement joining this Agreement as a Guarantor and such other documents and instruments deemed appropriate by Agent with respect to such Subsidiary promptly following such formation or acquisition.




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



         6.10. Fiscal Year and Accounting Changes. Change its fiscal year from January 31 or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law; provided, however, that Borrower may change its tax year to conform to its fiscal year.

         6.11. Amendment of Articles of Incorporation, By-Laws. Amend or modify any material term or provision of its Articles of Incorporation or By-Laws unless required by law and except to the extent such amendment could not reasonably be expected to have a Material Adverse Effect.

         6.12. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any ERISA Plan, other than those ERISA Plans disclosed on Schedule 4.8(d); (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt "prohibited transaction", as that term is defined in section 406 of ERISA and Section 4975 of the Code; (iii) incur, or permit any member of the Controlled Group to incur, any "accumulated funding deficiency", as that term is defined in Section 302 of ERISA or Section 412 of the Code; (iv) terminate, or permit any member of the Controlled Group to terminate, any ERISA Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA; (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 4.8(d); (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event; (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any ERISA Plan; (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any ERISA Plan.

         6.13. Prepayment of Indenture Notes. At any time, directly or indirectly, prepay the Indenture Notes or repurchase, redeem, retire or otherwise acquire any Indenture Notes except, so long as an Event of Default does not exist or would not exist after giving effect thereto, regularly scheduled or required repayments, purchases or redemptions or refinancing of the Indenture Notes by the Borrower pursuant to Article III or Section 4.14(b) et seq. of the Indenture or as otherwise permitted hereunder.

         6.14. Limitations on Restricting Subsidiary Dividends. Except as listed on Schedule 6.14 or in connection with a GB Facility Financing, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, assume, or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of Borrower to pay dividends or make other distributions on the Capital Stock of any Subsidiary of Borrower, except encumbrances and restrictions existing under this Agreement, the Receivables Facility or the Indenture (or any refinancing of any such Debt facilities incurred in accordance with Section 6.3(g)), and any agreement of a Person acquired by Borrower or a Subsidiary of Borrower, which restrictions existed at the time of acquisition, were not put in place in anticipation of such acquisition and are not applicable to any Person or property, other than the Person or any property of the Person so acquired.

         6.15. Changes Relating to Subordinated Debt. Amend the terms of any Subordinated Debt if the effect of such amendment is to: (a) increase the interest rate on such Debt; (b) shorten the maturity of such Subordinated Debt;
(c) change any event of default or add any covenant with respect to such Debt;
(d) change the payment provisions of such Debt; (e) change the subordination provisions thereof; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Borrower, Agent or any Lender.


VII.     FINANCIAL COVENANTS.

         Borrower shall, until payment of the Obligations and termination of this Agreement:

         7.1. Consolidated Coverage Ratio. Not permit the Consolidated Coverage Ratio for Borrower and its Subsidiaries on a consolidated basis at the end of each fiscal quarter with respect to the immediately preceding fiscal period set forth below (ending on the last day of such fiscal quarter) to be less than Consolidated Coverage Ratio set forth below as corresponds to the applicable fiscal period:

                  Period                                     Coverage Ratio
                  ------                                     --------------

                  One quarter ended 4/30/00                     .33 to 1
                  Two quarters ended 7/31/00                    .40 to 1
                  Three quarters ended 10/31/00                 .45 to 1

                  Four Quarters Ended
                  -------------------

                  1/31/01                                       .50 to 1
                  4/30/01                                       .55 to 1
                  7/31/01                                       .60 to 1
                  10/31/01                                      .65 to 1
                  1/31/02                                       .70 to 1
                  4/30/02                                       .75 to 1
                  7/31/02                                       .80 to 1
                  10/31/02                                      .85 to 1
                  1/31/03                                       .90 to 1
                  4/30/03                                      1.00 to 1
                  7/31/03                                      1.10 to 1
                  10/31/03                                     1.20 to 1
                  1/31/04 and thereafter                       1.25 to 1
                  until the end of the Term

         7.2. Consolidated Net Income. Not permit the sum of (i) Consolidated Net Income for Borrower and its Subsidiaries on a consolidated basis plus (ii) dividend requirements of Borrower and its consolidated Subsidiaries (whether in cash or otherwise (except dividends payable solely in shares of Qualified Capital Stock)) with respect to Preferred Stock paid, accrued, or scheduled to be paid or accrued during each period set forth below (in each case to the extent attributable to such period and excluding items eliminated in consolidation) at the end of each fiscal quarter with respect to the immediately preceding fiscal period set forth below (ending on the last day of such fiscal quarter) to be less than the amount set forth below as corresponds to the applicable fiscal period:


                  Fiscal Period                          Net Income
                  -------------                          ----------

                  One quarter ended 4/30/00              ($12,000,000)
                  Two quarters ended 7/31/00             ($25,000,000)
                  Three quarters ended 10/31/00          ($38,000,000)

                  Four Quarters Ended
                  -------------------

                  1/31/01                                ($40,000,000)
                  4/30/01                                ($37,500,000)
                  7/31/01                                ($35,000,000)
                  10/31/01                               ($32,500,000)
                  1/31/02                                ($30,000,000)
                  4/30/02                                ($27,500,000)
                  7/31/02                                ($25,000,000)
                  10/31/02                               ($22,500,000)
                  1/31/03                                ($20,000,000)
                  4/30/03                                ($15,000,000)
                  7/31/03                                ($10,000,000)
                  10/31/03                               ($ 5,000,000)
                  1/31/04 and thereafter                 0
                  until the end of the Term

         7.3. Minimum Consolidated EBITDA. Not permit Consolidated EBITDA for Borrower and its Subsidiaries on a consolidated basis at the end of each fiscal quarter with respect to the immediately preceding fiscal period set forth below (ending on the last day of such fiscal quarter) to be less than the Consolidated EBITDA set forth below as corresponds to the applicable fiscal period:

                  Fiscal Period                          EBITDA
                  -------------                          ------

                  One quarter ended 4/30/00              $18,000,000
                  Two quarters ended 7/31/00             $38,000,000
                  Three quarters ended 10/31/00          $60,000,000

                  Four Quarters Ended
                  -------------------

                  1/31/01                                $80,000,000
                  4/30/01                                $82,500,000
                  7/31/01                                $85,000,000





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
                  10/31/01                               $ 87,500,000
                  1/31/02                                $ 90,000,000
                  4/30/02                                $ 92,500,000
                  7/31/02                                $ 95,000,000
                  10/31/02                               $ 97,500,000
                  1/31/03                                $100,000,000
                  4/30/03                                $102,500,000
                  7/31/03                                $105,000,000
                  10/31/03                               $107,500,000
                  1/31/04  and thereafter until          $110,000,000
                  the end of the Term

         7.4. Drilling Production Payments. From and after the Closing Date, outstanding Debt with respect to Drilling Production Payments shall not, in the aggregate exceed the amounts set forth below during the periods set forth:

         Maximum                                  Drilling Production
         Amount of Period                         Payment Liabilities
         ----------------                         -------------------

         Closing Date through 10/31/00            $60,000,000
         11/1/00 through 1/31/01                  $57,500,000
         2/1/01 through 4/30/01                   $55,000,000
         5/1/01 through 7/31/01                   $50,000,000
         8/1/01 through 10/31/01                  $45,000,000
         11/1/01 through 1/31/02                  $40,000,000
         2/1/02 through 4/30/02                   $35,000,000
         5/1/02 and thereafter until              $30,000,000
         the end of the Term

Neither the foregoing provisions nor anything else in this Agreement or the Ancillary Documents shall be deemed to prevent Borrower from offering to TCW/Southern, as supplements and additions to the TCW/Southern Production Payment, any TCW/Southern Mandatory Offered Wells that Borrower is obligated to offer pursuant to the terms of the Production Payment Purchase Agreement on or about the date hereof, between TCW/Southern and Borrower, and upon request Agent shall execute such documents as may be necessary to permit any such TCW/Southern Mandatory Offered Well to be made subject to the TCW/Southern Production Payment and to confirm that the interests therein added to the TCW/Southern Production Payment (but not Borrower's retained interests) are free from any Liens under the Ancillary Documents. In addition (but not in limitation of the foregoing), Borrower may make additional wells and acreage, other than TCW/Southern Mandatory Offered Wells, subject to the TCW/Southern Production Payment or any other Drilling Production Payment, provided that:

                  (a) Borrower shall not, without the Agent's consent, so make subject any proved Hydrocarbon Reserves that have been given value in any Proved Reserves Report submitted by Borrower in connection with any Borrowing Base determination.

                  (b) the Debt attributable to any such Drilling Production Payment, plus all then existing Debt of Borrower and its Subsidiaries in respect of other Drilling Production

Payments, shall not exceed the foregoing limitations in this Section 7.4 on the maximum amount of Drilling Production Payment Debt that Borrower can incur, and

                  (c) Borrower shall certify to Agent that the foregoing conditions have been satisfied and that no Event of Default then exists. Subject to such conditions, Agent shall upon request execute such documents as may be necessary to permit the proposed Drilling Production Payment transaction to be implemented.


VIII.    CONDITIONS PRECEDENT.

         8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction or waiver by Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

                  (a) Loan Documents. Agent shall have received this Agreement, the Notes, the Security Documents, the Guaranties (executed by all Material Subsidiaries) and the other Ancillary Documents (including all Exhibits and Schedules) duly executed and delivered by an authorized officer of Borrower;

                  (b) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any Ancillary Document or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been executed by Borrower;

                  (c) Corporate Proceedings of Borrower. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of Borrower and the Guarantors authorizing (i) the execution, delivery and performance of Documents to which it is a party and the Receivables Facility and (ii) the granting by Borrower of the security interests in and liens upon the Collateral, in each case certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

                  (d) Incumbency Certificates of Borrower. Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower and each Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of Borrower and each Guarantor executing the Document to which it is a party, together with evidence of the incumbency of such Secretary or Assistant Secretary;

                  (e) Certificates. Agent shall have received a copy of the Amended and Restated Certificate of Incorporation of Borrower and each Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the Amended and Restated By-Laws of Borrower and each Guarantor certified as accurate and complete by the Secretary of Borrower and such Guarantor;

                  (f) Good Standing Certificates. Agent shall have received good standing certificates for Borrower and each Guarantor dated as of a recent date issued by the Secretary of State or other appropriate official of Borrower's and each Guarantor's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's and each Guarantor's business activities or the ownership of its properties necessitates qualification;

                  (g) Legal Opinions. Agent shall have received the executed legal opinions of Gardere & Wynne, LLP and local counsel, each in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement and the Ancillary Documents as Agent may reasonably require and Borrower hereby authorizes and directs such counsel on its behalf and on behalf of Guarantors to deliver such opinions to Agent and the Lenders;

                  (h) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or any Guarantor or against the officers or directors of Borrower or any Guarantor (A) in connection with the Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) other than litigation described in Borrower's or such Guarantor's Exchange Act filings, which if adversely determined, could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or any Guarantor or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

                  (i) Solvency Certificate; Pro Forma Financial Statements; Projections. Agent shall have received a Solvency Certificate in the form of
Exhibit 8.1(i) executed by the Chief Financial Officer of Borrower along with a copy of the Pro Forma Financial Statements and Projections which shall be satisfactory in all respects to Agent;

                  (j) Collateral Examination. Agent shall have completed Collateral examinations (including title examinations) and received appraisals, the results of which shall be satisfactory in form and substance to the Agent;

                  (k) Fees. Agent shall have received all fees payable to Agent and the Lenders on or prior to the Closing Date pursuant to Article III hereof and counsel for Credit Suisse First Boston Management Corporation, Angelo Gordon & Co., L.P. and Oaktree Capital Management, LLC, as general partner and investment manager of certain funds and accounts it manages (collectively the "Bondholder Lenders') shall have received all amounts due and payable to the Bondholder Lenders on or prior to the Closing Date pursuant to Section 17.9(b) hereof;

                  (l) Insurance. Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrower's and each Guarantor's casualty insurance policies, together with loss payable endorsements on Agent's standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrower's and each Guarantor's liability insurance policies, together with endorsements naming Agent as a co-insured;

                  (m) Environmental Reports. Agent shall have received all environmental studies and reports prepared by independent environmental engineering firms of all Real Property on Schedule 8.1(m);

                  (n) Payment Instructions. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

                  (o) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Ancillary Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

                  (p) No Adverse Material Change. (i) Since October 31, 1999, the date of the last quarterly Financial Statement filed with the SEC and supplementing the Disclosure Statement, there shall not have occurred (x) any material adverse change in the financial condition operations, properties or prospects of Borrower and its Subsidiaries, either individually or taken as a whole, (y) no material damage or destruction to any of the Collateral nor any material depreciation in the value thereof and (z) no event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or any Lender shall have been proven to be inaccurate or misleading in any material respect;

                  (q) Review of Working Capital Accounts. Agent shall have completed its review of Borrower's working capital accounts;

                  (r) Contract Review. Agent shall have reviewed all material contracts of Borrower and each Guarantor including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements, working capital accounts, marketing agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

                  (s) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Ancillary Documents are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Ancillary Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

                  (t) Borrowing Base Certificate. Agent shall have received a Borrowing Base Certificate demonstrating to the satisfaction of Agent that the aggregate amount of Eligible Reserves is sufficient in value and amount to support Advances in the amount requested by Borrower on the Closing Date;

                  (u) Receivables Facility. The Receivables Facility shall close effective on the Closing Date;


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



                  (v) Indenture. Agent shall have received executed copies of the Indenture, the Indenture Notes, and other related agreements, each certified as of the Closing Date by the Secretary or Assistant Secretary of the Borrower (x) to be a true, correct and complete copy of such document and (y) not to have been amended or rescinded from the form so certified and to be in full force and effect;

                  (w) Confirmation Orders. The Agent shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, dated as of the Closing Date, certifying (x) that attached thereto are true, correct and complete copies of each of the Confirmation Orders (including the Plan of Reorganization attached to such Confirmation Order) and (y) that no appeal or motion for rehearing has been filed in connection with such Confirmation Orders;

                  (x) Intercreditor Agreement. Agent shall have received the fully executed Intercreditor Agreement, which Intercreditor Agreement shall be satisfactory in form and substance to Agent in its sole discretion;

                  (y) Liens. The Security Documents shall create in favor of the Agent for the benefit of the Lenders a first priority perfected security interest (subject to Permitted Prior Liens) in all Collateral.

                  (x) Proved Reserves Report. The Agent and the Lenders shall have received a Proved Reserves Report with respect to proven Hydrocarbon Reserves of the Borrower, which shall be in form and substance satisfactory to the Agent and the Lenders.

                  (y) Plan of Reorganization. The terms and conditions of the Plan of Reorganization shall not have been amended or modified from the form of the Plan of Reorganization attached to the Confirmation Order without the approval of the Required Lenders; provided, however, that modifications which in the reasonable judgment of the Agent do not impair or adversely affect the rights and remedies of the Lenders may be implemented by the Borrower without such approval. All conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or waived), the Confirmation Order shall have become a Final Order and the Effective Date shall have occurred.

                  (z) Implementation of the Plan. In accordance with the terms of the Plan of Reorganization, (i) the Borrower shall have issued the Class A Common Stock, the Class B Common Stock, the Junior Preferred Stock, the Senior Preferred Stock, the Warrants, and the Senior Secured Notes to all holders of Allowed Claims and Interests entitled to receive same and (ii) the Borrower shall have distributed cash to all holders of Allowed Claims entitled to receive same.

                  (aa) Distributions. Borrower shall have established procedures to ensure Agent of the payment of distributions due under the Plan of Reorganization and all ongoing payments due in connection with ongoing operations and to the holders of royalty interests and with respect to severance taxes, which procedures shall be satisfactory to Agent in its sole and absolute discretion.

                  (bb) Reports. Agent shall have received reports on investigations conducted by Agent and/or its designees, with respect to Borrower's and each Guarantor's business and assets,




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


including compliance with all applicable laws, the conclusions of such report to be reasonably satisfactory to Agent.

                  (cc) Debt Obligations. The Agent shall have reviewed all documentation relating to all debt obligations of the Borrower and each Guarantor, and shall be satisfied in all respects with such review. Agent shall have received evidence that the total amount of Drilling Production Payment liability does not exceed $60,000,000.

                  (dd) Minimum PV10. (i) The PV10 of total proved Hydrocarbon Reserves (utilizing the Gillespie Price Method), excluding Hydrocarbon Reserves attributable to wells subject to Production Payments to the extent of the Dedication Percentage applicable to the Hydrocarbon Reserves at such wells, shall not be less than 100% of the outstanding Obligations (after giving effect to the initial Advances under this Agreement). (ii) The PV10 (utilizing the Gillespie Price Method) of total proved developed producing Hydrocarbons (including wells subject to Production Payments, but excluding any PV10 attributable to the interest of the entity to whom the Production Payments are owed) shall not be less than 100% of the outstanding Obligations (after giving effect to the initial Advances under this Agreement).

                  (ee) Distribution Channels. Agent shall have obtained the right, pursuant to appropriate documentation, to utilize any and all rights with respect to pipeline distribution and processing necessary to market the now existing or hereafter acquired Hydrocarbon Reserves.

                  (ff) Minimum Syndication. GMACCC shall have received Commitments from other Lenders of not less than $20,000,000 effective on the Closing Date, which condition shall be deemed satisfied if $20,000,000 of Obligations under the Existing DIP Facility become $20,000,000 of Obligations under this Agreement.

                  (gg) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent, the Lenders and their counsel.

         8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, its initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

                  (a) Distributions. Borrower shall have established procedures to ensure Agent of the payment of distributions due under the Plan of Reorganization and all ongoing payments due in connection with ongoing operations and to the holders of royalty interests and with respect to severance taxes, which procedures shall be satisfactory to Agent in its sole and absolute discretion.

                  (b) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, provided that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date;




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

                  (c) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

                  (d) Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum amount of Advances permitted under Section 2.1 hereof; and

                  (e) Counsel for the Bondholder Lenders shall have received all amounts due and payable to the Bondholder Lenders on or after the Closing Date pursuant to Section 17.9(b) hereof.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.


IX.      INFORMATION AS TO BORROWER.

         Borrower and each Guarantor shall, until satisfaction in full of the Obligations and the termination of this Agreement:

         9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral including, without limitation, Borrower's reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

         9.2. Borrowing Base Certificate. Deliver to Agent on or before the twenty-fifth (25th) day of each month as and for the prior month a Borrowing Base Certificate.

         9.3. Proved Reserves Report. Furnish Agent on a six month basis a Proved Reserves Report, prepared as of February 1 and August 1 of each year, and delivered to Agent within 45 days of such date. Borrower may submit an interim Proved Reserve Report prepared by the petroleum engineer which prepared the most recent Proved Reserves Report or by an independent petroleum engineer approved by Agent, prior to the date required hereunder for purposes of calculating the Borrowing Base. In addition, Agent may require an Agent's Proved Reserve Report as set forth in Section 2.1 hereof. Any Proved Reserve Report, any reserve update included in any Borrowing Base Certificate or Agent's Proved Reserve Report prepared by (i) Netherland, Sewell & Associates, Inc. shall be prepared in accordance with the SEC Method or (ii) Cawley, Gillespie & Associates shall be based upon the current NYMEX spot price and on the Gillespie Method.

         9.4.     Intentionally Omitted




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



         9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event of default under the Indenture; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Indenture; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a tax imposed by Section 4971 of the Code; (f) each and every default by Borrower which might reasonably be expected to result in the acceleration of the maturity of any Debt in excess of $5,000,000, including the names and addresses of the holders of such Debt with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Debt; and (g) any other development in the business or affairs of Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower proposes to take with respect thereto.

         9.6. SEC Reports. Whether or not the Borrower is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Borrower shall deliver to the Agent and each Lender, within 60 days after the end of each fiscal quarter (other than any fiscal quarter ending a fiscal year) and within 105 days after the end of each fiscal year quarterly and annual financial statements, respectively, substantially equivalent to financial statements that would have been included in the reports filed with the Securities and Exchange Commission (the "SEC") if the Borrower were subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Borrower's independent certified public accountants as such would be required in such reports to the SEC, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the SEC will not accept such reports, file with the SEC the annual, quarterly and other reports which it is or would have (if it were subject to such reporting obligations) been required to file with the SEC. Annual and quarterly financial statements required to be delivered by Borrower under this Section 9.6 shall be accompanied by comparable consolidating balance sheets and consolidating income statements for each Material Subsidiary (reviewed, with respect to annual information only, by Borrower's independent certified public accountants).

         9.7. Compliance Certificate; Notice of Default. Deliver to Agent within 60 days after the end of each of its fiscal quarters, or 105 days after the end of a fiscal quarter that is also the end of a fiscal year, an Officer's Certificate equivalent to the certificate delivered to the Trustee under
Section 4.7(a) of the Indenture and complying with Section 314(a)(4) of the Trust Indenture Act, as amended, and stating that a review of its activities and the activities of its Subsidiaries during the preceding fiscal quarter has been made under the supervisions of the signing officers with a view to determining whether Borrower and its Subsidiaries have kept, observed, performed and fulfilled its obligations under this Agreement and further stating, as to each such Officer signing such certificate, regardless of whether the signer knows of any failure by Borrower or any Subsidiary of Borrower to comply with any conditions or covenants in this Agreement, or of the occurrence of any Default, and, if such signer does know of such a failure to comply or Default, the certificate shall describe such failure or Default with particularity.





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

                  (a) Deliver to Agent within 105 days after the end of each of its fiscal years a written report of a firm of independent certified public accountants with an established national reputation stating that in conducting their audit for such fiscal year, nothing has come to their attention that caused them to believe that the Company or any Subsidiary of the Company was not in compliance with the provisions set forth in Sections 6.2, 6.3 or 6.7.

                  (b) Deliver to Agent, immediately upon becoming aware of any Default or Event of Default under this Agreement, an Officers' Certificate specifying such Default or Event of Default and what action Borrower is taking or proposes to take with respect thereto. Neither Agent nor any Lender shall be deemed to have knowledge of a Default or an Event of Default unless one of its officers receives notice of the Default giving rise thereto from Borrower.

                  (c) Deliver to Agent, promptly after the occurrence thereof, an Officers' Certificate informing Agent in reasonable detail of (i) any change in the composition of the Board of Directors of Borrower or any of its Subsidiaries, and/or (ii) any amendment to the charter or by-laws of Borrower or any of its Subsidiaries.

         9.8. Quarterly Financial Statements. Furnish Agent within sixty (60) days after the end of each fiscal quarter, an unaudited balance sheet of Borrower on a consolidated and consolidating basis and unaudited statements of income and stockholders' equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared consistent with the reporting requirements of the Exchange Act, whether or not Borrower is subject to such reporting requirements and on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments. The reports shall be accompanied by a certificate of Borrower's President and/or Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Article VII hereof.

         9.9. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such financial statements, reports and returns as Borrower shall send to its stockholders and (ii) copies of all material notices sent pursuant to the Indenture.

         9.10. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent and Lenders to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrower including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrower's opening of any new office or place of business or Borrower's closing of any existing office or place of business, (c) promptly upon Borrower's learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound, and (d) promptly after its incurrence, notice of the incurrence of additional Drilling Production Payment liability.



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

         9.11. Projected Operating Budget. Furnish Agent, no later than thirty
(30) days prior to the beginning of each of Borrower's fiscal years commencing with fiscal year 2001, a month by month projected operating budget and cash flow of Borrower on a consolidated or consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by Borrower's President or President and/or Chief Financial Officer to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

         9.12. Intentionally Omitted.

         9.13. Notice of Suits, Adverse Events. Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting Borrower, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which could reasonably be expected to have a Material Adverse Effect. Furnish Agent with prompt notice of (i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower's business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower, or if copies thereof are requested by Agent, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.

         9.14. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Service, Department of Labor or PBGC with respect thereto,
(ii) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by either Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing ERISA Plan or the establishment of any new ERISA Plan or the commencement of contributions to any ERISA Plan to which either Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a ERISA Plan or to have a trustee appointed to administer a ERISA Plan, together with copies of each such notice, (vi) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Service regarding the qualification of a ERISA Plan under Section 401(a) of the Code, together with copies of each such letter;
(vii) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each



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

such notice; (viii) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

         9.15. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

         9.16. Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.6 and 9.8, with a certificate signed by the President and/or Chief Financial Officer of Borrower stating, to the best of his knowledge, that Borrower is in compliance in all material respects with all applicable Environmental Laws. To the extent Borrower is not in compliance in all material respects with such applicable Environmental Laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrower will implement in order to achieve full compliance.


X.       EVENTS OF DEFAULT.

         The occurrence of any one or more of the following events shall constitute an "Event of Default":

         10.1. failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein or in any Ancillary Document when due;

         10.2. any representation or warranty made or deemed made by Borrower in this Agreement or any Ancillary Document or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

         10.3. failure by Borrower to perform, keep or observe any term or covenant contained in Article VII of this Agreement.

         10.4. issuance of a notice of Lien, levy, assessment, injunction or attachment against Borrower's, any Subsidiary's or any Guarantor's property having an aggregate value in excess of $1,000,000 which is not stayed or lifted within thirty (30) days;

         10.5. failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant contained in (i) this Agreement or any Ancillary Document (other than any provision embodied in or covered by any other clause of this Article X) and the same shall remain unremedied for thirty (30) days or more after written notice from Agent to Borrower of any such failure and (ii) Article VI of this Agreement and the same shall remain unremedied for ten (10) days or more after the occurrence thereof;

         10.6. any judgment is rendered or judgment liens filed against Borrower, any Subsidiary or any Guarantor for an amount in excess of $1,000,000 which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record;

         10.7. Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

         10.8. Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

         10.9. any Material Subsidiary of Borrower, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

         10.10. any change in Borrower's condition or affairs (financial or otherwise) which in Agent's opinion materially impairs the Collateral or the ability of Borrower to perform its Obligations under this Agreement;

         10.11. any Lien created hereunder or provided for hereby or under any related agreement, with respect Collateral having a value of $75,000 or greater, for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (other than Permitted Prior Liens);

         10.12. a default or event of default has occurred and been declared and continuing under the Indenture or the Receivables Facility of any Ancillary Document which default shall not have been cured or waived within any applicable grace period;

         10.13. a default by Borrower or any Subsidiary or Guarantor in the payment, when due (after any applicable grace period or extension for the payment thereof) of any principal of or interest on any Debt having a principal amount, individually or in the aggregate, in excess of $1,000,000, except so long as the requisite holder or holders of such Debt shall have waived such default;

         10.14. a default of the obligations of Borrower under any other agreement to which it is a party shall occur which may reasonably be expected to have a Material Adverse Effect and which default is not cured within any applicable grace period;

         10.15. any Change of Control shall occur and Agent shall fail to consent to such Change of Control within twenty (20) days after the occurrence of such Change of Control;

         10.16. any material provision of this Agreement shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Agent;

         10.17. if (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of Borrower, the continuation of which is material to the continuation of Borrower's business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or
(c) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of Borrower's business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of Borrower's business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement could have a Material Adverse Effect;

         10.18. any portion of the Collateral shall be seized or taken by a Governmental Body;

         10.19. an event or condition specified in Sections 4.8(d), 6.13 or 9.14 hereof shall occur or exist with respect to any ERISA Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a ERISA Plan or the PBGC (or both) which, in the reasonable judgment of Agent, could have a Material Adverse Effect;

         10.20. if any Guarantor (i) attempts to terminate or (ii) challenges the validity of, or its liability under, any Guaranty; or

         10.21. if any Guarantor default in the payment of any of its payment obligations under the Guaranty and such default shall continue for a period of ten (10) days hereunder or under the Guaranty or if any proceeding shall be brought by Borrower or any Guarantor to challenge the validity, binding effect of this Agreement or the Guaranty, or should this Agreement or the Guaranty cease to be a valid, binding and enforceable obligation of a Guarantor.

         10.22. if the average NYMEX closing market price of gas per MMBTU drop below $1.50 in any month, unless the PV10 attributable to proved developed producing wells (excluding any PV10 attributable to wells subject to Production Payments) is at least 140% of the outstanding Obligations.

XI.      LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

         11.1. Rights and Remedies. Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, and (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders, all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Revolving Advances. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of Borrower's premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Lenders at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least five (5) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by Borrower. In connection with the exercise of the foregoing remedies, Agent is granted permission, without charge, to use all of Borrower's trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with the Collateral for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of such Collateral. The proceeds realized from the sale of any Collateral shall be applied in accordance with Section 11.5 hereof. If any deficiency shall arise, Borrower shall remain liable to Agent and the Lenders therefor.

         11.2. Agent's Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent's or Lenders' rights hereunder.

         11.3. Setoff. In addition to any other rights which Agent or any Lender may have under applicable law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right to apply any of Borrower's property held by Agent and such Lender or by the Bank to reduce the Obligations.



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         11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

         11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Ancillary Documents or in respect of the Collateral may, at Agent's discretion, be paid over or delivered as follows:

                           FIRST, to the payment of all reasonable out-of-pocket
                  costs and expenses (including without limitation, reasonable attorneys' fees) of the Agent in connection with enforcing the rights of the Lenders under this Agreement and the Ancillary Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Document;

                           SECOND, to payment of any fees owed to the Agent;

                           THIRD, to the payment of all reasonable out-of-pocket
                  costs and expenses (including without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under this Agreement and the Ancillary Documents or otherwise with respect to the Obligations owing to such Lender;

                           FOURTH, to the payment of all of the Obligations
                  consisting of accrued fees and interest;

                           FIFTH, to the payment of the outstanding principal
                  amount of the Obligations;

                           SIXTH, to all other Obligations and other obligations
                  which shall have become due and payable under the Ancillary Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above;

                           SEVENTH, to the payment of the surplus, if any, to
                  whoever may be lawfully entitled to receive such surplus.

                  In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above.




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XII.     WAIVERS AND JUDICIAL PROCEEDINGS.

         12.1. Waiver of Notice. Borrower and each Guarantor hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

         12.2. Delay. No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

         12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.


XIII.    EFFECTIVE DATE AND TERMINATION.

         13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each of Borrower, each Guarantor (except for any successor or assign of a Guarantor in connection with a transaction as a result of which the relevant Guaranty will be released or terminated pursuant to the terms of this Agreement), Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the last day of the Term unless sooner terminated as herein provided. The Term may be extended, with the written consent of all Lenders, for successive periods of one (1) year each by Borrower giving Agent a written request to extend the Term no more than 90 days nor less than 60 days prior to the then scheduled end of the Term. If all Lenders do not consent to such request at least 30 days before the then scheduled end of the Term, then there shall not be any one year extensions of the Term. Borrower may terminate this Agreement at any time upon forty-five (45) days' prior written notice upon payment in full of the Obligations. This Agreement shall also terminate upon the effective date of termination of the Receivables Facility. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the "Prepayment Date"), Borrower shall pay an early termination fee in an amount equal to (a) $600,000 if the Prepayment Date occurs from the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (b) $400,000 if the Prepayment Date occurs on or after the first



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

anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date, (c) $200,000 if the Prepayment Date occurs on or after the second anniversary of the Closing Date to and including the date immediately preceding the third anniversary of the Closing Date, (d) $100,000 if the Prepayment Date occurs on or after the third anniversary of the Closing Date to and including the date which immediately precedes the last day of the Term, provided that if GMACCC shall assign 50% or more of the Commitments under this Agreement to one or more Lenders, the foregoing early termination fee shall equal 50% of the foregoing fees.

         13.2. Termination. The termination of the Agreement shall not affect any of Borrower's, any Guarantor's, Agent's or any Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower's Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been paid or performed in full after the termination of this Agreement or Borrower has furnished Agent and the Lenders with an indemnification satisfactory to Agent and the Lenders with respect thereto. Accordingly, Borrower and each Guarantor waives any rights which it may have under Section 9-404(1) of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.


XIV.     REGARDING AGENT.

         14.1. Appointment. Each Lender hereby designates GMACCC to act as Agent for such Lender under this Agreement and the Ancillary Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Ancillary Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal, interest, fees (except fees set forth herein which are payable to Agent for its own account and not for the benefit of Lenders), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders; provided, however, the Bondholder Lenders' aggregate share of the fees set forth in Sections 3.2(a) and 3.2(b) shall equal, and Agent shall remit to Bondholder Lenders, an amount equal to $200,000. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or



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

which is contrary to this Agreement or the Ancillary Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

         14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Ancillary Documents. Neither Agent nor any of its officers, directors, employees or agents shall be
(i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Ancillary Documents or in any certificate, report, statement or Ancillary Document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Ancillary Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Ancillary Documents or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Ancillary Documents (including the failure of any Guarantor to perform under its Guaranty), or to inspect the properties, books or records of Borrower or any Guarantor. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

         14.3. Lack of Reliance on Agent and Resignation.

                  (a) Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Ancillary Document, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Ancillary Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.

                  (b) Agent may resign on sixty (60) days' written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower. If a successor Agent shall not have been so appointed within said sixty (60) day period, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time as Required Lenders appoint a successor Agent as provided herein. Any prepaid fees paid to Agent in the year in



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which Agent's resignation is effective shall be prorated and the portion of such fees attributable to the number of full calendar months after the effective date of such resignation shall be remitted to the replacement Agent.

                  (c) Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent's resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Ancillary Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

         14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or Ancillary Document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Ancillary Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

         14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Ancillary Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Ancillary Documents, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders subject to the proviso in Section 14.1; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

         14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Ancillary Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses,



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damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross (not mere) negligence or willful misconduct.

         14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

         14.9. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7 and 9.8 from Borrower pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lenders.

         14.10. Borrower's Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or the Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy Borrower's obligations to make payments for the account of the Agent or Lenders or the relevant one or more of them pursuant to this Agreement.

XV.      RELEASE OF COLLATERAL.

         15.1. Disposition of Certain Collateral Without Requesting Release.

                  (a) Borrower or its Subsidiaries may, so long as an Event of Default shall not have occurred and be continuing or would exist after giving effect thereto and without requesting or receiving the consent of Agent (or any lender, trustee or collateral agent under any of the Security Documents), (i) make cash payments (including repayments of Debt permitted to be incurred hereby) that are not otherwise prohibited by this Agreement, and (ii) dispose of Collateral, free from the Agent's security interests, pursuant to 6.2(b); provided, however, Borrower shall not dispose of or transfer any Collateral included in the Borrowing Base or make any payment if after giving effect thereto an Overadvance shall exist.

                  (b) The right of Borrower to rely upon the provisions of Sections 15.1(a) with respect to transactions described in Section 6.2(b)(iv) from the date of this Agreement to December 31, 2000, and for each twelve-month period thereafter beginning on January 1 (a "Twelve-Month Period") shall be conditioned upon Borrower delivering to Agent, on or before January 30, 2001, and thereafter within 30 days following the end of such Twelve-Month Period, an Officers' Certificate to the effect that the proceeds of all of such dispositions which involve Collateral during such Twelve-Month Period (other than those such dispositions wherein Borrower has complied with Section 15.2) were used by Borrower or its Subsidiaries in connection with their businesses and in accordance with the terms of Section 6.2 herein.



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         15.2. Requesting Release of Collateral.

                  (a) Upon receipt of a Release Request, Agent shall execute and deliver, within five Business Days from the receipt of such Release Request, any instruments deemed by Borrower to be reasonably necessary or reasonably appropriate to release all or a part of the Collateral from the security interests of Agent, if the provisions of this Section 15.2 have been complied with. Any such Release Request shall request Agent to execute one or more specifically described release instruments (which release instruments shall accompany such Release Request) and shall certify (i) that no Event of Default has occurred and is continuing (or with respect to a Release Request relating to any of the Security Documents, that no event of default has occurred and is continuing or would exist after giving effect thereto under the applicable Security Document), (ii) that no Collateral included in the Borrowing Base shall be disposed of if after giving effect to such disposition (and any payment of Obligations in connection therewith) an Overadvance shall exist, and (iii) that one of the conditions of this Section 15.2 set forth below (specifying such condition) has been fulfilled, and if such specified condition is described in clause (i) below, that the conditions of Section 15.1(a), if applicable, have been, or simultaneously with or immediately following the release will be, fulfilled:

                           (i) the Collateral will be disposed of in compliance
                  with Section 15.1(a);

                           (ii) the Net Proceeds from the Collateral to be
                  released will be used within five (5) Business Days to repay the Obligations;

                           (iii) the Collateral is to be released in connection
                  with an Asset Sale made in compliance with Section 6.2; all of the conditions precedent to the termination of the Security Document under which the Lien in the Collateral to be released was created, or to the release of such Collateral from the Lien created by such Security Document, as set forth in such Security Document, have been satisfied;

                           (iv) the Collateral to be released secures, or will
                  secure upon release, debt or other obligations that constitute First Lien Debt; or

                           (v) the release of the Collateral to be released is
                  required pursuant to, or is required in order to effect compliance with, the Plan or a Plan Order.

                  (b) At the request of Borrower (or with respect to releases under the Security Documents, the grantor of the security interest thereunder), Agent shall, in lieu of releasing any Collateral pursuant to this Section 15.2, execute and deliver a Subordination Agreement with respect to such Collateral in form and substance acceptable to Agent.


XVI.     GUARANTY.

         16.1. Guaranty. Each Guarantor jointly and severally unconditionally guaranties to each Lender the prompt payment when due (whether by acceleration or otherwise) of all present and future Obligations, and irrespective of the genuineness, validity, regularity or enforceability of such Obligations, or of any instrument evidencing any of the Obligations or of any collateral



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therefor or of the existence or extent of such collateral, and irrespective of the allowability, allowance or disallowance of any or all of the Obligations in any case commenced by or against Borrower under Title 11, United States Code, including, without limitation, post-petition interest, fees, costs and charges that would have accrued or been added to the Obligations but for the commencement of such case.

         16.2. No Impairment. Agent may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of any Guarantor, extend the time of payment of, exchange or surrender any collateral for, renew or extend any of the Obligations or increase or decrease the interest rate thereon, and may also make any agreement with Borrower or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any Ancillary Documents, or make any election of rights Agent may deem desirable under the United States Bankruptcy Code, as amended, or any other federal or state bankruptcy, reorganization, moratorium or insolvency law relating to or affecting the enforcement of creditors' rights generally (any of the foregoing, an "Insolvency Law") without in any way impairing or affecting the obligations of Guarantors hereunder. The obligations of Guarantors hereunder shall be effective regardless of the subsequent incorporation, merger or consolidation of Borrower, or any change in the composition, nature, personnel or location of Borrower and shall extend to any successor entity to Borrower, including a debtor in possession or the like under any Insolvency Law.

         16.3. Guaranty Absolute. Each Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement and/or any other document, instrument or agreement creating or evidencing the Obligations, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Borrower with respect thereto. Each Guarantor hereby knowingly accepts the full range of risk encompassed within a contract of "continuing guaranty" which risk includes the possibility that Borrower will contract additional indebtedness for which such Guarantor may be liable hereunder after Borrower's financial condition or ability to pay its lawful debts when they fall due has deteriorated, whether or not Borrower has properly authorized incurring such additional indebtedness. Each Guarantor acknowledges that (i) no oral representations, including any representations to extend credit or provide other financial accommodations to Borrower, have been made by Agent or any Lender to induce such Guarantor to enter into this Agreement and (ii) any extension of credit to Borrower shall be governed solely by the provisions of this Loan Agreement and the Ancillary Documents. The liability of each Guarantor under this Agreement shall be absolute and unconditional, in accordance with its terms, and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (a) any waiver, indulgence, renewal, extension, amendment or modification of or addition, consent or supplement to or deletion from or any other action or inaction under or in respect of this Agreement and the Ancillary Documents or any other instruments or agreements relating to the Obligations or any assignment or transfer of any thereof; (b) any lack of validity or enforceability of any of this Agreement, the Ancillary Documents or any assignment or transfer of any thereof; (c) any furnishing of any additional security to Agent or its assignees or any acceptance thereof or any release of any security by Agent or its assignees; (d) any limitation on any party's liability or obligation under this Agreement, the Ancillary Documents or any other documents, instruments or agreements relating to the Obligations or any assignment or transfer



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of any thereof or any invalidity or unenforceability, in whole or in part, of any such document, instrument or agreement or any term thereof; (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Borrower or any Guarantor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not the undersigned shall have notice or knowledge of any of the foregoing; (f) any exchange, release or nonperfection of any Collateral, or any release, or amendment or waiver of or consent to departure from any guaranty or security, for all or any of the Obligations; or (g) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor. Any amounts due from any Guarantor to Agent and Lenders shall bear interest until such amounts are paid in full at the highest rate then applicable to the Obligations.

         16.4. Waivers. (a) This is a guaranty of payment and not of collection. Neither Agent nor any Lender shall be under any obligation to institute suit, exercise rights or remedies or take any other action against Borrower or any other person liable with respect to any of the Obligations or resort to any collateral security held by it to secure any of the Obligations as a condition precedent to any Guarantor being obligated to perform as agreed herein and each Guarantor hereby waives any and all rights which it may have by statute or otherwise which would require Agent or any Lender to do any of the foregoing. Each Guarantor further consents and agrees that Lender shall not be under any obligation to marshal any assets in favor of any Guarantor, or against or in payment of any or all of the Obligations. Each Guarantor hereby waives all rights of suretyship. Each Guarantor hereby waives any rights to interpose any defense, counterclaim or offset of any nature and description which it may have or which may exist between and among Agent, any Lender, Borrower and/or any Guarantor with respect to any Guarantor's obligations hereunder, or which Borrower may assert on the underlying debt, including but not limited to failure of consideration, breach of warranty, fraud, payment (other than cash payment in full of the Obligations), statute of frauds, bankruptcy, infancy, statute of limitations, accord and satisfaction, and usury.

                  (b) Each Guarantor further waives (i) notice of the acceptance of this Agreement, of the making of any such loans or extensions of credit, and of all notices and demands of any kind to which such Guarantor may be entitled, including, without limitation, notice of adverse change in Borrower's financial condition or of any other fact which might materially increase the risk of any Guarantor and (ii) presentment to or demand of payment from anyone whomsoever liable upon any of the Obligations, protest, notices of presentment, non-payment or protest and notice of any sale of collateral security or any default of any sort.

         16.5. Payments from Guarantor. Agent, with or without notice to any Guarantor, may apply on account of the Obligations any payment from any Guarantor or any other guarantor, or amounts realized from any security for the Obligations.

         16.6. No Termination. This is a continuing irrevocable guaranty and shall remain in full force and effect and be binding upon each Guarantor and each Guarantor's successors and assigns, until all of the Obligations have been paid in full and this Agreement has been terminated. If any of the present or future Obligations are guaranteed by Persons in addition to Guarantors, the death, release or discharge in whole or in part or the bankruptcy, merger, consolidation, incorporation, liquidation or dissolution of one or more of them shall not discharge or affect the liabilities of any Guarantor hereunder.

         16.7. Recapture. Anything in this Agreement to the contrary notwithstanding, if Agent or any Lender receives any payment or payments on account of the liabilities guarantied hereby, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver, or any other party under any Insolvency Law, common law or equitable doctrine, then to the extent of any sum not finally retained by Agent or any Lender, each Guarantor's obligations to Agent or such Lender shall be reinstated and this Agreement shall remain in full force and effect (or be reinstated) until payment shall have been made to Lender, which payment shall be due on demand.

         16.8. Guaranties of Borrower and Material Subsidiaries. Borrower and each of its Material Subsidiaries acknowledge, by their execution and delivery of this Agreement and each Guaranty, that Agent and Lenders are relying on the provisions of this Article XVI in extending credit hereunder on the Closing Date, that all Material Subsidiaries of Borrower are benefiting by the financing being provided by Agent and Lenders and that the Holders would not have agreed to provide such financing without the guaranties of all Material Subsidiaries.

         16.9. Release of Galveston Bay Pipeline.

                  Upon receipt of a written request of Borrower in the form of an Officer's Certificate, the Agent shall execute and deliver, within five Business Days from the receipt of such written request, any instruments deemed by Borrower to be reasonably necessary or reasonably appropriate to release Galveston Bay Pipeline from the Guaranty, if the provisions of this Section 16.9 have been complied with. Any such written request shall request the Agent to execute one or more specifically described release instruments (which release instruments shall accompany such written request) and shall certify (i) that no Event of Default has occurred and is continuing, and (ii) that Galveston Bay Pipeline is to be released from the Guaranty in connection with a GB Facility Financing made in compliance with Section 6.3.

         16.10. Release of Galveston Bay Processing.

                  Upon receipt of a written request of Borrower in the form of an Officer's Certificate, the Agent shall execute and deliver, within five Business Days from the receipt of such written request, any instruments deemed by Borrower to be reasonably necessary or reasonably appropriate to release Galveston Bay Processing from the Guaranty, if the provisions of this Section
16.10 have been complied with. Any such written request shall request the Agent to execute one or more specifically described release instruments (which release instruments shall accompany such written request) and shall certify (i) that no Event of Default has occurred and is continuing, and (ii) that Galveston Bay Processing is to be released from the Guaranty in connection with a GB Facility Financing made in compliance with Section 6.3 provided, however, Agent shall not be required to deliver such release until Galveston Bay Processing shall have delivered to Agent a general release in form and substance satisfactory to Agent.

XVII.    MISCELLANEOUS.

         17.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against Borrower or any Guarantor with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower and each Guarantor accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower and each Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower or any Guarantor at its address set forth in Section 17.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower or any Guarantor in the courts of any other jurisdiction. Borrower and each Guarantor waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Borrower or any Guarantor against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the City of New York, State of New York.

         17.2. Entire Understanding. (a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Guarantors, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, and executed by the party or parties making such representations, warranties or guarantees. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower and each Guarantor acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Ancillary Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

                  (b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this
Section 17.2(b), from time to time enter into written supplemental agreements to this Agreement, the Notes or the Ancillary Documents executed by Borrower and each Guarantor, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Lenders, Agent, Borrower or Guarantors thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all the Lenders:

                           (i) increase the Commitment Percentages of any Lender
or alter any provision in respect of the sharing of Obligations and duties among Agent and Lenders or among the Lenders.

                           (ii) increase the Maximum Revolving Advance Amount or
the Term Loan;

                           (iii) extend the maturity of any Note or the due date
for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement;

                           (iv) alter the definition of the term Required
Lenders or alter, amend or modify this Section 17.2(b);

                           (v) release any Collateral other than in compliance
with Article XV of the Loan Agreement;

                           (vi) change the rights and duties of Agent; or

                           (vii) waive the conditions precedent contained in
Section 8.1(k) or Section 8.2(e) hereof.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Guarantors, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Guarantors, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

         17.3. Successors and Assigns; Participations; New Lenders.

                  (a) This Agreement shall be binding upon and inure to the benefit of Borrower, each Guarantor, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except neither Borrower nor any Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

                  (b) Borrower and each Guarantor acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell, subject to clause (f), below, participating interests in the Advances to other financial institutions pursuant to a participation agreement in form and substance satisfactory to such Lender and consented to in writing by Agent in its discretion (each such Participant or purchaser of a participating interest, a "Participant"). Each Participant may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its

Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant's interest in the Advances.

                  (c) Any Lender may sell, assign or transfer, subject to clause
(f), below, all or any part of its rights under this Agreement and the Ancillary Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than $1,000,000, with respect to Bondholder Lenders and their Transferees and $5,000,000, with respect to all other Lenders, pursuant to a Commitment
Transfer Supplement, executed by a Purchasing Lender, the transferor Lender and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein (subject to the provisions of Section 7.16 hereof pursuant to which such Purchasing Lender may elect to refuse to make Advances after the Closing Date), and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Ancillary Documents. Borrower and each Guarantor hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Ancillary Documents. Borrower and each Guarantor shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

                  (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Advances owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower, any Guarantor or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,000 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

                  (e) Borrower and each Guarantor authorizes each Lender to disclose to any Participant or Purchasing Lender and any prospective Participant or Purchasing Lender any and all financial information in such Lender's possession concerning Borrower and each Guarantor which has been delivered to such Lender by or on behalf of Borrower or any Guarantor pursuant to this Agreement or in connection with such Lender's credit evaluation of Borrower or any Guarantor provided such party agrees to be bound by the confidentiality provision of Section 17.15 hereof.

         17.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

         17.5. Indemnity. Borrower and each Guarantor shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any Governmental Body or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Ancillary Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross (not mere) negligence of the party being indemnified.

         17.6. Notice. Any notice or request hereunder may be given to Borrower, any Guarantor or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier,
(c) registered or certified mail, return receipt requested, or (d) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

         (A)      If to Agent at:      GMAC Commercial Credit LLC
                                       1290 Avenue of the Americas
                                       New York, New York 10104
                                       Attention:        Jack MacGowan,
                  with a copy to:      Thomas Strachan
                                       Telephone:        (212) 408-
                                       Telecopier:       (212) 408-4317

                  with a copy to:      Hahn & Hessen LLP
                                       350 Fifth Avenue
                                       New York, New York 10118-0075
                                       Attention:        Steven J. Seif, Esq.
                                       Telephone:        (212) 946-0294
                                       Telecopier:       (212) 594-7167

         (B) If to Lender other than Agent, as specified on the signature pages hereof

         (C)      If to Borrower or
                  any Guarantor, at:   c/o TransTexas Gas Corporation
                                       1300 North Sam Houston Parkway East,
                                       Suite 310
                                       Houston, Texas  77032
                                       Attention:        Ed Donahue
                                       Telephone:        (281) 987-8600
                                       Telecopier:       (281) 986-8865

                  with a copy to:      Gardere & Wynne, LLP
                                       3000 Thanksgiving Tower
                                       1601 Elm Street
                                       Dallas, Texas 75201-4761
                                       Attention:        Barry Drees
                                       Telephone:        (214) 999-4567
                                       Telecopier:       (214) 999-4667

         17.7. Survival. The obligations of Borrower under Sections 3.6, 3.7, 4.9, 14.7 and 17.5 shall survive termination of this Agreement and the Ancillary Documents and payment in full of the Obligations.

         17.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

         17.9. Expenses.

                  (a) All costs and expenses including, without limitation, reasonable attorneys' fees and disbursements incurred by Agent, Agent on behalf of the Lenders and the Lenders (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (ii) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (iii) in instituting, maintaining, preserving, enforcing and foreclosing on Agent's security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (iv) in defending or prosecuting any actions or proceedings arising out of or relating to Agent's or any Lender's transactions with Borrower, or (v) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, shall be reimbursed by Borrower and may be charged to Borrower's Account or the Receivables Facility and shall be part of the Obligations.

                  (b) The Borrower shall reimburse all costs and expenses of the Bondholder Lenders including, without limitation, reasonable attorneys' fees and disbursements incurred by the Bondholder Lenders, in accordance with (i) the debtor-in-possession financing order, dated June 16, 1999, relating to the Bondholder Lenders and the Borrower in the bankruptcy proceeding of the Borrower then pending in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division and (ii) the respective invoices provided by the Bondholder Lenders' New York and Texas co-counsel to the Borrower on or prior to the Closing Date.

         17.10. Injunctive Relief. Borrower and each Guarantor recognizes that, in the event Borrower or any Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

         17.11. Consequential Damages. Neither Agent, any Lender nor any agent or attorney for any of them shall be liable to Borrower or any Guarantor for any special, direct, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

         17.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

         17.13. Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

         17.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

         17.15. Confidentiality. Agent, each Lender and each Transferee agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all non-public information obtained by Agent, such Lender or such Transferee pursuant to this Agreement; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, outside auditors, counsel and other professional advisors (provided such advisors are informed of and agree to be bound by the confidentiality provisions of this Agreement), (b) to Agent, any Lender or to any prospective Transferees and Purchasing Lenders (provided that such prospective Transferees and Purchasing Lenders agree to be bound by the confidentiality provisions of the Agreement), (c) as required or requested by any governmental authority or representative thereof or pursuant to legal process and (d) which ceases to be confidential through no fault of Agent or such Lender; provided, further that unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use its best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a governmental authority or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such governmental authority) or (B) pursuant to legal process.

         17.16. Provisions Relating to Bondholder Lenders.

                           (a) Notwithstanding anything in this Agreement to the
                  contrary, Agent, each Lender, Borrower and each Guarantor hereby acknowledge and agree that Bondholder Lenders shall not make, or be obligated to make, Advances after the Closing Date and that for purposes of this Agreement, in the event any additional Advances are made hereunder, the Bondholder Lenders shall be treated as Defaulting Lenders in accordance with
                  Section 2.14 hereof, except that (i) Advances made by Lenders which are not Defaulting Lenders shall be made pro rata based on their respective Commitment Percentages applied to the total amount of the approved Advance plus their respective Commitment Percentages applied to the principal amount that the Defaulting Lender(s) have elected not to fund and that such other Lenders have agreed to fund, (ii) each Lender's Commitment Percentage shall be adjusted upon each new Advance made hereunder, provided that neither Agent nor any Lender shall be obligated to make Advances in excess of its Commitment, and (iii) notwithstanding the provisions of
                  Section 2.14(c), Bondholder Lenders shall continue to retain their rights to give instructions to Agent and to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Ancillary Documents up to its then outstanding Commitment Percentage and the definition of "Required Lenders" shall continue to include each of the Bondholder Lenders up to its then outstanding Commitment Percentage. Each Bondholder Lender consents to any such Advance made by Agent as a non-Bondholder Lender and any reduction in such Bondholder Lender's Commitment Percentage resulting therefrom. If any Lender desires to increase its Commitment above that which is in effect on the Closing Date due to the Bondholder Lenders' not funding any additional Advances, it may do so and its Commitment and Commitment Percentage shall be automatically amended and adjusted, respectively.

                           (b) Each transferee of the Bondholder Lenders shall
                  be treated as a "Lender" required to make Advances hereunder after the Closing Date unless such Transferee notifies Agent in its Commitment Transfer Supplement that it wishes to be treated as a Bondholder Lender pursuant to the terms of this
                  Section 17.16.

                                                      OIL & GAS REVOLVING CREDIT
                                                         AND TERM LOAN AGREEMENT


         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.


                                   TRANSTEXAS GAS CORPORATION, as Borrower


                                   By:
                                      ------------------------------------
                                   Its:
                                       -----------------------------------


                                   GALVESTON BAY PROCESSING CORPORATION, as
                                   Guarantor


                                   By:
                                      ------------------------------------
                                   Its:
                                       -----------------------------------


                                   GALVESTON BAY PIPELINE COMPANY, as Guarantor


                                   By:
                                      ------------------------------------
                                   Its:
                                       -----------------------------------

                                   GMAC COMMERCIAL CREDIT LLC, as a Lender and as Agent


                                   By:
                                      ------------------------------------
                                   Its:
                                       -----------------------------------

                                   Commitment Percentage:     61.90477%

                                   Commitment Amount:         $32,500,000

                                                      OIL & GAS REVOLVING CREDIT
                                                         AND TERM LOAN AGREEMENT
                                                                               '

                                   CREDIT SUISSE FIRST BOSTON MANAGEMENT
                                   CORPORATION, as a Lender


                                   By:
                                      ------------------------------------
                                   Its:
                                       -----------------------------------

                                   Commitment Percentage:     12.69841%

                                   Commitment Amount:         $6,666,666.67


                                   ANGELO GORDON & CO. L.P., as a Lender


                                   By:
                                      ------------------------------------
                                   Its:
                                       -----------------------------------

                                   Commitment Percentage:     12.69841%

                                   Commitment Amount:         $6,666,666.67


                                   OAKTREE CAPITAL MANAGEMENT,
                                   as general partner and
                                   investment manager of
                                   certain funds and accounts
                                   it manages, as Lender


                                   By:
                                      ------------------------------------
                                   Its:
                                       -----------------------------------

                                   Commitment Percentage:     12.69841%

                                   Commitment Amount:         $6,666,666.66

STATE OF NEW YORK        )
                         ) ss.
COUNTY OF NEW YORK       )

         On this _____ day of ______________, 2000, before me personally came ______________________________, to me known, who, being by me duly sworn, did depose and say that he is the __________________ of _______________________, the
corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation, and that he signed his name thereto by like order.

                                             ------------------------------
                                             Notary Public


STATE OF NEW YORK        )
                         ) ss.
COUNTY OF NEW YORK       )

         On this _____ day of ______________, 2000, before me personally came ______________________________, to me known, who, being by me duly sworn, did depose and say that he is the __________________ of GMAC Commercial Credit LLC, the corporation described in and which executed the foregoing instrument and that he signed his name thereto by order of the board of directors of said corporation.

                                             ------------------------------
                                             Notary Public


STATE OF NEW YORK        )
                         ) ss.
COUNTY OF NEW YORK       )

         On this _____ day of ______________, 2000, before me personally came ______________________________, to me known, who, being by me duly sworn, did depose and say that he is the __________________ of _______________________, the
corporation described in and which executed the foregoing instrument and that he signed his name thereto by order of the board of directors of said corporation.

                                             ------------------------------
                                             Notary Public

STATE OF NEW YORK        )
                         ) ss.
COUNTY OF NEW YORK       )

         On this _____ day of ______________, 2000, before me personally came ______________________________, to me known, who, being by me duly sworn, did depose and say that he is the __________________ of _______________________, the
corporation described in and which executed the foregoing instrument and that he signed his name thereto by order of the board of directors of said corporation.

                                             ------------------------------
                                             Notary Public


STATE OF NEW YORK        )
                         ) ss.
COUNTY OF NEW YORK       )

         On this _____ day of ______________, 2000, before me personally came ______________________________, to me known, who, being by me duly sworn, did depose and say that he is the __________________ of _______________________, the
corporation described in and which executed the foregoing instrument and that he signed his name thereto by order of the board of directors of said corporation.

                                             ------------------------------
                                             Notary Public


STATE OF NEW YORK        )
                         ) ss.
COUNTY OF NEW YORK       )

         On this _____ day of ______________, 2000, before me personally came ______________________________, to me known, who, being by me duly sworn, did depose and say that he is the __________________ of _______________________, the
corporation described in and which executed the foregoing instrument and that he signed his name thereto by order of the board of directors of said corporation.

                                             ------------------------------
                                             Notary Public

STATE OF NEW YORK        )
                         ) ss.
COUNTY OF NEW YORK       )

         On this _____ day of ______________, 2000, before me personally came ______________________________, to me known, who, being by me duly sworn, did depose and say that he is the __________________ of _______________________, the
corporation described in and which executed the foregoing instrument and that he signed his name thereto by order of the board of directors of said corporation.

                                             ------------------------------
                                             Notary Public

                                TABLE OF CONTENTS


I.       DEFINITIONS..............................................................................................1
         1.1.     Accounting Terms................................................................................1
         1.2.     General Terms...................................................................................1
         1.3.     Uniform Commercial Code Terms..................................................................35
         1.4.     Certain Matters of Construction................................................................35


II.      ADVANCES, PAYMENTS......................................................................................35
         2.1.     Revolving Advances.............................................................................35
         2.2.     Procedure for Borrowing Revolving Advances.....................................................36
         2.3.     Disbursement of Advance Proceeds...............................................................36
         2.4.     Term Loan......................................................................................37
         2.5.     Swingline Loans................................................................................37
         2.6.     Maximum Advances...............................................................................38
         2.7.     Repayment of Advances..........................................................................38
         2.8.     Repayment of Excess Advances...................................................................38
         2.9.     Statement of Account...........................................................................38
         2.10.    Additional Payments............................................................................39
         2.11.    Manner of Borrowing and Payment................................................................39
         2.12.    Mandatory Prepayments..........................................................................40
         2.13.    Use of Proceeds................................................................................40
         2.14.    Defaulting Lender..............................................................................41


III.     INTEREST AND FEES.......................................................................................42
         3.1.     Interest.......................................................................................42
         3.2.     (a) Structuring Fee............................................................................42
                  (b) Origination Fee............................................................................42
                  (c) Facility Fee...............................................................................42
                  (d) Administration Fee.........................................................................42
         3.3.     Collateral Monitoring Fee......................................................................42
         3.4.     Computation of Interest and Fees...............................................................43
         3.5.     Maximum Charges................................................................................43
         3.6.     Increased Costs................................................................................43
         3.7.     Capital Adequacy...............................................................................44


IV.      REPRESENTATIONS AND WARRANTIES..........................................................................44
         4.1.     Authority......................................................................................44
         4.2.     Formation and Qualification....................................................................45
         4.3.     Survival of Representations and Warranties.....................................................45
         4.4.     Tax Returns....................................................................................45
         4.5.     Financial Statements...........................................................................45

         4.6.     Corporate Name.................................................................................46
         4.7.     O.S.H.A. and Environmental Compliance..........................................................46
         4.8.     Solvency; No Litigation, Violation, Indebtedness or Default....................................47
         4.9.     Patents, Trademarks, Copyrights and Licenses...................................................48
         4.10.    Licenses and Permits...........................................................................48
         4.11.    Default of Indebtedness........................................................................48
         4.12.    No Default.....................................................................................49
         4.13.    No Burdensome Restrictions.....................................................................49
         4.14.    No Labor Disputes..............................................................................49
         4.15.    Margin Regulations.............................................................................49
         4.16.    Investment Company Act.........................................................................49
         4.17.    Disclosure.....................................................................................49
         4.18.    Delivery of Credit Suisse Documentation........................................................49
         4.19.    Swaps..........................................................................................49
         4.20.    Conflicting Agreements.........................................................................50
         4.21.    Application of Certain Laws and Regulations....................................................50
         4.22.    Business and Property of Borrower; Title.......................................................50
         4.23.    Security Interests.............................................................................50
         4.24.    Insurance......................................................................................50
         4.25.    Plan of Reorganization.........................................................................50
         4.26.    Indenture Qualification........................................................................50
         4.27.    Location of Borrower...........................................................................51


V.       AFFIRMATIVE COVENANTS...................................................................................51
         5.1.     Payment of Debt................................................................................51
         5.2.     Corporate Existence............................................................................51
         5.3.     Payment of Taxes and Other Claims..............................................................51
         5.4.     Maintenance of Properties and Insurance........................................................51
         5.5.     Compliance with Laws; Violations...............................................................53
         5.6.     Execution of Supplemental Instruments..........................................................53
         5.7.     Payment of Indebtedness........................................................................53
         5.8.     Standards of Financial Statements..............................................................53
         5.9.     Environmental Matters..........................................................................53
         5.10.    Inspections....................................................................................54


VI.      NEGATIVE COVENANTS......................................................................................55
         6.1.     Mergers, Consolidations and Other Fundamental Changes..........................................55
         6.2.     Asset Sales....................................................................................56
         6.3.     Limitation on Incurrence of Additional Indebtedness............................................58
         6.4.     Creation of Liens..............................................................................60
         6.5.     Limitation on Investments, Loans and Advances..................................................60
         6.6.     Limitation on Restricted Payments..............................................................61
         6.7.     Nature of Business.............................................................................61
         6.8.     Limitation on Transactions with Affiliates.....................................................61
         6.9.     Subsidiaries...................................................................................61

         6.10.    Fiscal Year and Accounting Changes.............................................................62
         6.11.    Amendment of Articles of Incorporation, By-Laws................................................62
         6.12.    Compliance with ERISA..........................................................................62
         6.13.    Prepayment of Indenture Notes..................................................................62
         6.14.    Limitations on Restricting Subsidiary Dividends................................................62
         6.15.    Changes Relating to Subordinated Debt..........................................................63


VII.     FINANCIAL COVENANTS.....................................................................................63
         7.1.     Consolidated Coverage Ratio....................................................................63
         7.2.     Consolidated Net Income........................................................................63
         7.3.     Consolidated Minimum EBITDA....................................................................64
         7.4.     Drilling Production Payments...................................................................65


VIII.    CONDITIONS PRECEDENT....................................................................................66
         8.1.     Conditions to Initial Advances.................................................................66
                  (a)      Loan Documents........................................................................66
                  (b)      Filings, Registrations and Recordings.................................................66
                  (c)      Corporate Proceedings of Borrower.....................................................66
                  (d)      Incumbency Certificates of Borrower...................................................66
                  (e)      Certificates..........................................................................66
                  (f)      Good Standing Certificates............................................................67
                  (g)      Legal Opinions........................................................................67
                  (h)      No Litigation.........................................................................67
                  (i)      Solvency Certificate; Pro Forma financial Statements; Projections.....................67
                  (j)      Collateral Examination................................................................67
                  (k)      Fees..................................................................................67
                  (l)      Insurance.............................................................................67
                  (m)      Environmental Reports.................................................................68
                  (n)      Payment Instructions..................................................................68
                  (o)      Consents..............................................................................68
                  (p)      No Adverse Material Change............................................................68
                  (q)      Review of Working Capital Accounts....................................................68
                  (r)      Contract Review.......................................................................68
                  (s)      Closing Certificate...................................................................68
                  (t)      Borrowing Base Certificate............................................................68
                  (u)      Receivables Facility..................................................................68
                  (v)      Indenture.............................................................................69
                  (w)      Confirmation Orders...................................................................69
                  (y)      Intercreditor Agreement...............................................................69
                  (z)      Liens.................................................................................69
                  (aa)     Proved Reserves Report................................................................69
                  (bb)     Plan of Reorganization................................................................69
                  (cc)     Implementation of the Plan............................................................70
                  (dd)     Distributions.........................................................................70
                  (ee)     Reports...............................................................................70

                  (ff)     Debt Obligations......................................................................70
                  (gg)     Minimum PV10..........................................................................70
                  (hh)     Distribution Channels.................................................................70
                  (ii)     Minimum Syndication...................................................................70
                  (jj)     Other.................................................................................70
         8.2.     Conditions to Each Advance.....................................................................70
                  (a)      Distributions.........................................................................70
                  (b)      Representations and Warranties........................................................70
                  (c)      No Default............................................................................71
                  (d)      Maximum Advances......................................................................71


IX.      INFORMATION AS TO BORROWER..............................................................................71
         9.1.     Disclosure of Material Matters.................................................................71
         9.2.     Borrowing Base Certificate.....................................................................71
         9.3.     Proved Reserves Report.........................................................................71
         9.4.     Intentionally Omitted..........................................................................71
         9.5.     Material Occurrences...........................................................................72
         9.6.     SEC Reports....................................................................................72
         9.7.     Compliance Certificate; Notice of Default......................................................72
         9.8.     Quarterly Financial Statements.................................................................73
         9.9.     Other Reports..................................................................................73
         9.10.    Additional Information.........................................................................73
         9.11.    Projected Operating Budget.....................................................................74
         9.12.    Intentionally Omitted..........................................................................74
         9.13.    Notice of Suits, Adverse Events................................................................74
         9.14.    ERISA Notices and Requests.....................................................................74
         9.15.    Additional Documents...........................................................................75
         9.16.    Environmental Reports..........................................................................75


X.       EVENTS OF DEFAULT.......................................................................................75


XI.      LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT..............................................................78
         11.1.    Rights and Remedies............................................................................78
         11.2.    Agent's Discretion.............................................................................78
         11.3.    Setoff.........................................................................................78
         11.4.    Rights and Remedies not Exclusive..............................................................79
         11.5.    Allocation of Payments After Event of Default..................................................79


XII.     WAIVERS AND JUDICIAL PROCEEDINGS........................................................................80
         12.1.    Waiver of Notice...............................................................................80
         12.2.    Delay..........................................................................................80
         12.3.    Jury Waiver....................................................................................80

XIII.    EFFECTIVE DATE AND TERMINATION..........................................................................80
         13.1.    Term...........................................................................................80
         13.2.    Termination....................................................................................81


XIV.     REGARDING AGENT.........................................................................................81
         14.1.    Appointment....................................................................................81
         14.2.    Nature of Duties...............................................................................82
         14.3.    Lack of Reliance on Agent and Resignation......................................................82
         14.4.    Certain Rights of Agent........................................................................83
         14.5.    Reliance.......................................................................................83
         14.6.    Notice of Default..............................................................................83
         14.7.    Indemnification................................................................................83
         14.8.    Agent in its Individual Capacity...............................................................84
         14.9.    Delivery of Documents..........................................................................84
         14.10.   Borrower's Undertaking to Agent................................................................84


XV.      RELEASE OF COLLATERAL...................................................................................84
         15.1.    Disposition of Certain Collateral Without Requesting Release...................................84
         15.2.    Requesting Release of Collateral...............................................................85


XVI.     GUARANTY................................................................................................85
         16.1.    Guaranty.......................................................................................86
         16.2.    No Impairment..................................................................................86
         16.3.    Guaranty Absolute..............................................................................86
         16.4.    Waivers........................................................................................87
         16.5.    Payments from Guarantor........................................................................87
         16.6.    No Termination.................................................................................87
         16.7.    Recapture......................................................................................88
         16.8.    Guaranties of Borrower and Material Subsidiaries...............................................88
         16.9.    Release of Galveston Bay Pipeline..............................................................88
         16.10.   Release of Galveston Bay Processing............................................................88


XVII.    MISCELLANEOUS...........................................................................................89
         17.1.    Governing Law..................................................................................89
         17.2.    Entire Understanding...........................................................................89
         17.3.    Successors and Assigns; Participations; New Lenders............................................90
         17.4.    Application of Payments........................................................................92
         17.5.    Indemnity......................................................................................92
         17.6.    Notice.........................................................................................92
         17.7.    Survival.......................................................................................93
         17.8.    Severability...................................................................................93
         17.9.    Expenses.......................................................................................93
         17.10.   Injunctive Relief..............................................................................94
         17.11.   Consequential Damages..........................................................................94

         17.12.   Captions.......................................................................................94
         17.13.   Counterparts, Telecopied Signatures............................................................94
         17.14.   Construction...................................................................................94
         17.15.   Confidentiality................................................................................94
         17.16.   Provisions Relating to Bondholder Lenders......................................................95
         4.18.    Evidence of Title..............................................................................vi
         4.19.    Notification of Legal Proceedings..............................................................vi
         4.21.    Transfer or Division Orders....................................................................vi

                                                                    Exhibit 4.27


         All defined terms herein not otherwise defined in the Agreement shall have the meanings ascribed thereto in the Mortgages.

         A. Representations and Warranties. Borrower hereby warrants and represents, as of the date hereof (giving effect to the Confirmation Order and the transactions contemplated thereunder and under the Plan and the Security Documents to the Agent and Lenders as follows:

                  1. Leases. With respect to Leases covering all wells and Lands to which value has been ascribed in that certain reserve report, prepared as of November 1, 1999 (the "Netherland Reserve Report"), by Netherland Sewell & Associates, LLC: (a) the Leases are valid, subsisting leases as to all such wells and Lands, and are superior and paramount to all other Oil and Gas Leases respecting the properties to which they pertain and all rentals, royalties and other amounts due and payable in accordance with the terms of the Leases have been duly paid or provided for; (b) the Leases are in full force and effect; and (c) except as disclosed in writing by Borrower to Lender, Borrower, and to the best of Borrower's knowledge all other parties to the Leases, have performed in all material respects all obligations required to be performed by them and are not in material default under nor in receipt of any claim of material default under any Lease, and no event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of, or default under, any Lease, and Borrower has no knowledge of any material breach or anticipated breach by the other parties to any Lease.

                  2. Documents. Each of the existing Material Production Sale Contracts is valid, binding and enforceable in accordance with its respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to creditor's rights and by general equitable principles which may limit the right to obtain equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law), and except as rights to indemnity thereunder may be limited by applicable law) and is in full force and effect, and no material default on the part of any party thereto exists thereunder. To the best knowledge of Borrower, all amounts due and payable in accordance with the terms of each Material Production Sale Contract have been duly paid or provided for and the obligations to be performed under each of the Material Production Sale Contracts have been duly performed, in all material respects in accordance with the terms of such contracts and any related agreements, and in conformity with all applicable laws, rules, regulations and orders of all courts and regulatory authorities having jurisdiction.

                  3. Title. Except for Permitted Liens, Borrower has (a) good and indefeasible title to, and is possessed of, the portion of the Collateral constituting the leasehold estates under the Leases referred to in A1 above (b) good and marketable title to the portion of the Collateral constituting Pipeline Assets or other personal property for the use and operation of such Pipeline Assets as it has been used in the past and as it is proposed to be used in the business of storing and transporting Hydrocarbons and other products and any lack of title to such Pipeline Assets or personal property related thereto has not had and will not have any material adverse effect on Borrower's ability to use the Pipeline Assets and related personal property as it is proposed to be used in Borrower's business and will not materially increase the cost of such use, and (c) good title to the portion of the Collateral constituting personal property that is not described in the foregoing clause (b). Borrower owns, in the aggregate, not more than the amount of undivided working interests and not less than the amount of net revenue interests in the Leases set forth in the Netherland Reserve Report. For purposes of this Paragraph (c), "working interest" shall refer to Borrower's share of expense in the applicable Lease, well or drilling and production unit shown in the Netherland Reserve Report, and "net revenue interest" shall refer to Borrower's share of production from the applicable Lease, well or drilling and production unit after satisfaction of all royalties, overriding royalties, production payments or similar non-operating interests. Each of the Material Production Sale Contracts is free from any material credit, deduction, allowance, defense, dispute, setoff, or counterclaim (other than current charges provided for in such instruments but not yet due and payable), and there is no material extension or indulgence with respect thereto. Borrower is not aware of any defect in or challenge to its ownership of the rights or other interests in any of the Collateral that would, individually or in the aggregate, materially lessen the value of the Collateral for its use as part of the Pipeline Assets or materially interfere with the ordinary conduct of the business of Borrower or the use of the Collateral for the purposes for which held, except as expressly disclosed to Lender in writing.

                  4. Contracts. Borrower is not obligated by virtue of any prepayment under any Production Sale Contract, balancing agreement or other similar contract providing for the sale by Borrower of Hydrocarbons, helium and/or other minerals, which contains a "take or pay" clause or under any similar prepayment agreement or arrangement, including, without limitation, "gas balancing agreements" to deliver Hydrocarbons, helium and/or other minerals (amounting to a material portion of the Hydrocarbons, helium and/or other minerals covered hereby) at some future time without then or thereafter receiving full payment therefor.

                  5. Producing Wells. All producing wells located on the Lands have been drilled, operated and produced in conformity in all material respects with all applicable laws, rules, regulations and orders of all regulatory authorities having jurisdiction and are subject to no material penalties on account of past production, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Lands.

                  6. Pipelines and Pipeline Assets. All Pipelines and Pipeline Assets have been constructed and operated in conformity in all material respects with all applicable laws, rules, regulations and orders of all regulatory authorities having jurisdiction and, except as expressly disclosed in writing to Lender, are subject to no material penalties on account of past operations.

         B. Particular Covenants and Agreements of Borrower. Borrower hereby covenants to Agent and Lenders as follows:

                  1. Operation of Collateral. So long as the Obligations or any part thereof remains unpaid, and whether or not Borrower is the operator of the Collateral, Borrower shall, at Borrower's own expense:

                                    (a) do all things necessary to keep
                  unimpaired Borrower's rights and remedies in or under the Collateral and, except as otherwise permitted in this Agreement, shall (i) not abandon any well or forfeit, surrender, release or default under (other than any abandonment, forfeiture, surrender, release or default that, individually or in the aggregate with all other such defaults, would not have a Material Adverse Effect) any Lease to which value has been ascribed in the Proved Reserve Report, or in the event Borrower is not the operator, shall use commercially reasonable efforts to prevent any of the above, unless undertaken in the ordinary course of business, (ii) enter into or otherwise acquire obligations under Production Sale Contracts (as defined in the Mortgages) only on terms and conditions to which a reasonably prudent producer, seller, purchaser, or processor, as applicable, of Subject Minerals, would agree, and (iii) not abandon, sell, convey, assign, lease or otherwise transfer any right, title or interest of Borrower into or under the Pipelines or the Pipeline Assets, or consent to any of the foregoing except as permitted in
                  Section 6.2 of this Agreement;

                                    (b) except as otherwise permitted in this
                  Agreement, perform or cause to be performed, each and all covenants, agreements, terms, conditions and limitations imposed upon Borrower or its predecessors in interest (except where any failure to so perform or cause to be performed, individually or in the aggregate with all other such failures, would not have a Material Adverse Effect) and expressly contained in (i) the Leases and any instrument or document relating thereto, and (ii) any assignment or other form of conveyance, under or through which the Leases, the Pipelines, Pipeline Assets, Lands, or Rights-of-Way and Franchises, or an undivided interest therein are now held, and perform or cause to be performed all implied covenants and obligations imposed upon Borrower in connection therewith or with any document or instrument relating thereto;

                                    (c) cause, or in the event Borrower is not
                  the operator of the Subject Interests or the Pipeline Assets, use commercially reasonable efforts to cause, the Subject Interests and the Pipeline Assets to be maintained, developed, protected against drainage, and continuously operated for the production of Hydrocarbons, helium and/or other minerals, and the gathering, storing, transmission and distribution of Hydrocarbons, as applicable, in a good and workmanlike manner as would be operated by a prudent operator and in compliance in all material respects with all applicable operating agreements and contracts, and all applicable federal, state and local laws, rules and regulations, excepting those being contested in good faith in such a manner as not to jeopardize the Agent's or Lender's rights in and to the Subject Interests or the Pipeline Assets, as applicable;

                                    (d) except as otherwise permitted in this
                  Agreement, cause to be paid, promptly as and when due and payable, except where the failure to make any such payments would not, individually or in the aggregate, have a Material Adverse Effect, all rentals, delay rentals, royalties and Obligations payable in respect of the Subject Interests, and all expenses incurred in or arising from the operation or development of the Subject Interests, or, in the event Borrower is not the operator, shall use its best efforts to cause each of the foregoing to be paid;

                                    (e) cause the Equipment necessary for the
                  Borrower's business operations to be kept in good and effective operating condition (reasonable wear and tear excepted) and all repairs, renewals, replacements, additions and improvements thereof or thereto, needful to the production of the Subject Minerals, to be promptly made;

                                    (f) except as otherwise permitted by this
                  Agreement, cause the Pipelines to be kept in good and effective operating condition (reasonable wear and tear excepted), and all repairs, renewals, replacements, additions and improvements thereof or thereto, necessary to the gathering, storing, transmission and distribution of Hydrocarbons through the Pipelines, to be promptly made;

                                    (g) deliver, or cause to be delivered, to
                  Agent a copy of any notice, demand or other communication from any other party to any material Leases or any material Production Sale Contract, relating to any alleged, potential or actual material breach thereunder or material breach of any of the covenants, agreements, terms, or limitations thereof or purporting to terminate or in any other way adversely affect the rights of Borrower thereunder.

                  2. Recording, Etc. Borrower will promptly and at Borrower's expense record, register, deposit and file this and every other instrument in addition or supplemental hereto in such offices and places and at such times and as often as may be necessary to perfect, preserve, protect and renew the lien and security interest hereof as a recorded lien on the real property and fixtures now or hereafter comprising the Collateral and perfected security interest on the personal property and fixtures now or hereafter comprising the Collateral, as the case may be and the rights and remedies of the Agent hereunder, and otherwise will do and perform all matters or things necessary or expedient to be done or observed by reason of any law or regulation of the State of Texas or of the United States of America or any other state of the United States or of any other competent authority, for the purpose of effectively creating, maintaining and preserving the lien and security interest created by this Agreement and the perfection and priority thereof.

                  3. Records, Statements and Reports. Borrower will keep proper books of record and account in which complete and correct entries will be made of Borrower's transactions in accordance with GAAP consistently applied.

                  4. Further Assurances. Borrower will execute and deliver such other and further instruments and will use its best efforts to do such other and further acts as in the opinion of Agent may be necessary or desirable to carry out more effectively the purposes of the Mortgage, including, without limiting the generality of the foregoing, (a) prompt correction of any defect which may hereafter be discovered in the title to the Collateral or any part thereof other than Permitted Liens or in the execution and acknowledgment of the Mortgage, the Notes or other document executed in connection herewith or therewith, (b) prompt execution and delivery of all division or transfer orders that in the opinion of the Lender are needed to transfer effectively to Agent the assigned proceeds of production from the Subject Interests, (c) obtaining any necessary governmental approvals, including, without limitation, those of the State of Texas and (d) prompt execution of any supplements or amendments to this Agreement for purposes of memorializing the encumbrance of any after acquired property.

                  5. Adverse Claim. Borrower will warrant and forever defend, subject to the Permitted Liens, the title to the Collateral unto the Agent against every Person whomsoever lawfully claiming the same or any part thereof. Should an adverse claim be made against or a cloud develop upon the title to any part of the Collateral, other than Permitted Liens, or upon the lien and security interest created by the Mortgage, Borrower agrees that it will immediately defend such adverse claim or take appropriate action to remove such cloud at Borrower's expense, and Borrower further agrees that after prior notice to Borrower, Agent may take such other action as it deems advisable to protect and preserve their interests in the Collateral, and, in such event, Borrower will indemnify Lenders and Agent against any and all costs, attorneys' fees and other expenses which it or they may incur in defending against any such adverse claim or taking action to remove any such cloud.

                  6. Notice of Pooling or Unitization. Except as otherwise provided in the Mortgages hereof, Borrower will promptly notify Agent in writing upon the first filing of any petition or request with any governmental or regulatory agency regarding any pooling or unitization arrangement pertaining to the Collateral or any part thereof, and any pooling or unitization arrangement which is imposed or which Borrower learns may be imposed on the Collateral or any part thereof, which would cause Borrower to suffer a significant reduction in income on a monthly basis from the Collateral.

                  7. Compliance with Operating Agreements. Borrower agrees to promptly pay all bills for labor and materials incurred in the operation of the Collateral and will promptly pay its share of all costs and expenses incurred under any joint operating agreement affecting the Collateral or any portion thereof (except for those amounts being disputed in good faith and for which adequate reserves have been made); will furnish Agent, as and when requested, full information as to the status of any joint account maintained with others under any such operating agreement; will not take any action to incur any liability or lien thereunder.

                  8. Evidence of Title. Promptly upon receipt of a written request from Agent, Borrower will furnish and deliver, at the election of Agent, either (a) complete or supplemental abstracts of title, as the case may be, prepared by competent abstractors, or (b) title opinions prepared by competent legal counsel and, in either event, covering title to property described in the most recent Proved Reserve Report from the sovereignty of the soil to the latest practicable date, when taken together with abstracts and/or title opinions previously furnished to Agent by Borrower. Should Borrower fail to furnish such abstracts upon such request, Agent may obtain such abstracts, and any and all costs incurred thereby shall be payable by Borrower to Agent upon demand at the principal offices of Agent. The abstracts shall be and constitute a part of the Collateral as defined above.

                  9. Notification of Legal Proceedings. Borrower will notify Agent promptly and in writing of the commencement of any legal material proceedings affecting the Collateral or any part thereof, and will take such action as may be necessary to preserve the rights of Borrower, the Agent and Lenders affected thereby; and should Borrower fail or refuse to take any such action, Agent may at its election take such action on behalf and in the name and at the cost and expense of Borrower.

                  20. Transfer or Division Orders. Upon written request of Agent (but subject to the consent in writing of Lender under the Receivables Facility), Borrower will execute and deliver written notices of assignments to any persons, corporations or other entities owing or which may in the future owe to Borrower monies or accounts arising in connection with (a) any oil, gas or mineral production from all or any portion of the Collateral; (b) any gas contracts, processing contracts or other contracts relating to all or any portion of the Collateral; or
         (c) the operation of or production from all or any portion of the Collateral. The notices of assignments shall advise the third parties that all of the monies or accounts described above have been assigned to Agent, and if required by Agent, shall also require and direct that future payments thereof, including amounts then owing and unpaid, be paid directly to Agent.

                  31. Performance of Gas Contracts. Borrower will perform and observe in all material respects all of its obligations under each contract relating to the sale of gas produced from or attributable to the Collateral except where the failure to do so could not have a Material Adverse Effect.

                  42. Borrower Holds as Nominee. In the event that the Agent forecloses or attempts to foreclose on the Collateral, but such foreclosure will not become effective as to some or all of the Collateral unless and until the consent of a third party is obtained, then Borrower agrees to hold title to such portion of the Collateral as nominee for Agent or any other party who would have acquired such Collateral at foreclosure until such time as the necessary consents are obtained. In acting as nominee, Borrower shall take such acts, and only such acts, with respect to the Collateral as Agent or any other party who would have acquired the same may direct and the beneficial interest under such Collateral shall run to Agent or such other party. Borrower shall enter into a nominee agreement in form and substance satisfactory to Agent or such other party and execute any other documents or agreements reasonably necessary to effectuate the provisions of this section.

                                  EXHIBIT 1.2A
                           TRANSTEXAS GAS CORPORATION

                           BORROWING BASE CERTIFICATE
                  Calculated under method (i)*, (ii)* or (iii)*
                        as defined in "Valuation Amount"
                              (*Circle method used)

Borrower's Certificate for the period commencing __________ and ending _________



CALCULATION OF LOAN VALUE

         1.       PV10 of Eligible Hydrocarbon Reserves from          $ ________
                  most recent Proved Reserve Report                   $ ________

         2.       Hydrocarbon production revenues during the          $ ________
                  period, calculated at the average price
                  realized by Borrower                                $ ________

         3.       PV10 of Borrower's Hydrocarbon Reserves             $ ________
                  balance at end of the period (1 above
                  minus 2 above)                                      $ ________

         4.       Plus adjustments for capital expenditures
                  during period                                       $ ________

         5.       Adjusted PV10 of Hydrocarbon Reserves
                  balance at end of period (3 above plus 4
                  above)                                              $ ________

         6.       Estimated Production Payment Liabilities
                  at the end of the period relating to wells
                  comprising part of the most recent Proved
                  Reserves Report                                     $ ________

         7.       End-of-period PV10 of Eligible Hydrocarbon
                  Reserves (5 above minus 6 above)                    $ ________

         8.       Loan value @ 50% of net Eligible
                  Hydrocarbon Reserves (not greater than
                  $52,500,000)                                        $ ________

Exit Facility Loan Balance                                            $ ________

Availability (A8 above minus B above) before Reserves                 $ ________

NYMEX Natural Gas Average Price per MMBtu for prior month             $ ________

Low-price calculation (Calculation necessary only if D
         above is $1.50 or less)                                      $ ________

         1.       PV10 of Proved Developed Producing wells
                  (excluding any PV10 attributable to wells
                  subject to Production Payments) (Must be
                  not less than 140% of Exit Facility Loan
                  Balance)                                            $ ________

F.       CALCULATION OF COVERAGE SHORTFALL I
                  (PROVED DEVELOPED RESERVES)

         1.       PV10 of Total Proved Developed Producing
                  Reserves, from most recent Proved Reserves
                  Report                                              $ ________

         2.       Hydrocarbon production revenues during the
                  period, calculated at the average price
                  realized by borrower                                $ ________

         3.       PV10 of Total Proved Developed Reserves at
                  end of period (1 minus 2)                           $ ________

         4.       PV10 of Total Proved Developed Reserves
                  subject to Production Payment(s)
                  calculated at the Dedication Percentage
                  applicable to such wells                            $ ________

         5.       Plus adjustments for capital expenditure
                  during period                                       $ ________

         6.       Adjusted PV10 of Total Proved Developed
                  Reserves not dedicated to Production
                  Payment(s) at end of period (3 minus 4,
                  plus 5)                                             $ ________

         7.       Exit Facility Balance                               $ ________

         8.       Excess/(Shortfall) (6 minus 7)                      $ ________


                  (1) G. Calculation of Coverage Shortfall II

                  (PROVED DEVELOPED PRODUCING RESERVES)

         1.       PV10 of Total Proved Developed Producing
                  Reserves, from most recent Proved Reserves
                  Report                                              $ ________

         2.       Hydrocarbon production revenues during the
                  period, calculated at the average price
                  realized by borrower                                $ ________

         3.       PV10 of Total Proved Developed Producing
                  Reserves at end of period (1 minus 2)               $ ________

         4.       Outstanding balance of Production Payments
                  relating to wells comprising part of the
                  most recent Proved Reserves Report                  $ ________

         5.       Plus adjustments for capital expenditures
                  during period                                       $ ________

         6.       Adjusted PV10 of Total Proved Developed
                  Producing Reserves, net of Production
                  Payment(s) at end of period (3 minus 4,
                  plus 5)                                             $ ________

         7.       Exit Facility Balance                               $ ________

         8.       Excess/(Shortfall) (6 minus 7)                      $ ________

H.       Amounts secured by or subject to Permitted Prior
         Liens that Prime Agent's Lien on Hydrocarbon
         Reserves                                                     $ ________


         All Royalty Payments, Materials Payables, Mechanics Payables, Severance Taxes and Ad Valorem Taxes have been paid in accordance with Sections
         5.3 and 5.7 of the Exit Facility.

         The undersigned (President, Chief Financial Officer or Treasurer) certifies that the above statements are true and correct and that there exist no Events of Default under the Exit Facility.

         All capitalized terms used in this Certificate which are not defined herein shall have the meanings given to them in the Oil & Gas Revolving Credit and Term Loan Agreement dated ___________, 2000 (the "Exit Facility") by and among TransTexas Gas Corporation ("Borrower"), the Lenders named therein and GMAC Commercial Credit LLC as Agent for the Lenders.


         Dated:
               ---------------------------        ------------------------------
                                                  Name:
                                                       -------------------------
                                                  Title:
                                                        ------------------------